UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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HASBRO, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Hasbro Shareholders,

On behalf of Hasbro’s Board of Directors, we invite you to join us on Thursday, May 17, at 11:00 a.m. Eastern Time for Hasbro’s 2018 Annual Meeting of Shareholders. The meeting will be held at Hasbro’s Corporate headquarters in Pawtucket, RI. We encourage you to closely review the enclosed Notice of Annual Meeting and Proxy Statement as you vote your shares for this year’s meeting.

2017 was a good year for your company. Revenues increased 4% to $5.2 billion–the highest revenue level in our history, and operating profit grew 3%. Our cash position increased to $1.6 billion and we generated $724.4 million in operating cash flow. After investing in our business, we returned $427.0 million to shareholders, including $277.0 million in dividends and $150.0 million in share repurchases. Earlier this year, our Board of Directors increased the quarterly dividend 11%, to $0.63 per share, marking the 14th increase in 15 years. The first increased quarterly dividend is payable on May 15, 2018.

The Board is focused on ensuring the organization has the leadership, capabilities and governance to deliver against its long-term strategic objectives. To accomplish this, we are actively engaged with Hasbro’s Senior Management Team to set the strategic priorities and goals for the organization, and to measure success against these goals.

We spend meaningful time with the Hasbro teams to understand the business. Each year we visit at least one Hasbro facility for a multi-day strategic session. In 2017 we spent several days in Burbank, CA with the entertainment, consumer products, gaming and west coast design and marketing teams. Earlier this year, we attended Hasbro’s Investor Update at Toy Fair.

We also work diligently to identify future risks to the business, working with management to ensure Hasbro is prepared and has long-term plans to combat developing challenges. In 2018, we established the Cybersecurity and Data Privacy Committee to provide Board oversight to the increasingly complex and important challenge of managing and protecting data and privacy across the organization.

We take great pride in operating with excellence and integrity, and Hasbro was recently named as a “World’s Most Ethical Company” for the seventh consecutive year.

The Nominating, Governance and Social Responsibility Committee provides Board level oversight of the Company’s corporate social responsibility efforts. In 2017 Hasbro added Diversity and Inclusion as a fourth pillar to its CSR efforts. The CSR team has established goals that include growing the number of women in director level and above roles globally across all business areas to 50 percent by 2025 and increasing our U.S. annual hiring rate of minorities to 40 percent by 2025. We know the tone is set at the top and our board represents a diverse set of individuals in experience and background, including having 5 women currently serving on the twelve-member board. Board succession planning is an important role of this committee as they identify and recruit the skill sets to the board that will benefit Hasbro over the long term.

We also benefit from ongoing conversations with our stakeholders, including our investors. This dialogue helps frame our thinking and policies, across a broad range of functional areas including governance, compensation and CSR.

The enclosed proxy provides an in-depth review of our governance and compensation practices. Please read it closely. We greatly appreciate your continued support as we work to enhance shareholder value and profitably grow Hasbro for years to come.

Sincerely,

Brian D. Goldner Chairman of the Board and Chief Executive Officer, Hasbro, Inc.	Edward M. Philip Lead Independent Director Hasbro’s Board of Directors

HASBRO, INC.

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Time:	11:00 a.m. local time

Date:	Thursday, May 17, 2018

Place:	Hasbro, Inc. Corporate Offices 1027 Newport Avenue Pawtucket, Rhode Island 02861

Purpose:

• Elect twelve directors.

• Conduct an advisory vote on the compensation of the Company’s named executive officers.

• Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year.

• Consider a shareholder proposal requesting amendments to the Company’s clawback policy.

• Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

• The Company’s Board of Directors recommends that you vote your shares “FOR” each of the nominees for director, “FOR” advisory approval of the Company’s compensation for its named executive officers, “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018 and “AGAINST” the shareholder proposal requesting amendments to the Company’s clawback policy.

• Shareholders of record of the Company’s common stock at the close of business on March 21, 2018 may vote at the meeting.

• You are cordially invited to attend the meeting to vote your shares in person, to hear from our senior management, and to ask questions. If you are not able to attend the meeting in person, you may vote by Internet, by telephone or by mail. See the Proxy Statement for specific instructions. Please vote your shares.

• On or about April 3, 2018 we will begin mailing a Notice of Internet Availability of Hasbro’s Proxy Materials to shareholders informing them that this Proxy Statement, our 2017 Annual Report to Shareholders and voting instructions are available online. As is more fully described in that Notice, all shareholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Barbara Finigan

Executive Vice President, Chief Legal Officer and Corporate Secretary

Dated: April 3, 2018

PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2017 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Annual Meeting of Shareholders

Date:	Thursday, May 17, 2018

Time:	11:00 a.m. local time

Place:	Hasbro, Inc. Corporate Offices 1027 Newport Avenue Pawtucket, Rhode Island 02861

Record date:	March 21, 2018

Meeting Agenda and Voting Recommendations

Agenda Item	Board Vote Recommendation	Page Reference for More Information
Proposal 1: Election of Twelve Directors	FOR each director nominee	5
Proposal 2: Advisory Approval of the Compensation of the Company’s Named Executive Officers	FOR	73
Proposal 3: Ratification of Selection of KPMG as Independent Registered Public Accounting Firm for 2018	FOR	82
Proposal 4: Shareholder Proposal-Proposed Amendments to the Company’s Clawback Policy	AGAINST	86

Hasbro, Inc. | Proxy Statement Highlights	I

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent Director	Committee Memberships
Kenneth A. Bronfin	58	2008	Senior Managing Director of Hearst Ventures	✓	Compensation; Executive; Finance (Chair)
Michael R. Burns	59	2014	Vice Chairman of Lions Gate Entertainment Corp.	✓	Finance; Nominating, Governance and Social Responsibility
Hope F. Cochran	46	2016	Venture Partner in Madrona Venture Group	✓	Audit (Chair); Executive; Finance
Sir Crispin H. Davis	69	2016	Retired Chief Executive Officer of Reed Elsevier, PLC	✓	Compensation; Nominating, Governance and Social Responsibility
Lisa Gersh	59	2010	Chief Executive Officer of Alexander Wang	✓	Audit; Compensation
Brian D. Goldner	54	2008	Chairman and Chief Executive Officer of Hasbro, Inc.		Executive
Alan G. Hassenfeld	69	1978	Retired Chairman and Chief Executive Officer of Hasbro, Inc.	✓	Executive (Chair); Finance
Tracy A. Leinbach	58	2008	Retired Executive Vice President and Chief Financial Officer of Ryder System, Inc.	✓	Audit; Executive; Nominating, Governance and Social Responsibility (Chair)
Edward M. Philip	52	2002	Former Chief Operating Officer of Partners in Health	✓	Compensation (Chair); Executive; Nominating, Governance and Social Responsibility
Richard S. Stoddart	55	2014	President and Chief Executive Officer of InnerWorkings, Inc.	✓	Audit; Finance
Mary Beth West	55	2016	Chief Growth Officer of The Hershey Company	✓	Finance; Nominating, Governance and Social Responsibility
Linda K. Zecher	64	2014	Retired President and Chief Executive Officer of Houghton Mifflin Harcourt Company	✓	Audit; Compensation

II	Proxy Statement Highlights (Continued) | Hasbro, Inc.

2017 Business Highlights

Following our record revenues in 2016 we again delivered record revenues in 2017 as we continued driving the performance of our Company across brands, business segments and geographic markets. We are connecting with consumers more deeply and across more demographics than ever before. Our focus remains on the long-term profitable growth of our Company and on achieving our strategic objectives and investment priorities.

2017 Financial Performance and Key Accomplishments

•	In 2017 we delivered net revenues of $5.21 billion, the highest net revenues in our history.

•	Net revenues increased 4% from 2016, including a favorable $79.2 million impact of foreign exchange.

•	Revenues grew in all major operating segments:

•	5% in the U.S. and Canada segment,

•	2% in the International Segment, and

•	8% in the Entertainment and Licensing segment.

•	Franchise brand revenues increased 10%.

•	Hasbro Gaming revenues increased 10%.

•	Emerging Brand revenues grew 2%.

•	Following a very strong year in 2016, Partner brand revenues declined 10%.

•	We achieved an operating profit margin of 15.6%.

•	U.S. tax reform, passed in December 2017, resulted in a $296.5 million net charge, or $2.34 per diluted share.

•	Adjusted net earnings, excluding the impact of U.S. tax reform, were $693.1 million, or $5.46 per diluted share.

•	Reported net earnings were $396.6 million or $3.12 per diluted share.

•	We generated $724.4 million in operating cash flow.

•	We delivered a 17.4% return on invested capital absent the impact of U.S. Tax reform.

•	We accomplished these objectives while returning $427 million to our shareholders in 2017, $277 million in cash dividends and $150 million in share repurchases.

•	In February 2018, our Board approved an 11% increase in the quarterly dividend, bringing the quarterly dividend to $0.63 per common share. This is the highest quarterly dividend rate in our history. We have increased the quarterly dividend in 14 of the prior 15 years.

Shareholder Outreach and Responsiveness to Shareholders

Hasbro has engaged with our major shareholders on governance and compensation matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of you, our investors. Informed by our discussions with our shareholders, both our Board of Directors and our Chief Executive Officer, Brian Goldner, mutually decided to amend certain terms of Mr. Goldner’s employment agreement. These amendments were implemented in August of 2014 and were described in detail in our proxy statement for the 2015 Annual Meeting.

Our shareholders overwhelmingly supported our Say-on-Pay votes in the last three years, with favorable votes from 96.7%, 97.4% and 98.1% of the shares voted at the 2015, 2016, and 2017 Annual Meetings, respectively.

In 2017 we again spoke with shareholders who expressed an interest in speaking with management. In addition to speaking with any shareholders who reached out to us, we proactively extended an invitation to all 25 of our top shareholders (who held in aggregate approximately 43% of our outstanding shares) to meet and we had discussions with all of the top 25 holders who accepted our invitation. Based upon our continuing dialog with shareholders and our 2017 Say-on-Pay vote results, we believe our current

Hasbro, Inc. | Proxy Statement Highlights (Continued)	III

compensation program for our executive officers, including the changes we made to our compensation programs in 2014, reflect our shareholder’s views and strongly drive our pay for performance objectives.

In 2015 we also implemented a proxy access bylaw provision which allows holders who have held 3% or more of our shares for at least three years to include in our proxy materials nominees for election to the Board. Such holders may include the greater of 20% of the total number of nominees or two nominees. Up to twenty holders may aggregate their holdings under this provision. We adopted the proxy access bylaw provision in response to the affirmative vote of our shareholders on a proxy access shareholder proposal presented at our 2015 Annual Meeting and following conversations with many of our shareholders who supported proxy access. The proxy access bylaw provision is discussed in detail beginning on page 21 of this proxy statement.

Our amendments to Mr. Goldner’s employment agreement and adoption of the proxy access bylaw provision were all part of our commitment to listen to and be responsive to you, our shareholders.

Corporate Governance Highlights

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of our Board and our senior management team to the Company’s shareholders.

Highlights of our Efforts in these Areas include:
Comprehensive Shareholder Outreach Program;
Entire Board is Elected Annually;
Lead Independent Director Role with Clearly Defined Responsibilities;
Majority Vote Standard with a Plurality Carve-out for Contested Elections;
Proxy Access Bylaw Provision;
Board is Composed of a Significant Majority of Independent Directors;
Balance of Experience, Tenure and Qualifications on the Board;
No Shareholder Rights Plan;
Clawback Policy;
Long-standing Commitment to Corporate Sustainability;
Prohibit the Pledging or Hedging of Company Stock;
No Tax Gross-ups;
Equity Incentive Awards Granted in 2013 and Thereafter Are All Subject to a Double-Trigger Change in Control Provision;
Written Code of Conduct and Corporate Governance Principles; and
Share Ownership Policies Applicable to our Board Members and to Executive Officers and Other Designated Members of Management, as well as a Share Retention Policy.

IV	Proxy Statement Highlights (Continued) | Hasbro, Inc.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why are these materials being made available to me?

A:	The Board of Directors (the “Board”) of Hasbro, Inc. (the “Company” or “Hasbro”) is making these proxy materials available to you on the Internet, or sending printed proxy materials to you in certain situations, including upon your request, beginning on or about April 3, 2018, in connection with Hasbro’s 2018 Annual Meeting of Shareholders (the “Meeting”), and the Board’s solicitation of proxies in connection with the Meeting. The Meeting will take place at 11:00 a.m. local time on Thursday, May 17, 2018 at Hasbro’s corporate offices, 1027 Newport Avenue, Pawtucket, Rhode Island 02861. The information included in this Proxy Statement relates to the proposals to be voted on at the Meeting, the voting process, the compensation of Hasbro’s named executive officers and Hasbro’s directors, and certain other information. Hasbro’s 2017 Annual Report to Shareholders is also available to shareholders on the Internet and a printed copy will be mailed to shareholders upon their request.

Q:	What proposals will be voted on at the Meeting?

A:	There are four proposals scheduled to be voted on at the Meeting:

•	Election of twelve directors.

•	An advisory vote on the compensation of the Company’s named executive officers.

•	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

•	Consider a shareholder proposal requesting amendments to the Company’s clawback policy.

Q:	Why did I receive a Notice of the Internet Availability of Hasbro’s Proxy Materials, instead of a full set of printed proxy materials?

A:	Rules adopted by the Securities and Exchange Commission allow us to provide access to our proxy materials over the Internet instead of mailing a full set of such materials to every shareholder. We have sent a Notice of Internet Availability of Hasbro’s Proxy Materials (the “Notice”) to our shareholders who have not requested to receive a full set of the printed proxy materials. Because of certain legal requirements, shareholders holding their shares through the Hasbro 401(k) Retirement Savings Plan were still mailed a full set of proxy materials this year. Our other shareholders may access our proxy materials over the Internet using the directions set forth in the Notice. In addition, by following the instructions in the Notice, a shareholder may request that a full set of printed proxy materials be sent to them.

We have chosen to send the Notice to shareholders, instead of automatically sending a full set of printed materials to all shareholders, to reduce the impact of printing our proxy materials on the environment and to save on the costs of printing and mailing incurred by the Company.

Q:	How do I access Hasbro’s proxy materials online?

A:	The Notice provides instructions for accessing the proxy materials for the Meeting over the Internet, and includes the Internet address where those materials are available. Hasbro’s Proxy Statement for the Meeting and 2017 Annual Report to Shareholders can be viewed on Hasbro’s website at http://investor.hasbro.com/ annual-proxy.cfm.

Q:	How do I request a paper copy of the proxy materials?

A:	Paper copies of Hasbro’s proxy materials will be made available at no cost to you, but they will only be sent to you upon request. To request a paper copy of the proxy materials follow the instructions on the Notice that you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice, by going to the Internet address set forth in the Notice or by calling the phone number provided in the Notice.

Q:	What shares owned by me can be voted?

A:	All shares of the Company’s common stock, par value $.50 per share (“Common Stock”) owned by you as of the close of business on March 21, 2018, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through the Computershare CIP, a Direct Stock Purchase and Dividend Reinvestment Plan for Hasbro, Inc., and (2) held for you as the beneficial owner through a broker, bank or other nominee.

Hasbro, Inc. | Questions and Answers about the Proxy Materials and the Annual Meeting	1

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most Hasbro shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the shareholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Hasbro’s Transfer Agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to Hasbro or to vote in person at the Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has provided voting instructions for you to use. If you wish to attend the Meeting and vote in person, please mark the box on the voting instruction card you received and return it to your broker or nominee or contact your broker or nominee to obtain a legal proxy or follow the instructions on the Notice or voting instruction card that you received.

Effect of Not Casting Your Vote

Whether you hold your shares in street name in a brokerage account, or you are a shareholder of record, it is critical that you cast your vote.

If you hold your shares in street name, you must cast a vote if you want it to count in the election of Directors (Proposal No. 1 in this Proxy Statement), in the shareholder advisory vote on the compensation of the Company’s named executive officers (Proposal No. 2), and on the shareholder proposal recommending changes to the Company’s clawback policy (Proposal No. 4).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, or on many other matters, your broker was allowed to vote those shares on your behalf as they felt appropriate. However, brokers no longer have the ability to vote your uninstructed shares in the election of Directors on a discretionary basis, and brokers do not have any discretionary ability to vote shares on the advisory vote with respect to the compensation of the Company’s named executive officers or on the shareholder proposal. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of Directors and on proposals 2 and 4, no votes will be cast on your behalf on those matters. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the selection of the Company’s independent registered public accounting firm (Proposal No. 3).

If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Meeting, including the ratification of the appointment of the independent registered public accounting firm.

Q:	How can I attend the Meeting?

A:	You may attend the Meeting if you are listed as a shareholder of record as of the close of business on March 21, 2018 and bring proof of your identification. If you hold your shares through a broker or other nominee, you will need to provide proof of your share ownership by bringing either a copy of a brokerage statement showing your share ownership as of March 21, 2018, or a legal proxy if you wish to vote your shares in person at the Meeting. In addition to the items mentioned above, you should bring proof of your identification.

Q:	How can I vote my shares in person at the Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Meeting. Please bring proof of your identification to the meeting. Shares beneficially owned may be voted by you if you receive and present at the Meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Meeting, we recommend that you also vote in one of the ways described below so that your vote will be counted if you later decide not to attend the Meeting or are otherwise unable to attend.

Q:	How can I vote my shares without attending the Meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Meeting. You may vote by granting

2	Questions and Answers about the Proxy Materials and the Annual Meeting (Continued) | Hasbro, Inc.

a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below, the instructions included on the Notice, and if you request printed proxy materials, the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee.

By Internet — If you have Internet access, you may submit your proxy from any location by following the Internet voting instructions on the Notice you received or by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

By Telephone — You may submit your proxy by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. Please note that for Hasbro shareholders, other than those shareholders holding their shares through the Hasbro 401(k) Retirement Savings Plan who are all being mailed a printed set of proxy materials, you will only be mailed a printed set of the proxy materials, including a printed proxy card or printed voting instruction card, if you request that such printed materials be sent to you. You may request a printed set of proxy materials by following the instructions in the Notice.

Please note that you cannot vote by marking up the Notice of Internet Availability of the Proxy Materials and mailing that Notice back. Any votes returned in that manner will not be counted.

Q:	How are votes counted?

A:	Each share of Common Stock entitles its holder to one vote on all matters to come before the Meeting, including the election of Directors. In the election of Directors, for each of the nominees you may vote “FOR” such nominee “AGAINST” such nominee, or you may “ABSTAIN” from voting with respect to such nominee. For proposals 2, 3 and 4, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST” the proposal on proposals 2, 3 and 4.

If you properly sign and return your proxy card or complete your proxy via the Internet or telephone, your shares will be voted as you direct. If you sign and submit your proxy card or voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.
If you are a shareholder of record and do not either vote via the Internet, via telephone, return a signed proxy card or vote in person at the Meeting, your shares will not be voted.

If you are a beneficial shareholder and do not vote via the Internet, telephone, in person at the Meeting or by returning a signed voting instruction card, your shares may only be voted in situations where brokers have discretionary voting authority over the shares. Discretionary voting authority is only permitted on the proposal for the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for 2018.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your proxy instructions at any time prior to the vote at the Meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the Meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:	What does it mean if I receive more than one Notice or more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices or proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting. We will publish final voting results in a Current Report on Form 8-K within a few days following the Meeting.

Q:	What is the quorum for the Meeting?

A:

Holders of record of the Common Stock at the close of business on March 21, 2018 are entitled to vote at the Meeting or any adjournments thereof. As of that date there were 125,050,769 shares of Common Stock outstanding and entitled to vote

Hasbro, Inc. | Questions and Answers about the Proxy Materials and the Annual Meeting (Continued)	3

and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes are counted as present at the Meeting for purposes of determining whether there is a quorum at the Meeting. A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

Q:	What happens if I have previously consented to electronic delivery of the Proxy Statement and other annual meeting materials?

A:	If you have previously consented to electronic delivery of the annual meeting materials you will receive an email notice with instructions on how to access the Proxy Statement, notice of meeting and annual report on the Company’s website, and the proxy card for registered shareholders and voting instruction card for beneficial or “street name” shareholders, on the voting website. The notice will also inform you how to vote your proxy over the Internet. You will receive this email notice at approximately the same time paper copies of the Notice, or annual meeting materials are mailed to shareholders who have not consented to receive materials electronically. Your consent to receive the annual meeting materials electronically will remain in effect until you specify otherwise.

Q:	If I am a shareholder of record how do I consent to receive my annual meeting materials electronically?

A:	Shareholders of record who choose to vote their shares via the Internet will be asked to choose a current and future delivery preference prior to voting their shares. After entering the access information requested by the electronic voting site, click “Submit” and then respond as to whether you would like to receive current proxy material electronically or by mail. If you already have access to the materials, choose that option and click the “Next” button. On the following screen, choose whether you would like to receive future proxy materials by e-mail (and enter and verify your e- mail address), by mail or make no change or no preference and click “Next.” During the year, shareholders of record may sign up to receive their future annual meeting materials electronically over the Internet by going to the website www.computershare.com/investor. Shareholders of record with multiple Hasbro accounts will need to consent to electronic delivery for each account separately.

4	Questions and Answers about the Proxy Materials and the Annual Meeting (Continued) | Hasbro, Inc.

ELECTION OF DIRECTORS (Proposal No. 1)

Twelve directors are to be elected at the Meeting. All of the directors elected at the Meeting will serve until the 2019 Annual Meeting of Shareholders (the “2019 Meeting”), and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

The Board has recommended as nominees for election as directors, to serve until the 2019 Meeting, the persons named below. All of the nominees are currently directors of the Company. The proxies cannot be voted for more than twelve directors at the Meeting.

Unless otherwise specified in your voting instructions, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by the Board. The Board, however, has no reason to believe that any nominee named below will be unable to serve as a director.

Selection of Board Nominees

In considering candidates for election to the Board, the Board, the Nominating, Governance and Social Responsibility Committee of the Board, and the Company consider a number of factors, including employment and other experience, qualifications, attributes, skills, expertise and involvement in areas that are of importance to the Company’s business, business ethics and professional reputation, other Board service, business, financial and strategic judgment, and the desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise. Each of the nominees for election to the Board at the meeting has served in senior positions at complex organizations and has demonstrated a successful track record of strategic, business and financial planning, execution and operating skills in these positions. In addition, each of the nominees for election to the Board has proven experience in management and leadership development and an understanding of operating and corporate governance issues for a large multinational company.

The following chart highlights certain skills, experience and characteristics possessed by the nominees for election to the Board. Further information on each nominee’s qualifications is provided below in the individual biographies.

	Bronfin	Burns	Cochran	Davis	Gersh	Goldner	Hassenfeld	Leinbach	Philip	Stoddart	West	Zecher

Certain Experience

Senior Management	●	●	●	●	●	●	●	●	●	●	●	●

Industry Background	●	●	●	●	●	●	●		●	●	●	●

Sales and Marketing	●	●	●	●	●	●	●	●		●	●	●

Strategic Planning	●	●	●	●	●	●	●	●	●	●	●	●

Global Business	●	●	●	●	●	●	●	●	●	●	●	●

Digital Gaming/Media/ Products	●	●	●	●	●	●			●	●		●

Talent Development	●	●	●	●	●	●	●	●	●	●	●	●

Corporate Governance	●	●	●	●	●	●	●	●	●	●	●	●

Finance/ Accounting	●	●	●					●	●

IT/Technology	●		●					●	●	●		●

Gender

Male	●	●		●		●	●		●	●

Female			●		●			●			●	●

The following information set forth below as to each director nominee includes: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years;

Hasbro, Inc. | Election of Directors (Proposal No. 1)	5

(iv) current directorships of publicly-held companies or investment companies; (v) other previous directorships of publicly-held companies or investment companies during the past five years; (vi) period of service as a director of the Company; and (vii) particular experience, qualifications, attributes or skills (beyond those indicated in the preceding chart), which led the Company’s Board to conclude that the nominee should serve as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

Nominees for Election as Directors

Kenneth A. Bronfin

Age: 58

Kenneth A. Bronfin is Senior Managing Director of Hearst Ventures (the strategic investment arm of diversified media company Hearst Corporation), serving in this role since 2013. Prior thereto, he was President of Hearst Interactive Media since 2002. Prior thereto, Mr. Bronfin was Deputy Group Head of Hearst Interactive Media since 1996. Mr. Bronfin has been a director of the Company since 2008.

The Board has nominated Mr. Bronfin for election as a director because of his extensive expertise and experience in operational and executive roles in the media and digital services sectors, as well as his experience in strategic planning and corporate finance. Mr. Bronfin’s experience includes serving in a number of executive positions where he was in charge of interactive media and digital businesses and where he led new business ventures, strategic investments and acquisitions in the digital content and media industries. Mr. Bronfin has experience serving on private and public company boards of directors. Mr. Bronfin possesses substantial knowledge, expertise and experience, including operations and business planning experience, in the media, digital products and digital services industries, including expertise in international media, advertising, marketing, and analyzing and anticipating consumer trends.

Michael R. Burns

Age: 59

Michael R. Burns is the Vice Chairman and a member of the Board of directors of Lions Gate Entertainment Corp. (a global entertainment company with significant motion picture and television operations), serving in this role since 2000. Lions Gate acquired Starz in December 2016. From 1991 to 2000, Mr. Burns was the Managing Director and Head of the Los Angeles Investment Banking Office of Prudential Securities Inc. Mr. Burns has been a director of the Company since 2014.

The Board has nominated Mr. Burns for election as a director because of his extensive knowledge and experience in content development and brand building, including in the use of creative storytelling and immersive entertainment across platforms to build global entertainment franchises, in the entertainment industry, including operating and financial expertise in motion picture and television development, production, financing, marketing, distribution and monetization, and expertise in strategic planning for, investing in and building content and entertainment-driven multi-platform businesses. Mr. Burns also possesses expertise in investment banking , corporate finance, and international business.

Hope Cochran

Age: 46

Hope Cochran is a venture partner at Madrona Venture Group (a technology-focused venture capital group). Prior to joining Madrona in January 2017, Ms. Cochran was the Chief Financial Officer of King Digital Entertainment from 2013 to 2016. From 2005 to 2013, Ms. Cochran was the Chief Financial Officer for Clearwire, Inc. Ms. Cochran has been a director since 2016.

The Board has nominated Ms. Cochran for election as a director because of her extensive experience spanning more than 20 years as a senior financial executive in the digital gaming and telecom industries, her knowledge of how to develop digital content businesses, her expertise in managing global teams, and her talent in managing, growing and overseeing global businesses. Ms. Cochran also possesses international business expertise, substantial experience as a public company chief financial officer, and expertise in financial and accounting issues for large public companies. The Board has determined that Ms. Cochran qualifies as an Audit Committee Financial Expert due to her prior experience, including as a Chief Financial Officer of public companies.

6	Election of Directors (Proposal No. 1) (Continued) | Hasbro, Inc.

Sir Crispin H. Davis

Age: 69

Sir Crispin H. Davis served as the Chief Executive Officer of Reed Elsevier, PLC (a leading provider of scientific, legal and business publishing) from 1999 to 2009. From 1994 to 1999 he was the Chief Executive Officer of Aegis Group, PLC (media and digital marketing communications company). He is a director of Vodaphone Group, PLC and Rentokil Initial PLC and served on the Board of Glaxo Smith Kline, PLC from 2003 to 2013. Sir Davis has been a director of the Company since February 2016.

The Board has nominated Sir Davis for election as a director because of his experience and success transforming a print-based publishing company into a leading online information provider, international business expertise, proven leadership in driving the growth of large multinational corporations, expertise in brand building, organizational development and global marketing, background in media and digital marketing, and knowledge of corporate governance and board best practices.

Lisa Gersh

Age: 59

Lisa Gersh is the Chief Executive Officer of Alexander Wang (a global fashion brand), having assumed that role in October 2017. Ms. Gersh served as the Chief Executive Officer of Goop, Inc. (lifestyle publication curated by Gwyneth Paltrow) from 2014 to 2016. Ms. Gersh served as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. (integrated media and merchandising company) from 2012 to 2013. Prior thereto, she served as President and Chief Operating Officer of Martha Stewart Living Omnimedia, Inc. from 2011 to 2012. Ms. Gersh served as a director of Martha Stewart Living Omnimedia, Inc. from 2011 to 2013. Ms. Gersh has been a director of the Company since 2010.

The Board has nominated Ms. Gersh for election as a director because of her extensive experience in the media, branded products and entertainment industries, including television, digital entertainment and publishing. These roles involved operating and executive positions with multiple leading media and brand- driven companies, including as Chief Executive Officer of Alexander Wang, Chief Executive Officer of Goop, Inc., and President and Chief Executive Officer of Martha Stewart Living Omnimedia. Ms. Gersh possesses expertise in business and strategic planning, expertise in the media, retail, brand-driven and entertainment industries, including the cable television and digital industries, and expertise in marketing and branding, media trends and in building global brand-driven businesses. The Board has determined that Ms. Gersh qualifies as an Audit Committee Financial Expert due to her prior experience, including her service on public company audit committees and experience as the Chief Executive Officer overseeing Chief Financial Officers of a public company.

Hasbro, Inc. | Election of Directors (Proposal No. 1) (Continued)	7

Brian D. Goldner

Age: 54

Brian D. Goldner has served as the Chief Executive Officer of Hasbro, Inc. since 2008, and additionally has served as the Chairman of the Board since May 2015. In addition to being Chief Executive Officer, from 2008 to 2016 Mr. Goldner was also the President of Hasbro. Prior to 2008, Mr. Goldner served as the Chief Operating Officer of Hasbro from 2006 to 2008 and as President, U.S. Toys Segment from 2003 to 2006. Prior to joining Hasbro in 2000, Mr. Goldner held a number of management positions in the family entertainment and advertising industries, including as Executive Vice President and Chief Operating Officer of Bandai America, Worldwide Director in charge of the Los Angeles Office of J. Walter Thompson and as a Vice President and Account Director of Leo Burnett Advertising. Mr. Goldner serves on the Board of The Gap, Inc. and served on the Board of Molson Coors Brewing Company from 2010 to 2016. Mr. Goldner has been a director of the Company since 2008.

The Board has nominated Mr. Goldner for election as a director because of the fundamental role he has played and continues to play in the transformation of Hasbro’s business globally and in successfully formulating and executing the Company’s strategy, including its expansion into new geographies and new categories, and its use of consumer insights, content creation and immersive storytelling to build global brands. Mr. Goldner has extensive experience and expertise in the branded-products and entertainment industries and expertise in marketing, brand development, storytelling and brand building. Mr. Goldner is the chief architect of the Company’s brand blueprint and has led the Company’s transformation from a traditional toy and game manufacturer into a global organization dedicated to Creating the World’s Best Play Experiences. Since 2000, under Mr. Goldner’s leadership, the Company has conceptualized and implemented its brand blueprint, imagining and re-imagining core Hasbro brands globally, identifying Hasbro’s Franchise Brands and developing new ways to express Hasbro’s brands through entertainment, digital media and lifestyle licensing. Mr. Goldner has been a key driver behind the Company’s use of immersive brand-driven entertainment experiences, including motion pictures and television based on the Company’s brands, to develop brand recognition and build the Company’s business. Mr. Goldner possesses knowledge, expertise and experience regarding strategic and operational planning and execution in global brand and content-driven entertainment industries, including in delivering immersive branded-play offerings and in using storytelling to build global consumer franchises, expertise in global branded-entertainment industry trends and challenges, expertise in the media and entertainment industries, and expertise in marketing, product and brand development and delivery in the entertainment and consumer products spaces.

Mr. Goldner also serves as an officer and/or director of a number of the Company’s subsidiaries at the request and convenience of the Company.

8	Election of Directors (Proposal No. 1) (Continued) | Hasbro, Inc.

Alan G. Hassenfeld

Age: 69

Alan G. Hassenfeld served as Chairman of the Board of Hasbro, Inc. from 1989 to 2008. Prior to May 2003, Mr. Hassenfeld served as Chairman of the Board and Chief Executive Officer of Hasbro since 1999. Prior thereto, he was Chairman of the Board, President and Chief Executive Officer of Hasbro since 1989. Mr. Hassenfeld serves on the Board of salesforce.com, inc. and served on the Board of Global Cornerstone Holdings Ltd. from 2011 until 2013. Mr. Hassenfeld is also co-chairman of the Governing Body of the International Council of Toy Industries CARE Process. Mr. Hassenfeld has been a director of the Company since 1978.

The Board has nominated Mr. Hassenfeld for election as a director because of his more than 40 years of experience in the toy, game and family entertainment industry, including his extensive service in senior leadership roles at Hasbro, culminating in his service as the Company’s Chairman of the Board and Chief Executive Officer. Throughout his career at Hasbro, Mr. Hassenfeld held a number of positions of increasing responsibility in marketing and sales for the Company’s domestic and international operations, including responsibilities overseeing global markets. He became Vice President of International Operations in 1972 and later served as Vice President of Marketing and Sales and then as Executive Vice President, prior to being named President of the Company in 1984 and President and Chief Executive Officer in 1989. The Board believes Mr. Hassenfeld possesses particular knowledge, expertise and experience regarding strategic and operational planning and execution in the toy, game and family entertainment industries, expertise in industry trends and challenges, global markets, and international business operations, expertise in issues of corporate social responsibility and sustainability, and experience and expertise in the competitive and financial positioning of the Company and its business.

Tracy A. Leinbach

Age: 58

Tracy A. Leinbach served as the Executive Vice President and Chief Financial Officer for Ryder System, Inc. (a global logistics and transportation and supply chain solutions provider) from 2003 until 2006. Prior thereto, Ms. Leinbach served as Executive Vice President, Fleet Management Solutions for Ryder since 2001. She is a director of Veritiv Corporation and served as a director of Forward Air Corporation from 2007 to 2017. Ms. Leinbach has been a director of the Company since 2008.

The Board has nominated Ms. Leinbach for election as a director because of her extensive business experience in global operations, strategic and financial planning, auditing and accounting. Ms. Leinbach held a number of positions involving increasing global operating and global financial management, responsibility and oversight, as well as global supply chain management, with Ryder, spanning a career with Ryder of over 21 years. During her career she lead the company’s largest business unit in the U.S., as well as units in Europe, Mexico and Canada. In addition to extensive operating experience, her time with Ryder included service as controller and chief financial officer at many of Ryder’s subsidiaries and divisions. Ms. Leinbach’s career with Ryder culminated in her service as Executive Vice President and Chief Financial Officer. Prior to her career with Ryder, Ms. Leinbach worked for Price Waterhouse in public accounting and was a CPA. The Board believes Ms. Leinbach possesses particular knowledge, expertise and experience in strategic planning, management, operations, logistics and risk management for a large multinational company, corporate finance, sales, and expertise in issues regarding financial reporting and accounting issues for large public companies. The Board has determined that Ms. Leinbach qualifies as an Audit Committee Financial Expert due to her prior experience, including as the Chief Financial Officer of a public company (Ryder System, Inc.).

Hasbro, Inc. | Election of Directors (Proposal No. 1) (Continued)	9

Edward M. Philip

Age: 52

Edward M. Philip served as the Chief Operating Officer of Partners in Health (a non-profit healthcare organization) from January 2013 to March 2017. In addition, Mr. Philip was a Special Partner at Highland Consumer Fund (consumer-oriented private equity fund), serving in this role from 2013 to 2017. He served as Managing General Partner at Highland Consumer Fund from 2006 to 2013. Prior thereto, Mr. Philip served as President and Chief Executive Officer of Decision Matrix Group, Inc. (research and consulting firm) from May 2004 to November 2005, and prior to that he was Senior Vice President of Terra Networks, S.A. (global Internet company) from October 2000 to January 2004. In 1995, Mr. Philip joined Lycos, Inc. (an Internet service provider and search company) as one of its founding members. During his time with Lycos, Mr. Philip held the positions of President, Chief Operating Officer and Chief Financial Officer at different times. He is a director of BRP Inc. and United Continental Holdings, Inc. Mr. Philip has been a director of the Company since 2002.

The Board has nominated Mr. Philip for election as a director because of his more than 25 years of business and management experience, including years of experience as both an operating executive and chief financial officer of multinational corporations, and his experience in strategic, business and financial planning in consumer-based and technology-based industries and in overseeing management teams of such companies, as well as in managing teams responding to complex and critical international issues. Mr. Philip possesses expertise regarding internet and technology-based industries, the use of the internet and digital media for building businesses, expertise in strategic planning and execution in complex global organizations, expertise in consumer trends and in the family entertainment industry, corporate finance, financial reporting and accounting matters for large multinational public companies, as well as in the operation and management of large multinational organizations.

Richard S. Stoddart

Age: 55

Richard S. Stoddart is the President and Chief Executive Officer of InnerWorkings, Inc. (global marketing execution firm), serving in that role since 2017. Mr. Stoddart was the Chief Executive Officer of Leo Burnett Worldwide from February 2016 to 2017, the Chief Executive Officer of Leo Burnett North America from 2013 to 2016 and the President of Leo Burnett North America from 2005 to 2013. Mr. Stoddart has been a director of the Company since 2014.

The Board has nominated Mr. Stoddart for election as a director because of his extensive experience in the advertising, marketing and communications industries, including in television, digital, social media and in print, and in building global brands and businesses. As the Chief Executive Officer of one of the largest advertising agencies, Mr. Stoddart was recognized for his leadership in the development and integration of shopper, digital, social and mobile capabilities as part of a company’s overall marketing and brand strategy. Mr. Stoddart possesses expertise and experience in branding and brand building, marketing strategy and marketing communications across media platforms, including in traditional advertising, digital advertising and social media, media planning, launching branded content and products, and expertise in media trends and strategic planning for businesses building global content-driven brands. The Board has determined that Mr. Stoddart qualifies as an Audit Committee Financial Expert due to his prior experience, including service on public company audit committees and as the Chief Executive Officer, overseeing the Chief Financial Officer, of a public company.

Mary Beth West

Age: 55

Mary Beth West is the Chief Growth Officer of The Hershey Company, serving in that role since May 2017. Ms. West served as Executive Vice President, Chief Customer & Marketing Officer of J.C. Penney Company from 2015 through March 2017. From 2012 to 2014 she was the Executive Vice President, Chief Category & Marketing Officer for Mondelez International, Inc. Prior thereto, she served as the Chief Marketing Officer for Kraft Foods, Inc. from 1986 to 2012. Ms. West served as a director of J.C. Penney Company from 2006 through 2015. Ms. West has been a director of the Company since 2016.

The Board has nominated Ms. West for election as a director because of her extensive experience and expertise in marketing, brand building, managing global franchises, understanding and applying consumer insights, and in developing compelling retail and sales experiences. Ms. West also possesses expertise in strategic and operational planning and execution, skill in managing global teams and a proven track record in delivering top tier consumer experiences and in building global brands.

10	Election of Directors (Proposal No. 1) (Continued) | Hasbro, Inc.

Linda K. Zecher

Age: 64

Linda K. Zecher served as the President and Chief Executive Officer, and a member of the Board of directors, of Houghton Mifflin Harcourt Company, from 2011 to 2016. Prior thereto, she was Corporate Vice President, Worldwide Public Sector of Microsoft Corporation from 2003 to 2011. Ms. Zecher has been a director of the Company since 2014.

The Board has nominated Ms. Zecher for election as a director because of her extensive experience in leading the transformation of businesses in the fields of digital publishing, digital learning, and online sales and marketing, as well as her expertise and skill in driving technological innovation and in leading content development and distribution across channels and platforms. Ms. Zecher possesses expertise and experience in unified analog and digital content development and distribution, in strategic planning and execution for businesses focused on global cross-platform content development and delivery, and expertise in digital brand building, online business development and in driving technological innovation. The Board has determined that Ms. Zecher qualifies as an Audit Committee Financial Expert due to her prior experience, including service on public company audit committees and as the Chief Executive Officer, overseeing the Chief Financial Officer, of a public company.

Vote Required.    Under the Company’s majority vote standard in order to be elected a director must receive a number of “For” votes that exceed the number of votes cast “Against” the election of the director. As such, an abstention is effectively a vote against a director. The Company’s majority vote standard and mandatory resignation policy are discussed in detail beginning on page 14 of this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE TWELVE DIRECTOR NOMINEES NAMED ABOVE.

Hasbro, Inc. | Election of Directors (Proposal No. 1) (Continued)	11

GOVERNANCE OF THE COMPANY

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of our Board and our senior management team to the Company’s shareholders.

Highlights of our efforts in these areas include:
• Comprehensive shareholder outreach program;
• Board is composed of a significant majority of independent directors;
• Board includes a balance of experience, tenure and qualifications in areas important to our business;
• We have a Lead Independent Director with clearly defined responsibilities;
• Board is elected annually under a majority vote standard, with a plurality carve-out for contested elections;
• Policy limiting the number of boards on which our directors may serve;
• No shareholder rights plan;
• Longstanding commitment to Corporate Sustainability;
• Proxy Access Bylaw provision adopted in 2015;
• Strong Clawback Policy;
• Policy prohibiting the pledging or hedging of Company stock;
• Share ownership and retention policy for our Board members and executive officers; and
• Written Code of Conduct and Corporate Governance Principles.

Code of Conduct

Hasbro has a Code of Conduct which is applicable to all of the Company’s officers, other employees and directors, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct addresses such issues as conflicts of interest, protection of confidential Company information, financial integrity, compliance with laws, rules and regulations, insider trading and proper public disclosure. Compliance with the Code of Conduct is mandatory for all Company officers, other employees and directors. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, including dismissal.

The Code of Conduct is available on Hasbro’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance.” Although the Company generally does not intend to provide waivers of, or amendments to, the Code of Conduct for its Chief Executive Officer, Chief Financial Officer, Controller, or any other officers, directors or employees, information concerning any waiver of, or amendment to, the Code of Conduct for the Chief Executive Officer, Chief Financial Officer, Controller, or any other executive officer or director of the Company, will be promptly disclosed on the Company’s website in the location where the Code of Conduct is posted.

Corporate Governance Principles

Hasbro has adopted a set of Corporate Governance Principles which address qualifications for members of the Board of Directors, director responsibilities, director access to management and independent advisors, director compensation and many other matters related to the governance of the Company. The Corporate Governance Principles are available on Hasbro’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance.”

Director Independence

Hasbro’s Board has adopted Standards for Director Independence (the “Independence Standards”) in accordance with The NASDAQ Stock Market’s corporate governance listing standards. The Independence Standards specify criteria used by the Board in making determinations with respect to the independence of its members and include strict guidelines for directors and their immediate family members with respect to past

12	Governance of the Company | Hasbro, Inc.

employment or affiliation with the Company or its independent auditor. The Independence Standards are available on Hasbro’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance.” A copy of the Independence Standards is also attached as Appendix A to this Proxy Statement.

The Independence Standards restrict commercial relationships between directors and the Company and include the consideration of other relationships with the Company, including charitable relationships, in making independence determinations. The Board has determined in accordance with our Independence Standards, that each of the following directors are independent and have no relationships which impact an independence determination under the Company’s Independence Standards: Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Sir Crispin H. Davis, Lisa Gersh, Alan G. Hassenfeld, Tracy A. Leinbach, Edward M. Philip, Richard S. Stoddart, Mary Beth West and Linda K. Zecher.

Alan G. Hassenfeld was formerly an employee and Chief Executive Officer of the Company. However, Mr. Hassenfeld’s officer and employee relationship with the Company ended in December of 2005. Although Mr. Hassenfeld has a greater than 5% shareholding in the Company, which is detailed in the stock ownership tables in this Proxy Statement, that interest is only a minority interest in the total share ownership of the Company. The Board does not believe that the former employment relationship or equity interest impact Mr. Hassenfeld’s independence.

The only member of the Company’s Board who was determined not to be independent was Brian D. Goldner, the Company’s current Chairman and Chief Executive Officer.

Lead Independent Director

At the Company’s 2015 Annual Meeting, the role of Presiding Non-Management Director was replaced with an expanded role of Lead Independent Director. This reflected Hasbro’s continued commitment to good governance and to providing a strong voice for its independent directors. Edward M. Philip serves in the role of Lead Independent Director. Mr. Philip has served on the Board since 2002 and currently also serves as Chairman of the Compensation Committee and as a member of the Nominating, Governance and Social Responsibility Committee.

The Lead Independent Director’s primary responsibilities include:

•	reviewing and approving all information and materials to be sent to the Board;

•	reviewing and approving agendas and meeting schedules for all Board and Committee meetings, including to assure that there is sufficient time for discussion of all agenda items;

•	developing the agendas for, and moderating, executive sessions of the Board’s non-management and independent directors;

•	advising management on the quality, quantity and timeliness of information provided to the Board;

•	presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including all executive sessions of the non-management and independent directors;

•	providing feedback to the Chairman and Chief Executive Officer regarding the matters discussed at such meetings and sessions, as appropriate;

•	having the authority to call meetings of the non-management and independent directors whenever the Lead Independent Director deems it appropriate or necessary;

•	serving as the principal liaison between the non-management and independent directors and the Chairman and Chief Executive Officer and management;

•	serving as the liaison between the non-management and independent directors and other constituents of the Company, such as shareholders, and meeting and consulting with major shareholders as part of the Company’s shareholder outreach programs and when otherwise requested by such shareholders;

•	serving as a conduit for third parties to contact the non-management and independent Directors as a group;

•	regularly consulting with the Chairman and Chief Executive Officer and other members of the Board on matters related to corporate governance and Board performance;

•	facilitating the retention of outside advisors for the independent directors and the Board as needed; and

•	performing such other duties as the Board may from time to time delegate or request.

Hasbro, Inc. | Governance of the Company (Continued)	13

Board Leadership Structure

The Chairman of the Company’s Board is elected by the Board on an annual basis. Currently, Mr. Goldner serves as Chairman of the Board, as well as Chief Executive Officer. Mr. Goldner’s appointment as Chairman in May of 2015 reflected the integral role he has played and continues to play in the transformation of Hasbro’s business globally and in successfully formulating and executing the Company’s strategy, including its expansion into new geographies and new categories, both before and following his appointment as Chief Executive Officer in 2008. The Board believes that combining these roles at this time is best for the Company and its shareholders as it will facilitate the functioning of the Board with senior management in strategic planning for the Company and in determining the Company’s key business opportunities and objectives, and setting plans for achieving those objectives. Hasbro believes the combination of these roles with a proven leader positions the Company well for future success.

The Chairman of the Board provides leadership to the Board by, among other things, working with the Lead Independent Director and the Chief Legal Officer and Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning and the recruitment and orientation of new directors, oversee director performance, assist in consideration and Board adoption of the Company’s strategic plan and annual operating plans, and help promote senior management succession planning.

The Lead Independent Director, whose responsibilities are described in detail above, works with the Chairman in ensuring the proper operation of the Board, and serves as the principal liaison between the non-management, independent directors and the Chairman and other constituents of the Company, such as shareholders.

Majority Vote Standard

The Company has a majority vote standard for the election of directors in uncontested director elections (with a plurality vote standard applying to contested director elections), coupled with a director resignation policy for those directors who do not receive a majority vote.

In an election of directors which is not a contested election (as defined below), when a quorum is present, each nominee to be elected by shareholders shall be elected if the votes cast “for” such nominee exceed the votes cast “against” such nominee. In cases where as of the tenth (10th) day preceding the date on which the Company first mails its notice of meeting, for the meeting at which directors are being elected, the number of nominees for director exceeds the number of directors to be elected (referred to as a “contested election”), when a quorum is present, each nominee to be elected by shareholders shall be elected by a plurality of the votes cast.

In order for an incumbent director to become a nominee for re-election to the Board, such person must submit an irrevocable resignation, contingent on both that person not receiving a “for” vote that exceeds the “against” vote cast in an election that is not a contested election and acceptance of that resignation by the Board in accordance with the policies and procedures of the Board adopted for such purpose. In the event an incumbent director fails to receive a “for” vote that exceeds the “against” vote in an election that is not a contested election, the Company’s Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director.

The Board shall act on the resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and publicly disclose (by filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale for that decision, within sixty (60) days following the final certification of the vote at which the election was held. The Nominating, Governance and Social Responsibility Committee in making its recommendation, and the Board in making its decision, may each consider all factors and information that they consider relevant and appropriate. Both the Nominating, Governance and Social Responsibility Committee, in making their recommendation, and the Board in making its decision, with respect to any given nominee who has not received the requisite vote in an election that is not a contested election, will act without the participation of the nominee in question.

Overboarding Policy

The Company has a policy providing that our board members may not serve on the boards of directors of more than a total of four public companies (including the Company’s Board) and/or registered investment fund

14	Governance of the Company (Continued) | Hasbro, Inc.

families. If the director is also a sitting Chief Executive Officer of a public company, the director may not serve on more than one other public company board or registered investment fund family board, in addition to the Company’s board.

Annual Self-Evaluation for the Board and Board Committees

Every year the entire Board, as well as each of the committees of the Board, conduct a self-evaluation process. This process includes each director and each committee member submitting confidential feedback on the performance of the Board, as well as the performance of each committee on which they serve. The feedback is then collected and reviewed and discussed by the applicable committees, as well as the entire Board of Directors. This feedback informs changes the Board and the committees consider making to their processes and areas of review for the next year.

Board Tenure

Although the Company does not have a formal policy with respect to Board tenure, the Board does seek to keep a balance of tenures to provide continuity of understanding of the business, long-term succession planning, and meaningful onboarding of new directors, including educating new directors with respect to the Company’s business, while also providing for new perspectives brought to bear by new Board members. The Board is targeting a mix of tenures in which roughly one-third of the Board members have been on the Board for five years or less, one-third of the members have been on the Board for six to ten years, and one-third of the members have served on the Board for longer than ten years. Although that is a general target, the composition of Board tenures may vary over time for a number of factors, including the availability of appropriate director candidates.

Proxy Access

In response to the affirmative vote of a majority of our shareholders on a proxy access shareholder proposal at our 2015 Annual Meeting, and other feedback received from our shareholders, including as part of our ongoing shareholder outreach, in October 2015 the Board amended the Company’s Amended and Restated By-Laws to implement a “proxy access” procedure. The By-Law amendment allows a shareholder or a group of up to 20 shareholders, who has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees. Details concerning the Proxy Access procedure are set forth in this proxy statement beginning on page 21.

Share Retention Requirements

The Company has historically had share ownership guidelines which apply to all officers and employees at or above the Senior Vice President level and establish target share ownership levels which executives are expected to achieve over a five-year period and then maintain, absent extenuating circumstances. To further align executives’ interests with the long-term interests of shareholders, effective March 1, 2014, the Company adopted amendments to the share ownership policy, which include a requirement to retain a portion of any net shares realized from stock vesting or option exercises during the five-year period an executive has to achieve their stock ownership requirement until the executive’s ownership requirement level is satisfied. Until the applicable ownership level is achieved, the executive is required to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the executive following such executive becoming subject to the policy. Once the required stock ownership level is achieved, the executive is required to maintain the stock ownership level for as long as the executive is employed by the Company and is subject to the policy.

Equity Awards Granted in 2013 and Beyond Subject to Double Trigger Following a Change in Control

At the Company’s 2013 Annual Shareholder Meeting, shareholders approved amendments to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended. This approval by our shareholders provided that all awards granted in 2013 and thereafter will be subject to a double trigger change in control provision. This

Hasbro, Inc. | Governance of the Company (Continued)	15

means that rather than vesting automatically upon a change in control of the Company, such awards will only vest following a change in control if the award recipient’s employment with the Company is terminated under specified circumstances.

Clawback Policy

In 2012 the Company’s Board adopted a Clawback Policy. All equity and non-equity incentive plan compensation granted by the Company in 2013 and thereafter is subject to this Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, will be subject to forfeiting any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

Policy Prohibiting the Pledging or Hedging of Company Stock

In 2012 the Board adopted a policy prohibiting any pledges or hedges of Company stock by directors, officers or other employees on a prospective basis. The Board believes this policy furthers the interest of shareholders by ensuring that directors, officers and employees have the same economic incentives as shareholders and that equity held by directors, officers and employees will not be sold in situations beyond the control of the director, officer or employee.

No Tax Gross-Ups

We do not have any existing tax gross-up arrangements with any of our directors, officers or other employees and we have made a commitment to not enter into such arrangements in the future.

Corporate Social Responsibility

At Hasbro, we believe that every day is a chance to do better. We strive to always act responsibly, and in doing so we find smarter ways of doing business. Our deep commitment to corporate social responsibility (CSR) reflects our desire to help build a safer, more sustainable world for future generations. It inspires and guides us to play with purpose: To take what we love most about play and entertainment — creativity, innovation, imagination — and make a difference where it matters most. And it makes every part of Hasbro’s business stronger. While our CSR commitments address many areas, we focus on four key priorities: product safety, human rights and ethical sourcing, environmental sustainability, and diversity and inclusion. Another important element of the Company’s CSR efforts is its tradition of supporting children worldwide through a variety of philanthropic programs. In 2017, Hasbro received several prestigious recognitions in this area, including being named #1 on the 100 Best Corporate Citizens list by Corporate Responsibility Magazine. We were named one of the World’s Most Ethical Companies by the Ethisphere Institute, marking our seventh consecutive year to receive this distinction. We are also named one of America’s Most Community Minded Companies by the Civic 50.

Board Meetings and Director Attendance at the Annual Meeting

During 2017, the Board held eight meetings. All directors attended at least 75% of the aggregate of (i) the Board meetings held during their tenure as directors during 2017 and (ii) the meetings of any committees held during their tenure as members of such committees during 2017. Although the Company does not have a formal policy requiring attendance of directors at the annual meeting of shareholders, the expectation of the Company and the Board is that all directors will attend the annual meeting of shareholders unless conflicts prevent them from attending. All members of the Board who were members as of the 2017 Annual Meeting of Shareholders attended the 2017 Annual Meeting of Shareholders.

Board Committees

Audit Committee.    The Audit Committee of the Board, which currently consists of Hope F. Cochran (Chair), Lisa Gersh, Tracy A. Leinbach, Richard S. Stoddart and Linda K. Zecher, held twelve meetings in 2017. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditor and assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, the financial reports provided by the Company, the Company’s systems of internal

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accounting and financial controls, and the quarterly review and annual independent audit of the Company’s financial statements. The current Audit Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance — Committee Charters.”

The Board has determined that each member of the Audit Committee meets both the Company’s Independence Standards and the requirements for independence under The NASDAQ Stock Market’s corporate governance listing standards. The Board has determined that each of Hope Cochran, Lisa Gersh, Tracy Leinbach, Richard Stoddart and Linda Zecher qualify as Audit Committee Financial Experts, as such term is defined in the rules and regulations promulgated by the United States Securities and Exchange Commission.

The Board does not have a policy setting rigid limits on the number of audit committees on which a member of the Company’s Audit Committee can serve. Instead, in cases where an Audit Committee member serves on more than three public company audit committees, the Board evaluates whether such simultaneous service would impair the service of such member on the Company’s Audit Committee.

Compensation Committee.    The Compensation Committee of the Board, which currently consists of Edward M. Philip (Chair), Kenneth A. Bronfin, Crispin H. Davis, Lisa Gersh and Linda K. Zecher, held five meetings in 2017. The Compensation Committee is responsible for establishing and overseeing the compensation and benefits for the Company’s senior management, including all of the Company’s executive officers, is authorized to make grants and awards under the Company’s employee stock equity plan and shares responsibility for evaluation of the Company’s Chief Executive Officer with the Nominating, Governance and Social Responsibility Committee.

The current Compensation Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance — Committee Charters.” The Board has determined that each member of the Compensation Committee meets both the Company’s Independence Standards and the requirements for independence under The NASDAQ Stock Market’s corporate governance listing standards. For a further description and discussion concerning the Compensation Committee, including its composition and its processes and procedures for determining the compensation of the Company’s executive officers, please see the Compensation Committee Report on page 26 of this Proxy Statement, and the Compensation Discussion and Analysis which begins immediately thereafter.

As is discussed beginning on page 39 of this Proxy Statement, in reviewing the proposed fiscal 2017 compensation and retention program for the Company’s executive officers at the beginning of 2017, the Compensation Committee received input and recommendations from Meridian Compensation Partners LLC (“Meridian”) with respect to executive compensation matters. For their work with respect to advising on the 2017 compensation program, Meridian was retained by, and reported directly to, the members of the Committee. Meridian advised the Committee with respect to the Committee’s review of the Company’s 2017 executive compensation programs and provided additional information as to whether the Company’s proposed 2017 executive compensation programs were competitive, fair to the Company and the executives, reflected appropriate pay for performance, provided appropriate retention to executives, and were effective in promoting the performance of the Company’s executives and achievement of the Company’s business and financial goals. Meridian did not perform any other work for the Company in 2017 and in order to maintain Meridian’s independence the Committee has established a policy that Meridian will not provide any services directly to the Company and will only provide services directly to the Committee. Meridian does not have any relationship with the Company which the Committee believes in any way adversely impacts Meridian’s independence. The Committee’s review of Meridian’s independence is discussed in more detail on page 39 of this Proxy Statement.

In addition to the work performed by Meridian directly for the Committee with respect to the 2017 compensation program, Willis Towers Watson (“Towers Watson”) was retained by the Company’s Human Resources and Compensation Departments to perform analysis on the Company’s current and proposed compensation and benefit programs, including preparation of proxy tables and executive tally sheets for management, consulting and benefits administration services for the Company, including services for the Company’s health and group benefits programs and retirement plans, work in connection with the Company’s online total reward statements for employees and work providing compensation surveys and other compensation and benefits information.

Additionally, the Company’s Human Resources and Compensation Departments retained Mercer LLC to perform consulting services relating to the Company’s retirement investments and to provide compensation surveys and other compensation and benefits information.

Cybersecurity and Data Privacy Committee.    In February 2018 the Board formed a Cybersecurity and Data Privacy Committee, which will begin meeting formally in May of 2018 and will consist of Richard S. Stoddart (Chair), Kenneth A. Bronfin, Alan G. Hassenfeld and Linda K. Zecher. The purpose of the Cybersecurity and Data

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Privacy Committee is to assist the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company, including intellectual property, whether belonging to the Company or the Company’s customers, consumers, employees or business partners, globally, protection of the Company’s customers’, consumers’, and employees’ privacy and personal information, Company’s compliance with all applicable global data privacy and security regulations and requirements, and Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks, and information assets. The current Cybersecurity and Data Privacy Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance — Committee Charters.”

Executive Committee.    The Executive Committee of the Board, which currently consists of Alan G. Hassenfeld (Chair), Kenneth A. Bronfin, Hope F. Cochran, Brian D. Goldner, Tracy A. Leinbach and Edward M. Philip, did not meet in 2017. The Executive Committee acts on such matters as are specifically assigned to it from time to time by the Board and is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to the adoption of amendments to the Company’s Articles of Incorporation or By-laws, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The current Executive Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance — Committee Charters.”

Finance Committee.    The Finance Committee of the Board, which currently consists of Kenneth A. Bronfin (Chair), Michael R. Burns, Hope F. Cochran, Alan G. Hassenfeld, Richard S. Stoddart and Mary Beth West, met three times in 2017. The Finance Committee assists the Board in overseeing the Company’s annual and long-term financial plans, capital structure, use of funds, investments, financial and risk management and proposed significant transactions. The current Finance Committee Charter adopted by the Board is available on the Company’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance — Committee Charters.” The Board has determined that each member of the Finance Committee meets both the Company’s Independence Standards and the requirements for independence under The NASDAQ Stock Market’s corporate governance listing standards.

Nominating, Governance and Social Responsibility Committee.    The Nominating, Governance and Social Responsibility Committee of the Board (the “Nominating Committee”), which currently consists of Tracy A. Leinbach (Chair), Michael R. Burns, Crispin H. Davis, Edward M. Philip and Mary Beth West, met five times in 2017. The Nominating Committee identifies and evaluates individuals qualified to become Board members and makes recommendations to the full Board for possible additions to the Board and on the director nominees for election at the Company’s annual meeting. The Nominating Committee also oversees and makes recommendations regarding the governance of the Board and the committees thereof, including the Company’s governance principles, Board and Board committee evaluations and the Nominating Committee shares with the Compensation Committee responsibility for evaluation of the Chief Executive Officer.

In addition, the Nominating Committee periodically reviews, and makes recommendations to the full Board with respect to, the compensation paid to non-employee directors for their service on the Company’s Board, including the structure and elements of non-employee director compensation. In structuring the Company’s director compensation, the Nominating Committee seeks to attract and retain talented directors who will contribute significantly to the Company, fairly compensate directors for their work on behalf of the Company and align the interests of directors with those of stockholders. As part of its review of director compensation, the Nominating Committee reviews external director compensation market studies to assure that director compensation is set at reasonable levels which are commensurate with those prevailing at other similar companies and that the structure of the Company’s non-employee director compensation programs is effective in attracting and retaining highly qualified directors. In 2006, the Company adopted director stock ownership guidelines which require that a director may not sell any shares of the Company’s Common Stock, including shares acquired as part of the yearly equity grant, until the director holds shares of common stock with a value equal to at least five times the current non-employee directors’ annual retainer (currently requiring holdings with a value of $475,000). Please see the Compensation of Directors section beginning on page 74 of this Proxy Statement for a full discussion of the Company’s compensation of its directors.

Further, the Nominating Committee oversees the Company’s codes of business conduct and ethics, and analyzes significant issues of corporate social responsibility and related corporate conduct, including product safety, environmental sustainability and climate change, human rights and ethical sourcing, responsible marketing, transparency, public policy matters, community relations and charitable contributions. The current Nominating, Governance and Social Responsibility Committee Charter adopted by the Board is available on the

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Company’s website at www.hasbro.com, under “Corporate — Investors — Corporate Governance — Committee Charters.” The Board has determined that each member of the Nominating Committee meets both the Company’s Independence Standards and the requirements for independence under The NASDAQ Stock Market’s corporate governance listing standards.

Identifying Director Nominees.    In making its nominations for election to the Board the Nominating Committee seeks candidates who meet the current challenges and needs of the Board. As part of this process the Committee considers a number of factors, including, among others, a candidate’s employment and other professional experience, past expertise and involvement in areas which are relevant to the Company’s business, business ethics and professional reputation, independence, other board experience, and the Company’s desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise. The Company does not have a formal policy for considering diversity in identifying and recommending nominees for election to the Board, but the Nominating Committee considers diversity of viewpoint, experience, education, skill, background and other qualities in its overall consideration of nominees qualified for election to the Board. The Nominating Committee will consider and evaluate nominees recommended by shareholders for election to the Board on the same basis as candidates from other sources if such nominations are made in accordance with the process set forth in the following pages under “Shareholder Proposals and Director Nominations.” The Nominating Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors, recommendations by shareholders and input from third-party executive search firms. The Company is proud that of the twelve director nominees standing for election to the Board at the 2018 Annual Meeting of Shareholders, five of those candidates are female.

As of December 5, 2017 (the date that is 120 calendar days before the first anniversary of the release date of the proxy statement for the Company’s last Annual Meeting of Shareholders) the Nominating Committee had not received a recommended nominee for election to the Board in 2018 from an individual shareholder, or group of shareholders, who beneficially owned more than 5% of the Company’s Common Stock.

Role of the Board in Risk Oversight

The Board of Directors is actively involved in risk oversight for the Company. Although the Board as a whole has retained oversight over the Company’s risk assessment and risk management efforts, the efforts of the various committees of the Board are instrumental in this process. Each committee, generally through its Chair, then regularly reports back to the full Board on the conduct of the committee’s functions. The Board, as well as the individual Board committees, also regularly speaks directly with key officers and employees of the Company involved in risk assessment and risk management. Set forth below is a description of the role of the various Board committees, and the full Board, in risk oversight for the Company.

The Audit Committee assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors and the independent auditors the Company’s significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks. In addition to exercising oversight over key financial and business risks, the Audit Committee oversees, on behalf of the Board, financial reporting, tax, and accounting matters, as well as the Company’s internal controls over financial reporting. The Audit Committee also plays a key role in oversight of the Company’s compliance with legal and regulatory requirements.

The Cybersecurity and Data Privacy Committee will assist the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company, including intellectual property, whether belonging to the Company or the Company’s customers, consumers, employees or business partners, globally, the Company’s compliance with all applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities.

The Finance Committee of the Board reviews and discusses with management the Company’s financial risk management activities and strategies, including with respect to foreign currency, credit risk, interest rate exposure, and the use of hedging and other techniques to manage these risks. As part of its review of the operating budget and strategic plan the Finance Committee also reviews major business risks to the Company and the Company’s efforts to manage those risks.

The Compensation Committee oversees the compensation programs for the Company’s executive officers. As part of that process the Compensation Committee ensures that the performance goals and metrics being used in the Company’s compensation plans and arrangements align the interests of executives with those of the Company and its shareholders and maximize executive and Company performance, while not creating incentives on the part of executives to take excessive or inappropriate risks.

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The Nominating, Governance and Social Responsibility Committee has oversight over the Company’s governance policies and structures, management and director succession planning, corporate social responsibility, and issues related to health, safety and the environment, as well as risks and efforts to manage risks to the Company in those areas.

The full Board then regularly reviews the efforts of each of its committees and discusses, at the level of the full Board, the key strategic, financial, business, legal and other risks facing the Company, as well as the Company’s efforts to manage those risks.

Director Retirement Age

The Board has established a target retirement age of 72. Normally, a Director who has reached this age will serve out his or her current term and not stand for re-election at the end of that term. However, the Board recognizes that from time to time there may be unusual circumstances where exceptions need to be made to this general rule to retain needed continuity and expertise, or for other business reasons.

Additional Availability of Corporate Governance Materials

In addition to being accessible on the Company’s website, copies of the Company’s Code of Conduct, Corporate Governance Principles and the charters of the six committees of the Board of Directors are all available free of charge to any shareholder upon request to the Company’s Chief Legal Officer and Corporate Secretary, c/o Hasbro, Inc., 1011 Newport Avenue, P.O. Box 1059, Pawtucket, Rhode Island 02861.

Shareholder Proposals and Director Nominations

General Shareholder Proposals

To Be Considered at the Annual Meeting and Considered for Inclusion in the Proxy Materials.    Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company’s 2019 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company’s executive offices no later than December 4, 2018 (the date that is 120 calendar days before the anniversary of the release date of the proxy statement relating to the 2018 Annual Meeting of Shareholders). The address of the Company’s executive offices is 1011 Newport Avenue, Pawtucket, Rhode Island 02861. Such proposals should be sent to the attention of the Chief Legal Officer and Corporate Secretary and must also comply with the other requirements of the rules of the United States Securities and Exchange Commission relating to shareholder proposals.

To Be Considered at the Annual Meeting But Not Included in the Proxy Materials.    With the exception of the submission of director nominations for consideration by the Nominating Committee, which must be submitted to the Company in the manner described below, any new business proposed by any shareholder to be taken up at the 2019 Annual Meeting, but not included in the proxy statement or proxy relating to that meeting, must be stated in writing and filed with the Secretary of the Company no later than 150 days prior to the date of the 2019 Annual Meeting. Except for shareholder proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies at the 2019 Annual Meeting with respect to proposals received prior to the date that is 150 days before the date of such meeting, provided (i) the Company includes in its 2019 Annual Meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

Director Nominations

Director Nominations to be made at the Annual Meeting But Not Included in the Proxy Materials.    The Company’s By-laws provide that shareholders may themselves nominate directors for consideration at an annual meeting provided they give written notice to the Secretary of the Company. Such notice must be received at the principal executive office of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders and provide specified information regarding the proposed nominee and each shareholder proposing such nomination. Nominations made by shareholders in this manner are eligible to be presented by the shareholder to the meeting, but such nominees will not have been considered by the Nominating Committee as a nominee to be potentially supported by the Company and will not have been included in the Company’s proxy materials.

Director Nominations to be Considered by the Company’s Nominating Committee.    To be considered by the Nominating Committee, director nominations must be submitted to the Chief Legal Officer and Corporate

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Secretary of the Company at the Company’s executive offices, 1011 Newport Avenue, Pawtucket, Rhode Island 02861 not less than ninety (90) nor more than one hundred and twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. As such, director nominations to be considered for the Company’s 2019 Annual Meeting of Shareholders must be submitted no later than February 16, 2019. The Nominating Committee is only required to consider recommendations made by shareholders, or groups of shareholders, that have beneficially owned at least 1% of the Company’s Common Stock for at least one year prior to the date the shareholder(s) submit such candidate to the Nominating Committee and who undertake to continue to hold at least 1% of the Company’s Common Stock through the date of the next annual meeting. In addition, a nominating shareholder(s) may only submit one candidate to the Nominating Committee for consideration.

Submissions to the Nominating Committee should include (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person, (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (v) confirmation that the candidate is independent under the Company’s Independence Standards and the rules of The NASDAQ Stock Market, or if the candidate is not independent under all such criteria, a description of the reasons why the candidate is not independent; and (b) as to the shareholder(s) giving the notice (i) the name and record address of such shareholder(s) and each participant in any group of which such shareholder is a member, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such shareholder(s) and each participant in any group of which such shareholder is a member, (iii) if the nominating shareholder is not a record holder of the shares of capital stock of the Company, evidence of ownership as provided in Rule 14a- 8(b)(2) under the Exchange Act, (iv) a description of all arrangements or understandings between such shareholder(s) and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder(s), and (v) any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Nominating Committee may require that any proposed nominee for election to the Board furnish such other information as may reasonably be required by the Nominating Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The written notice from the nominating shareholder specifying a candidate to be considered as a nominee for election as a director must be accompanied by a written consent of each proposed nominee for director. In this written consent the nominee must consent to (i) being named as a nominee for director, (ii) serve as a director and represent all shareholders of the Company in accordance with applicable laws and the Company’s Articles of Incorporation, By-laws and other policies if such nominee is elected, (iii) comply with all rules, policies or requirements generally applicable to non- employee directors of the Company, and (iv) complete and sign customary information requests upon the request of the Company.

Proxy Access Procedure for Director Nominees.    Set forth below is a summary of the Company’s proxy access procedure which was adopted in 2015 and which is contained in Section 2.10(d) of the Company’s Amended and Restated By-laws. Shareholders are referred to the By-laws for the full details related to this procedure. Pursuant to the proxy access procedure, the Company shall include in its proxy statement (including its form of proxy) for any annual meeting of shareholders the name of any shareholder nominee for election to the Board of Directors submitted pursuant to Section 2.10(d) of the By-laws (each a “Shareholder Nominee”) provided (i) timely written notice of such Shareholder Nominee satisfying the requirements of Section 2.10(d) is delivered to the Secretary of the Company by or on behalf of a shareholder or shareholders that, at the time the notice is delivered, satisfy the ownership and other requirements of Section 2.10(d) (such shareholder or shareholders, and any person on whose behalf they are acting, the “Eligible Shareholder”), (ii) the Eligible Shareholder expressly elects in writing at the time of providing the notice required by Section 2.10(d) to have its nominee included in the Company’s proxy statement, and (iii) the Eligible Shareholder and the Shareholder Nominee otherwise satisfy the requirements of Section 2.10 of the By-laws.

To be timely, an Eligible Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after such anniversary date, notice by the shareholder to be timely must

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be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (x) the ninetieth (90th) day prior to the date of such annual meeting or (y) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

In addition to including the name of the Shareholder Nominee in the Company’s proxy statement for the annual meeting, the Company also shall include (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) if the Eligible Shareholder so elects, a Statement (defined below) (collectively, the “Required Information”). Nothing in Section 2.10(d) shall limit the Company’s ability to solicit against and include in its proxy statement its own statements relating to any Shareholder Nominee.

The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Company’s proxy statement pursuant to Section 2.10(d) but either are subsequently withdrawn or that the Board of Directors decides to nominate (each a “Board Nominee”)) appearing in the Company’s proxy statement with respect to a meeting of shareholders shall not exceed the greater of (i) two (2) or (ii) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to Section 2.10(d) (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”).

In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to Section 2.10(d) exceeds the Permitted Number, each Eligible Shareholder shall select one Shareholder Nominee for inclusion in the Company’s proxy statement until the Permitted Number is reached, going in the order of the amount (largest to smallest) of shares of the Company’s capital stock each Eligible Shareholder disclosed as owned in the original written notice of the nomination submitted to the Company. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

An Eligible Shareholder must have owned (as defined below) continuously for at least three (3) years a number of shares that represents 3% or more of the total voting power of the Company’s outstanding shares of capital stock entitled to vote on the election of directors (the “Required Shares”) as of both the date the written notice of the nomination is delivered to or mailed and received by the Company in accordance with Section 2.10(d) and the record date for determining shareholders entitled to vote at the meeting, and must continue to own the Required Shares through the meeting date. For purposes of satisfying the ownership requirement under Section 2.10(d), the shares of the Company’s capital stock owned by one or more shareholders, or by the person or persons who own shares of the Company’s capital stock and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20). The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide, together with the notice delivered to the Company pursuant to this Section, documentation reasonably satisfactory to the Board of Directors or its designee that demonstrates compliance with the following criteria: (1) funds under common management and investment control; (2) funds under common management and funded primarily by the same employer; or (3) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940 and the rules, regulations and forms adopted thereunder, all as amended). With respect to any one particular annual meeting, no person may be a member of more than one group of persons constituting an Eligible Shareholder under Section 2.10 (d).

A person shall be deemed to “own” only those outstanding shares of the Company’s capital stock as to which the person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (B) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.

22	Governance of the Company (Continued) | Hasbro, Inc.

A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five (5) business days’ notice or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person.

The Eligible Shareholder must provide with its timely notice of nomination the following information in writing to the Secretary of the Company: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three (3) year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by the Company, the Eligible Shareholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Shareholder’s agreement to provide, (A) within five (5) business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date, and (B) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of shareholders; (ii) documentation satisfactory to the Company demonstrating that a group of funds treated as one shareholder meet the applicable requirements; (iii) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder): (A) intends to continue to own the Required Shares through the date of the annual meeting; (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Company, and does not presently have such intent; (C) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Shareholder Nominee being nominated pursuant to Section 2.10(d); (D) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee or a Board Nominee; (E) will not distribute to any shareholder any form of proxy for the meeting other than the form distributed by the Company; and (F) will provide facts, statements and other information in all communications with the Company and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (iv) the written consent of each Shareholder Nominee to be named in the proxy statement as a nominee and to serve as a director if elected; (v) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act; (vi) in the case of a nomination by a group of persons that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and (vii) an undertaking from the Eligible Shareholder as to the matters set forth in Section 2.10(d) of the By-laws.

The Eligible Shareholder may include with its timely notice of a nomination, a written statement for inclusion in the Company’s proxy statement for the meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary, the Company may omit from its proxy statement any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard. At the request of the Company, each Shareholder Nominee must provide the Company with an agreement as to the matters specified in Section 2.10(d) of the By-laws.

The Company shall not be required to include a Shareholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Company): (i) if the Eligible Shareholder has nominated for election to the Board of Directors at the annual meeting any person (other than the Shareholder Nominee) and does not expressly elect at the time of providing the notice to have its nominee included in the Company’s proxy statement; (ii) if the Eligible Shareholder has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee or a Board Nominee; (iii) who is not independent under the applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors, as determined by the Board of Directors; (iv) whose election as a member of the Board of Directors would cause the Company to be in violation of the By-Laws, the Articles of Incorporation, the listing standards of the principal exchange upon which the Company’s capital stock is traded, or any applicable state or federal law, rule or regulation; (v) if the Shareholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Company, or any agreement,

Hasbro, Inc. | Governance of the Company (Continued)	23

arrangement or understanding with any person or entity as to how the Shareholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Company; (vi) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended; (vii) whose then-current or within the preceding ten (10) years’ business or personal interests place such Shareholder Nominee in a conflict of interest with the Company or any of its subsidiaries that would cause such Shareholder Nominee to violate any fiduciary duties of directors established pursuant to Rhode Island law, including but not limited to the duty of loyalty and duty of care, as determined by the Board of Directors; (viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; (ix) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; or (x) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Company in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors.

Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company, if (i) the Shareholder Nominee and/or the applicable Eligible Shareholder shall have breached its or their agreements, representations, undertakings and/or obligations pursuant Section 2.10(d), as determined by the Board of Directors or the person presiding at the meeting or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to Section 2.10(d).

Any Shareholder Nominee who is included in the Company’s proxy statement for a particular meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the meeting or (ii) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Shareholder Nominee’s election, shall be ineligible to be included in the Company’s proxy statement as a Shareholder Nominee pursuant to Section 2.10(d) for the next two (2) annual meetings of shareholders following the meeting for which the Shareholder Nominee has been nominated for election.

24	Governance of the Company (Continued) | Hasbro, Inc.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has a policy that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the United States Securities and Exchange Commission, with respect to a director or nominee for election as a director, must be reviewed and approved or ratified by the Company’s full Board, excluding any director interested in such transaction. All other related person transactions which would require disclosure under Item 404(a), including, without limitation, those involving executive officers of the Company, must be reviewed and approved or ratified by either the Company’s full Board or a committee of the Board which has been delegated with such duty. Any such related person transactions will only be approved or ratified if the Board, or the applicable committee of the Board, determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest which would be detrimental to the Company. This policy is contained in Section 20, entitled “Code of Conduct; Conflicts of Interest” of the Company’s Corporate Governance Principles.

In 2015 the Company entered into a Rights Agreement with NGC Films, Inc. (“NGC”), an affiliate of Lions Gate Entertainment Corp., pursuant to which NGC Films has the option to acquire rights to produce and release a motion picture based upon the Company’s MONOPOLY property. Pursuant to that agreement NGC Films paid a

$250,000 option fee to the Company in 2015. If NGC ultimately exercises its option it will pay the Company an agreed upfront rights fee for the motion picture rights and a producer fee, as well as future contingent compensation based upon the receipts from the motion picture. The Company will pay NGC a royalty on sales of picture-based merchandise sold by the Company.

The Company entered an agreement in 2017 with Lions Gate Films Inc. (“Lions Gate Films”) pursuant to which Lions Gate Films distributed the Company’s MY LITTLE PONY: THE MOVIE motion picture, which was released in October of 2017. Lions Gate Films made commitments with respect to the distribution of the film, including for promotional and advertising spending on the film. Under the Agreement, Lions Gate Films receives a specified distribution fee for distributing the motion picture and remits the gross receipts from distribution of the movie, after deducting the distribution fee and distribution expenses, to the Company. Through the end of the December 17, 2017 reporting period, Lions Gate Films had been paid approximately $1.3 million in distribution fees under this Agreement.

Any agreement between the Company and Lions Gate, or any of its affiliates, is reviewed with and approved by the Company’s Board of Directors, without the participation of Michael Burns. The Company believes the terms of these agreements are commercially reasonable and appropriate. Mr. Burns, a member of the Company’s Board of Directors, is the Vice Chairman of Lions Gate Entertainment Corp.

Hasbro, Inc. | Certain Relationships and Related Person Transactions	25

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Compensation Committee” or the “Committee”) of the Company’s Board of Directors (the “Board”) establishes and oversees the compensation programs for the Company’s executive officers, including all of the Company’s Named Executive Officers appearing in the compensation tables following this report, and grants all equity awards under the Company’s shareholder approved Amended and Restated 2003 Stock Incentive Performance Plan. The Company only uses a shareholder approved equity compensation plan. The Committee operates under a written charter, which has been established by the Company’s full Board and which is reviewed and evaluated by both the Committee and the Board on an annual basis. The Compensation Committee charter is available on the Company’s website at www.hasbro.com, under “Corporate — Investors —Corporate Governance.”

The Committee is composed solely of persons who are both “Non-Employee Directors,” as defined in Rule 16b-3 of the rules and regulations of the United States Securities and Exchange Commission, and “outside directors,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has determined that each member of the Committee is independent under the Company’s Independence Standards and the requirements of The NASDAQ Stock Market’s corporate governance listing standards. The exercise of independent judgment in furtherance of the interests of the Company and its shareholders is the guiding principle behind the Committee’s actions.

The following section of this Proxy Statement, entitled “Compensation Discussion and Analysis”, contains a detailed discussion regarding the objectives of the Company’s executive compensation programs, how those programs drive Company performance, and a review of the processes and program elements used by the Committee to attract and retain top executive talent, align the interests of the executive team with those of the Company’s shareholders, create a powerful linkage between pay and performance and maximize the business results of the Company.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on its review and discussions with management, the Committee recommended to the Company’s full Board, and the full Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the Meeting and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Report issued by the members of the Compensation Committee as of the Company’s 2017 fiscal year end.

Edward M. Philip (Chair)

Kenneth A. Bronfin

Crispin H. Davis

Lisa Gersh

Linda K. Zecher

26	Compensation Committee Report | Hasbro, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

In the following Compensation Discussion and Analysis, we describe the compensation programs for our Named Executive Officers (NEOs).

Hasbro, Inc. | Compensation Discussion and Analysis	27

Executive Summary

2017 Named Executive Officers

The Company’s Named Executive Officers (NEOs) for 2017 are listed in the following table.

Name	Title
Brian D. Goldner	Chairman and Chief Executive Officer
John A. Frascotti	President
Deborah M. Thomas	Executive Vice President and Chief Financial Officer
Stephen J. Davis	Executive Vice President and Chief Content Officer
Wiebe Tinga	Executive Vice President and Chief Commercial Officer

Business and Performance Overview

We are a global play and entertainment company committed to Creating the World’s Best Play Experiences. We strive to do this through deep consumer engagement and the application of consumer insights, the use of immersive storytelling to build our brands, world-class product innovation and development of global business reach. We apply these principles to leverage our beloved owned and controlled brands, including our seven Franchise Brands: LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, as well as the licensed brands of our strategic partners. Beginning in 2018, Emerging Brand BABY ALIVE will replace LITTLEST PET SHOP in the Franchise Brands line-up based on the historical strength of the BABY ALIVE brand and the Company’s belief in its potential for future growth and success. We are moving LITTLEST PET SHOP to the Emerging Brands category to allow us to take a more entrepreneurial approach to the future development of that brand. Key Partner brands in 2017 included MARVEL, STAR WARS, DISNEY PRINCESS and DISNEY’S FROZEN, BEYBLADE, DREAMWORKS’ TROLLS and YO-KAI WATCH.

Hasbro fulfills the fundamental need for play and connection for children and families around the world. The Company’s wholly-owned Hasbro Studios and its film labels, Allspark Pictures and Allspark Animation, create brand-driven storytelling across mediums, including television, film, digital and more. These elements are executed globally within the construct of our strategic plan, which we refer to as the brand blueprint. Using this blueprint, we innovate new brands and re-imagine, re-invent and re-ignite our owned and controlled brands through toy and game innovation, immersive content offerings, including television programming, motion pictures and digital content, digital gaming and a broad range of consumer products, ranging from traditional to digital, all informed by storytelling and consumer insights.

Brand Blueprint Toy & Game Product Innovation Digital Gaming STORYTELLING HASBRO BRANDS CONSUMER INSIGHTS Consumer Products GLOBAL MARKETS Developed Developing Emerging Immersive Entertainment Experiences OMNI-CHANNEL RETAIL PARTNERSHIPS

28	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

In October 2017 we entered into a relationship with Paramount Pictures Corporation (“Paramount”) to produce and distribute live action and animated films, as well as television programming, based on Hasbro brands over a five-year period. Hasbro’s Allspark Pictures and Allspark Animation will play an active role alongside Paramount in content development and production under this arrangement and we will play a more significant role in financing the films as well. In February 2018 we announced that Saban Brands had named Hasbro as the next global master toy licensee for Saban’s POWER RANGERS property. Under the terms of the license we will design, produce and bring to market a wide variety of toys, games and role-play items for sale beginning in the first quarter of 2019.

Record Revenues.    Following our record revenues in 2016 we again delivered record revenues in 2017 as we continued driving the performance of our Company across brands, business segments and geographic markets. We are connecting with consumers more deeply and across more demographics than ever before. Our focus remains on the long-term profitable growth of our Company and on achieving our strategic objectives and investment priorities.

2017 Financial Performance and Key Accomplishments

•	In 2017 we delivered net revenues of $5.21 billion, the highest net revenues in our history.

•	Net revenues increased 4% from 2016, including a favorable $79.2 million impact of foreign exchange.

•	Revenues grew in all major operating segments:

•	5% in the U.S. and Canada segment,

•	2% in the International Segment, and

•	8% in the Entertainment and Licensing segment.

•	Franchise brand revenues increased 10%.

•	Hasbro Gaming revenues increased 10%.

•	Emerging Brand revenues grew 2%.

•	Following a very strong year in 2016, Partner brand revenues declined 10%.

•	We achieved an operating profit margin of 15.6%.

•	U.S. tax reform, passed in December 2017, resulted in a $296.5 million net charge, or $2.34 per diluted share.

•	Adjusted net earnings, excluding the impact of U.S. tax reform, were $693.1 million, or $5.46 per diluted share.

•	Reported net earnings were $396.6 million or $3.12 per diluted share.

•	We generated $724.4 million in operating cash flow.

•	We delivered a 17.4% return on invested capital absent the impact of U.S. Tax reform.

•	We accomplished these objectives while returning $427 million to our shareholders in 2017, $277 million in cash dividends and $150 million in share repurchases.

•	In February 2018, our Board approved an 11% increase in the quarterly dividend, bringing the quarterly dividend to $0.63 per common share. This is the highest quarterly dividend rate in our history. We have increased the quarterly dividend in 14 of the prior 15 years.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	29

Providing value and return to our shareholders is our most fundamental corporate objective. The tables below compare the total return on our shares of common stock over the designated periods to the returns for the S&P 500 Index and Russell 1000 Consumer Discretionary Index, and provide the Company’s annual dividend rate and the year-over-year increases in dividend rates since 2008.

Annualized 1-Year, 3-Year, 5-Year and 10-Year Total Shareholder Return Ending 12/31/2017 1-Year TSR 3-Year TSR 5-Year TSR 10-Year TSR Hasbro S&P 500 Index Russell 1000 Consumer Discretionary Index Annualized Dividends 2008-2018 Annual Dividend Rate % reflects increase in quarterly dividend rate 2012 and 2013 annual dividend rates have been adjusted to move accelerated payment paid in 2012 to 2013 2018 annual dividend rate is projected

30	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

The following graph charts the Company’s net revenues (in millions of dollars) for every fiscal year since 2007.

The following tables provide: (i) the Company’s GAAP diluted earnings per share, and adjusted earnings per share for 2017 excluding the impact of U.S. Tax reform, (ii) operating cash flow (in millions of dollars), (iii) operating profit margin and (iv) return on invested capital for each of the five most recently completed fiscal years. Return on invested capital (ROIC) is computed as net earnings divided by the sum of long-term debt (less debt issuance costs), short-term borrowings and shareholders’ equity. U.S. tax reform, passed in December 2017, resulted in a $296.5 million net charge, or $2.34 per diluted share, for full-year 2017. Adjusted earnings per share were $5.46 per diluted share excluding this impact. The 2017 return on invested capital of 17.4% excludes the impact of U.S. tax reform. Inclusive of the impact of U.S. tax reform the 2017 return on invested capital was 10.8%. The operating cash flows for 2015 and 2016 in the table below were restated from amounts previously reported to reflect the adoption of ASU 2016-09.

Net Revenues Diluted Earnings Per Share Operating Cash Flow Operating Profit Margin Return on Invested Capital

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	31

The following table provides the amounts we have returned to our shareholders since 2013, in the form of both cash dividends and share repurchases.

Shareholder Engagement

Hasbro has engaged with our major shareholders on governance and compensation matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of you, our investors. Informed by our discussions with our shareholders, both our Board of Directors and our Chief Executive Officer, Brian Goldner, mutually decided to amend certain terms of Mr. Goldner’s employment agreement. These amendments were implemented in August of 2014 and were described in detail in our proxy statement for the 2015 Annual Meeting.

Our shareholders overwhelmingly supported our Say-on-Pay votes in the last three years, with favorable votes from 96.7%, 97.4% and 98.1% of the shares voted at the 2015, 2016, and 2017 Annual Meetings, respectively.

In 2017 we again spoke with shareholders who expressed an interest in speaking with management. In addition to speaking with any shareholders who reached out to us, we proactively extended an invitation to all 25 of our top shareholders (who held in aggregate approximately 43% of our outstanding shares) to meet and we had discussions with all of the top 25 holders who accepted our invitation. Based upon our continuing dialog with shareholders and our 2017 Say-on-Pay vote results, we believe our current compensation program for our executive officers, including the changes we made to our compensation programs in 2014, reflect our shareholder’s views and strongly drive our pay for performance objectives.

E xtension and Amendment of the Employment Agreement with our Chief Executive Officer

The term of Mr. Goldner’s employment agreement as our Chief Executive Officer was set to expire at the end of December 2017. In recognition of Mr. Goldner’s instrumental ongoing leadership in transforming Hasbro from a traditional toy and game manufacturer into a premier global play and entertainment company, the key role he continues to play in bringing the Company’s brand blueprint strategy to life globally through innovative play experiences, engaging storytelling, a comprehensive global consumer products licensing program, digital gaming and the long-term development of relationships with key strategic partners, and his proven track record of delivering strong returns to our shareholders over a sustained period of time, in December 2016 the Board extended the term of Mr. Goldner’s employment agreement to December 31, 2020 and provided for certain changes to Mr. Goldner’s compensation beginning in 2017.

The changes in Mr. Goldner’s compensation package were developed working closely with the Compensation Committee’s outside compensation consultant, Meridian Compensation Partners. The Compensation Committee and Meridian reviewed current compensation programs at our peer companies, and designed Mr. Goldner’s amended compensation plan to provide a highly performance-based total opportunity to Mr. Goldner that recognizes his talent and background, rewards him fairly for delivering strong Company performance, and is market competitive. The terms of this extension were also informed by our ongoing discussions with shareholders. As an example, no additional equity grants were made to Mr. Goldner at the time of this contract extension, as our shareholders expressed a desire to have a competitive annual compensation program serve as the primary driver of executive retention, rather than making significant special retention grants at the time

Cash Returned to Shareholders Dividend and Share Repurchase $ Millions Share Repurchase Dividend Payment

32	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

contracts are extended. As part of the extension, the Board and Mr. Goldner agreed to the following amendments to Mr. Goldner’s compensation beginning in fiscal 2017:

CEO Compensation

	2016 Compensation	Amended Compensation beginning in 2017
Base Salary	$1.3 million	$1.5 million
Annual Cash Bonus Target	150% of Base	175% of Base
Long-Term Equity Incentive Target*	400% of Base	450% of Base
Total Target Direct Compensation	$8.45 million	$10.875 million

*	Annual Long-Term Equity Incentive Target continues to be delivered 50% by value in stock options (which vest ratably over three years) and 50% by value in contingent stock performance awards with three-year performance periods tied to net revenues, earnings per share and ROIC performance targets.

E xecutive Compensation Program Structure and Alignment with Performance

The Compensation Committee has implemented a carefully-structured executive compensation program that is tightly linked to long-term shareholder value creation. The program incorporates a combination of short-term and long-term forms of executive compensation that are structured to incentivize company performance and the achievement of corporate objectives the Committee believes are critical to driving long-term shareholder value. At the same time, the program incorporates elements that ensure the Company is able to attract and retain top executive talent with the creativity, innovation, relentless drive and diverse skills in storytelling and entertainment, branded-play, consumer products, media and technology that are critical to the successful execution of our strategy and ongoing business transformation.

In support of this linkage to long-term shareholder value creation, a significant portion of the total compensation opportunity for our Named Executive Officers is performance-based and at risk. The chart below shows that 81.6% of our CEO’s total compensation for 2017, based on the values reflected in the following Summary Compensation Table, was performance based and at risk.

Fixed Compensation (Salary) Variable Equity Compensation Variable Non-Equity Compensation Change in Pension Value and NQDC Earnings and All Other Compensation Pay at Risk 81.6% 5.7% 12.7% 25.3% 56.3%

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	33

The following chart summarize the components of our 2017 compensation program for our CEO and our other NEOs.

2017 CEO/NEO Pay Program Elements
Annual Cash Compensation		Long-Term Equity Incentive Plan

Base Salary	• Base cash compensation • Set at industry competitive level, in light of individual experience and performance	Performance Contingent Stock Awards

•   Represent ~50% of annual target equity award value

•   Earned based on challenging goals that require strong performance

•   Tied to achievement of EPS, Net Revenue and ROIC targets over a 3-year performance period

Management Incentive Awards

•   Performance-based; tied to company and individual achievement against stated annual financial and strategic goals

•   Align management behavior with shareholder interests

•   Designed to be flexible to enable us to reward for strategic and operating performance not captured by the financial metrics listed below by allowing the Committee to adjust the payouts down to as little as 0, or up by up to 50% based on individual performance

•   Performance measures evaluated (weighting)

•   Total Net Revenues (40%)

•   Operating Margin (40%)

•   Free Cash Flow (20%)

Stock Options Restricted Stock Units

•   Represent ~50% of annual target equity award value for CEO (25% for the other NEOs)

•   7-year term

•   Vest over a 3-year period

•   Granted to the NEOs other than the CEO (25% of annual target equity award value for NEOs)

•   Vest in equal annual installments on the first three anniversaries of the grant date

Our CEO’s long-term equity compensation is 100% performance-based. While the value of the CEO’s annual equity compensation is divided approximately evenly between performance contingent stock awards and stock options, for the other Named Executive Officers they receive approximately 25% of the value of their long-term incentive target award in time-based restricted stock units, approximately 50% in contingent stock performance awards and approximately 25% in stock options. The CEO’s compensation does not use time-based restricted stock units to further increase the linkage between earned pay and performance for the CEO.

Variable Compensation Outcomes

Annual and long-term incentives are based on clear, measurable and objective performance goals that consider the overall financial performance of the Company and the individual contribution of each NEO to that performance.

Performance goals for the annual management incentive awards and for the performance contingent stock awards were established by the Committee early in fiscal 2017 based on the 2017 operating plan and budget and the 2018 and 2019 strategic plan approved by the Company’s Board of Directors. The Committee gives careful consideration to selecting metrics that will be used to drive business performance, and setting performance objectives that are both challenging but achievable.

34	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

For the annual management incentive awards for 2017, the Committee selected three financial performance metrics to capture the most important aspects of the top and bottom line performance of the Company, in the form of revenues, profitability (operating margin percentage), and cash generation (free cash flow, defined as cash flow from operations minus capital expenditures).

There is no payout for a given metric if the Company achieves less than 80% of the target performance against that metric. The maximum payout for overachievement against a given metric is set at 200% of target, and that maximum is awarded when actual performance reaches 127% of target performance.

In 2017, we achieved an aggregate weighted performance payout of 103% of target under the annual management incentive plan. In addition to the corporate financial objectives that are established under the annual performance plan, the CEO, in consultation with the Committee, sets individual objectives for each NEO at the beginning of the year and assesses the performance of the NEOs in achieving these objectives at the end of the year. Performance against these objectives is the key determinant of the individual modifier in the annual incentive. With respect to the CEO’s individual objectives, the Board and Compensation Committee, working together, set these objectives in the beginning of the year and the Board evaluates the CEO’s performance at the end of the year. The table below compares our actual 2017 performance (reflected at the budgeted foreign exchange rates used to set the objectives at the beginning of the year) against the corporate financial performance targets under the annual management incentive awards. The financial results used to compute the payout under the annual management incentive plan exclude the positive impact of foreign exchange and certain other items described on page 45, as the Committee specified at the beginning of the performance period that the impact of those items would be excluded.

	Goal	Actual	Percentage Achievement	2017 Payout Percentage	2017 Weighted Payout
Revenue	$5,271,534	$5,090,533	97%	94%	37.6%
Operating Margin %	15.9%	15.35%	97%	94%	37.6%
Free Cash Flow	$524,659	$586,000	112%	138%	27.6%
		Total weighted payout			103%

All numbers are in thousands,

except for percentages.

In addition to the annual cash management incentive plan, each year the Committee approves annual long-term incentive awards tied to achievement of specified objectives over a period longer than one year. Target award values are based on a designated percentage of each executive’s base salary. For our CEO, these awards are comprised of performance contingent stock awards and stock options (other NEOs also receive time-based restricted stock units). The metrics for the performance contingent stock awards, stated cumulative diluted earnings per share, average return on invested capital and cumulative net revenues over a three-year period, are taken from the Company’s long-term strategic plan, budget and operating plan that have been approved by the Company’s Board.

Under the 2017 performance contingent stock award program, cumulative earnings per share is weighted 34%, average return on invested capital is weighted 33% and cumulative revenue is weighted 33%. Each metric is measured independently and must achieve a minimum of 90% of target over the performance period or no value is earned with respect to that metric. If a metric does not achieve a minimum of 90% of target over the performance period, but one or more of the other metrics achieve this threshold performance, an award is payable based on the achievement of those metrics that do achieve at least threshold performance.

The performance contingent stock awards with a trailing three-year performance period ending at the end of fiscal 2017 achieved 193% of the target performance. Consistent with the intention of the exclusions approved by the Committee during the first 90 days of the performance cycle, the impact of U.S. tax reform and certain accounting changes were excluded from the computation of the achievement of the earnings per share metric. This included the impact of excess tax benefits in the amount of $32.2 million recognized in the statement of operations in 2017 as a result of a new accounting standard issued in 2016, and the net negative impact on earnings from U.S. tax reform in the amount of $296.5 million.

The 2015-2017 award cycle is the first completed cycle with the addition of average return on invested capital as a third performance metric. The prior three performance cycles ending in each of December 2014, 2015 and 2016 achieved performance against target ranging from 0% in 2014 to 192% in 2016. The following table compares the actual results achieved against the targeted goals for each of the three prior three-year

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	35

performance periods with the performance during the most recently completed contingent stock performance award period.

	Revenues*		Percentage Achieved	Cumulative EPS*		Percentage Achieved	Average Return on Invested Capital*		Percentage Achieved
Performance Period	Target	Results		Target	Results		Target	Results		Payout
2012-2014	$14,022	$12,733	91%	$10.01	$8.88	89%	n/a	n/a	n/a	0%
2013-2015	$12,869	$13,255	103%	$9.23	$10.04	109%	n/a	n/a	n/a	127%
2014-2016	$13,229	$14,833	112%	$9.59	$12.64	132%	n/a	n/a	n/a	192%
2015-2017	$13,442	$15,084	112%	$9.65	$13.54	140%	11.9%	15.18%	128%	193%
*	Numbers are in millions. All financial performance for revenues and cumulative EPS is calculated based on exchange rates in effect at the beginning of the relevant three-year performance period. In computing EPS and return on invested capital for 2017, the impact of U.S. tax reform was excluded.

E xecutive Compensation Philosophy and Objectives

The Committee’s fundamental objectives in our executive compensation program are to:

•	Attract, develop and retain talented executives who can contribute significantly to the achievement of Company goals and deliver results in keeping with our mission of Creating the World’s Best Play Experiences.

•	Align the interests of the Company’s executives with the medium and long-term goals of the Company and its shareholders

•	Instill a pay-for-performance culture; a substantial majority of the compensation opportunity for the CEO and other NEOs is composed of variable, performance-based compensation elements.

•	Reward superior performance by the Company and its business units as a whole, as well as superior individual performance.

•	Accomplish these objectives effectively while managing the total cost of the Company’s executive compensation program, including by managing reasonable levels of equity dilution and annual share usage when granting equity-based compensation.

The Committee believes it is critical to have a robust succession planning and management development process and seasoned talent ready to deploy into key executive positions, and our compensation programs are designed to support these objectives.

The Committee structures the Company’s compensation program in a way it believes appropriately aligns pay with performance without encouraging excessive risk taking or other behavior on the part of executive officers that is not in the Company’s best interests.

Our goal is to position total target compensation for our NEOs within a competitive range around the peer group median that reflects the individual’s performance, criticality to the business, retention risk and future potential. For more information on the peer group used as a market check for the NEOs please see the discussion beginning on page 37 of this Proxy Statement.

In 2012 the Company’s Board adopted a Clawback Policy. All equity and non-equity incentive plan compensation granted by the Company in 2013 and thereafter is subject to this Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, will be subject to forfeiting any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

36	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

Strong Compensation Governance Practices

Compensation Governance Highlights

✓ Robust shareholder engagement process

✓ Program informed by and responsive to shareholder input

✓ Significant portion of compensation is variable and performance based

✓ Significant share ownership and retention requirements

✓  5x base salary for CEO

✓  2x base salary for other NEOs

✓ NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

✓ Maximum payout caps under incentive plans

✓ Do not incentivize excessive risk taking

✓ Adopted proxy access mechanism in 2015 in response to shareholder feedback

✓ Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

✓ Double-trigger change in control provisions for equity grants

✓ Fully independent Compensation Committee

✓ Independent Compensation Consultant

✓ No tax gross-ups

✓ No excessive perquisites

✓ No repricing of equity incentive awards

✓ Strong clawback policy

Compensation Process

Hasbro’s executive compensation program is structured with input, analysis, review and/or oversight from a number of sources, including:

•	The Compensation Committee;

•	The full Board;

•	The Company’s Human Resources and Compensation Departments;

•	The Committee’s and Company’s outside compensation consultants;

•	The Company’s Chief Executive Officer; and

•	Market studies and other comparative compensation information.

All final decisions regarding the compensation and retention programs for the Company’s executive officers, including the NEOs, are made by the Compensation Committee. The compensation and retention package for the Company’s Chief Executive Officer is also reviewed and approved by the full Board of Directors without Mr. Goldner being present.

Each of the compensation elements is described in detail in the following pages. In structuring these elements the Company and the Committee review each element on an individual basis, as well as review them in totality as part of an overall target compensation package. This process includes reviewing tally sheets for each of the executive officers which set forth total target compensation for the officer, and within that total summarize the target level for each element and the portion of total target compensation comprised of the various compensation elements.

For the NEOs other than the CEO, the CEO makes recommendations for each individual’s compensation package to the Committee. The Committee discusses these recommendations with the CEO, both with and without the presence of the Company’s Chief Human Resources Officer, the Company’s Senior Vice President, Talent & Rewards and outside compensation consultants. The Committee further reviews and discusses these recommendations in executive sessions, and as part of these discussions the Committee discusses the proposed compensation and retention programs with representatives of its outside compensation advisor. In 2017 the Committee’s outside compensation consultant was Meridian Compensation Partners LLC.

P eer Group and Benchmarking to the Market

In designing the fiscal 2017 executive compensation program, the Committee and the Company reviewed certain market data as a market check for the proposed executive officer: (i) base salaries, (ii) total target cash compensation (comprised of base salaries and target management incentive awards) and (iii) total target direct compensation (comprised of base salaries, target management incentive awards and target equity awards,

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	37

combined). This market information is one element reviewed by the Committee; the Committee does not simply set compensation levels at a certain benchmark level or within a certain benchmark range with respect to other companies.

As the Company has developed into a global play and entertainment organization, rather than a traditional toy and game manufacturer, the companies with which Hasbro competes for executive talent have broadened considerably and the skills and expertise required of Hasbro’s executives have greatly increased. As a result, the Company now competes with a broad range of companies that focus on immersive storytelling across brands and operate in the entertainment and media industry in the hiring and retention of employees and executives. The 2017 compensation peer group was updated to better reflect this mix of companies with which Hasbro competes for executive talent.

For purposes of establishing a market check for base salaries, total target cash compensation and total target direct compensation for the NEOs, other than Mr. Goldner, in 2017 the Company and the Committee reviewed proxy data for the top five executives across the revised peer group set forth below. For Mr. Goldner, the Committee conducted both a market check and a pay for performance analysis in 2017. The Company’s peer group was used in connection with the market check and the pay for performance analysis.

In 2017, the Committee approved salary increases for the NEOs as part of its planned review every two years. In addition, the Committee approved annual and long-term incentive target changes effective for 2018. The next market check, absent significant changes in an executive’s role and responsibilities, will be in 2019. No changes were made to Mr. Goldner’s compensation, which is governed by his employment agreement amended in December 2016, in connection with this market check. Actions taken with respect to the other NEOs in 2017 as part of the market check analysis include the following new base salaries, annual bonus targets and equity incentive compensation targets:

Executive	2017 Base Salary	2018 Bonus Target	2018 LTI Target
John Frascotti	$925,000	90%	300%
Deb Thomas	$800,000	80%	275%
Stephen Davis	$790,000	75%	200%
Wiebe Tinga	$700,000	75%	200%

In 2017, the Committee approved changes to the peer group used for our compensation planning and reward structure for our NEOs to more closely reflect the importance of storytelling and entertainment to drive consumer engagement with our brands. The 2017 compensation program for the NEOs reflects alignment with this revised peer group. The revised peer group comprises a diverse set of businesses that leverage storytelling to engage consumers as well as creative content and entertainment businesses with comparable revenues and market capitalization to those of the Company, against whom we compete and recruit for talent, and many of which face economic challenges and opportunities similar to those we experience.

Recognizing that the Company has few direct competitors, the Committee selected a peer group for use in providing a market check on NEO compensation that is a mix of direct competitors and companies in related business lines with each having one or more of the following characteristics:

•	Storytelling Brands: Companies with brands that use immersive storytelling to create connections with consumers

•	Entertainment/Leisure: Companies focused on products used for entertainment or leisure

•	Global Business: Companies that operate globally

•	Trend Oriented: Companies operating in trend-oriented businesses

•	Mom Advertising Demographic: Companies driven by advertising that appeals to mothers

The 2017 peer group removed Church & Dwight, Clorox, Edgewell Personal Care, Hanesbrands and Spectrum Brands from the prior peer group, due to their limited focus on storytelling to build their brands. In addition, Scripps Network was removed due to its acquisition by Discovery Communications. New peers added to the group, which the Committee believe represent story-led brand-driven companies include Brown-Foreman, Skechers USA, Lululemon Athletica, Under Armour, Estee Lauder and Colgate-Palmolive. Additional companies added which better characterize our investment in media and entertainment include Live Nation, Netflix, Viacom and CBS Corporation. Viacom had been removed from the peer group in 2016 due to irregular Chief Executive

38	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

Officer compensation, but was added back in 2017 due to the Committee’s view that CEO compensation is normalizing with the recent leadership change at Viacom. Set forth in the box below is the current peer group we are using for executive compensation.

Colgate-Palmolive	CBS Corporation	Viacom, Inc.

The Estee Lauder Cos.	Netflix, Inc.	Live Nation Entertainment, Inc.

Activision Blizzard, Inc.	Ralph Lauren Corporation	Mattel, Inc.

Electronic Arts, Inc.	Under Armour, Inc.	Tiffany & Co.

Skechers USA, Inc.	Lions Gate Entertainment Corp.	Brown-Foreman Corporation

Lululemon Athletica, Inc.

The Committee reviews the market data as part of assessing the appropriateness and reasonableness of the compensation levels and mix of compensation elements to ensure that the compensation program:

•	is appropriate and effective in furthering the goals of the Company;

•	provides adequate retention incentive for top performing executives;

•	aligns pay with performance; and

•	fairly rewards executives for their performance and contribution to the achievement of the Company’s goals, rather than in having compensation packages align to a certain range of market data of the Company’s peers.

According to market data reviewed by the Company the total target direct compensation (target management incentive award opportunities, base salary and target equity award value) for the NEOs for 2017, generally ranged at or below the 50th percentile of total target direct compensation for comparable positions at companies in the peer group.

Role of the Independent Compensation Consultant

In reviewing and establishing the proposed fiscal 2017 compensation and retention program for the Company’s executive officers, the Committee received input and recommendations from Meridian Compensation Partners LLC (“Meridian”). Meridian was retained by, and reported directly to, the members of the Committee. Meridian advised the Committee with respect to both the Committee’s review of the Company’s 2017 executive compensation programs and provided additional information as to whether the Company’s proposed 2017 executive compensation programs were competitive, fair to the Company and the executives, reflected strong alignment between pay and performance, provided appropriate retention to executives, and were effective in promoting the performance of the Company’s executives and achievement of the Company’s business and financial goals.

The Committee reviewed Meridian’s independence, relative to the following factors: (i) their provision of other services to the Company, of which there are none; (ii) the amount of fees they receive from the Company as a percentage of their total revenue; (iii) the policies and procedures they have that are designed to prevent conflicts of interest; (iv) any business or personal relationship between Hasbro officers and directors and the entity or the compensation consultants at the entity working for the Committee, of which there aren’t any; (v) any Hasbro stock owned by the entity or any of its compensation consultants working for the Committee, of which there isn’t any; (vi) any business or personal relationship between our executive officers and the entity or any of its compensation consultants working for the Committee, of which there aren’t any; and (vii) any other factors that would be relevant to the consultant’s independence from management. On the basis of such review, the Committee concluded that Meridian was independent and no conflicts of interest or other relationships exist that may impair their independence during their service to the Committee.

Willis Towers Watson was retained by the Company to assist with the preparation of compensation information presented to the Committee in 2017, including tally sheets showing each NEO’s forward-looking target compensation and actual earned compensation, as well as certain compensation tables for this proxy statement.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	39

Executive Compensation Program Elements

The NEOs receive a mix of fixed and variable compensation. The following discussion summarizes the various elements of the executive compensation program. Approximately 81.6% of the CEO’s compensation for 2017, as reported in the Summary Compensation Table, as well as the substantial majority of the compensation opportunity for each of the other NEOs, was variable and tied to Company performance.

Elements of Compensation Summarized

•	Variable and Performance-Based Compensation Elements

•	Annual Incentive Compensation/Cash Bonus

•	Long-Term Incentive Compensation

•	Performance Contingent Stock Awards

•	Special CEO Performance-Based Restricted Stock Grant (grants in 2013-2014 which were earned and vested on December 31, 2017)

•	Restricted Stock Units

•	Stock Options

•	Fixed Compensation and Benefits

•	Base Salary

•	Reasonable and Limited Benefits and Perquisites

V ariable and Performance-Based Compensation Elements

The substantial majority of the total compensation opportunity for our NEOs is performance based, including our entire long-term equity incentive compensation program and annual cash incentive program. Performance targets are derived from the Company’s long-term strategic plan and budget and operating plan that have been approved by the Board.

The Committee and the Board set performance targets that they believe will challenge the Company and its executive team to achieve a threshold payout and require superior performance to achieve a higher than target payout.

When structuring incentive compensation, the Committee identifies the performance metrics it considers most important for driving Company value and return to shareholders, such as net revenues, earnings per share, operating margins, free cash flow, return on invested capital and stock price. The Committee then ties the incentive compensation to performance against those metrics. The Committee has determined that the following forms of compensation and performance metrics are appropriate for aligning executive compensation with performance.

40	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

Component of Incentive Compensation		Variability Factor / Performance Metrics	Objectives
Annual Incentives	• Annual cash bonus	Total Net Revenues (40%)	Measures Company’s annual top line growth
		Operating Margins (40%)	Measures Company’s ability to maximize profitability and drive shareholder value
		Free Cash Flow (20%)	Measures Company’s ability to convert revenues into cash

		Individual Performance Adjustment	Measures for performance against individual objectives

Long-Term Incentives	• Performance Contingent Stock • Restricted Stock Units • Stock Options • Special CEO Performance-Based Restricted Stock Grant (One-time)	Cumulative Net Revenues	Measures Company’s ability to deliver top line growth over multi-year period
		Cumulative Diluted Earnings Per Share	Measures Company’s profitability over the long-term
		Return on Invested Capital	Measures capital efficiency
		Continued Service with the Company	Provide a time-based retention mechanism
		Stock Price Appreciation	Measures how publicly-traded Company stock performs

If we do not meet our financial objectives, and if we do not deliver share price appreciation to you, our shareholders, our executives’ realized compensation is reduced dramatically. This reduction is manifested through both reductions in the payouts under our cash management incentive plans and in a reduction in the realized compensation from awards under our equity compensation plans.

Annual Incentive Compensation

All Company employees participate in some form of annual incentive program. Approximately 28% of the Company’s employees, including all NEOs, received management incentive awards with respect to fiscal 2017. The management incentive award is performance based, with payout of awards tied to the Company’s achievement of specific yearly performance measures, as well as individual performance for the year to the extent discussed below.

Structure of the Annual Incentive Plans.    Management incentive awards for the Company’s executive officers for fiscal 2017 were determined under two programs, the 2014 Senior Management Annual Performance Plan (the “Annual Performance Plan”) and the 2017 Performance Rewards Program (the “PRP”). The Annual Performance Plan has been approved by the Company’s shareholders and is intended to allow for the deduction by the Company of the bonuses paid to “covered employees” as defined in Code Section 162(m). Despite certain differences in the two plans, both the Annual Performance Plan and the PRP use the same corporate performance criteria and targets. Under the Annual Performance Plan, awards are structured to provide a range of maximum permissible payouts corresponding to a range of Company performances against the performance targets, with the Committee reserving negative discretion to reduce any such award to any level below the achieved maximum payout as it deems appropriate. The actual achievement against targeted corporate financial performance and attainment of other key financial and non-financial goals are the primary factors used by the Committee in exercising this negative discretion under the Annual Performance Plan, as is discussed in detail below.

The target awards for each of the NEOs for 2017, as well as the threshold, target and maximum awards for the NEO participating in the PRP Plan, are included in the Grants of Plan-Based Awards table that follows this discussion on page 58.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	41

Selecting Annual Incentive Performance Metrics.    The Committee selects performance metrics that will be used to drive short-term (annual) business performance and establishes rigorous yet achievable performance targets for each of those metrics. The Committee established the fiscal 2017 corporate and business unit performance goals in the first quarter of fiscal 2017 based on the Company’s 2017 operating plan and budget approved by the Board. The Committee selected three performance metrics: (i) total net revenues (weighted at 40%), (ii) operating margin (weighted at 40%) and (iii) free cash flow (weighted at 20%). Free cash flow is computed as cash flow from operations, less capital expenditures.

The Committee believes these performance metrics capture the most important aspects of the top and bottom line performance of the Company, in the form of revenues, profitability and cash generation. The relative weighting among the performance metrics aligns with the relative importance of those metrics, in the Committee’s view, to the Company’s performance and the strength of the Company’s business. If the Company achieves less than a threshold performance of 80% of target against any given metric, the payout achieved for that metric is 0%. Once the achievement of the corporate financial goals is computed, providing the base incentive award payout, the Committee modifies that achieved base payout against target based on the executive’s performance against his or her individual strategic goals to arrive at the final incentive payout to the executive. The modifier applied for performance against individual strategic goals is generally between 0% and 150% of the base corporate financial payout, although the committee can assess a modifier in excess of that range where it deems that warranted by particularly strong individual performance.

Calculating the Annual Incentive Payout.    The following process was used in determining the annual incentive payout for our CEO and other NEOs under the Annual Performance Plan in 2017:

Annual Incentive Plan Targets for 2017.    The target annual incentive award, associated with achieving performance of the designated financial goals for the Company, for our CEO in 2017 was 175% of earned base salary. For our other NEOs, the target annual incentive award ranged between 70% and 90% of earned base salary in 2017.

The table set forth below provides the 2017 corporate total net revenues, operating margin and free cash flow performance targets established by the Committee at the beginning of the year under the annual management incentive plan, as well as the Company’s actual performance (reflected at the budgeted foreign exchange rates used to set the objectives at the beginning of the year) against those targets in 2017. The Company’s actual weighted financial performance in fiscal 2017 corresponded to a 103% weighted payout against target for the corporate financial goals.

Performance Measure	Weight	2017 Target	2017 Actual Performance	Percentage Achievement	2017 Payout Percentage	2017 Weighted Payout
Revenue	40%	$5,271,534	$5,090,533	97%	94%	37.6%
Operating Margin	40%	15.9%	15.35%	97%	94%	37.6%
Free Cash Flow	20%	$ 524,659	$ 586,000	112%	138%	27.6%
Total weighted payout						103%

Dollar figures are in thousands.

Adjusting for Performance Against Individual Strategic Objectives.    The Company’s financial performance on which all employee bonuses are calculated serves as the starting point for the annual incentive award. The Committee then determines how Mr. Goldner and the other NEOs performed in achieving their individual strategic objectives to determine, what, if any, adjustments should be made to the corporate performance factor (103% of target in 2017) to arrive at the final payout amount for each executive, which can be adjusted down to 0% of the corporate base award or up to +50% of formula based upon performance against individual objectives.

The total 2017 annual management incentive earned by Mr. Goldner was $3 million. The annual management incentive award paid to Mr. Goldner for 2017 was based first on the Company’s financial performance against the revenue, operating margin and free cash flow targets set forth above. 103% of Mr. Goldner’s annual target

Target Award (Earned base salary) Corporate Financial Achievement (0% - 200%) Individual Strategic Goals Generally (0% - 150%) Final Payout

42	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

cash incentive under the plan was $2,703,750. The final management incentive paid to Mr. Goldner included a 11% individual performance modifier, to this base award, reflecting Mr. Goldner’s performance against his other individual performance objectives under the plan. This individual performance modifier added $296,250 to the base financial formula award to arrive at the final management incentive award for Mr. Goldner of $3,000,000, which was 114% of target. Mr. Goldner’s individual objectives for 2017 included the following, which were in addition to the financial performance outlined above:

Additional Objectives for Mr. Goldner in 2017:

•	Grow U.S. and Canada and International segment revenues by more than a target percentage set by the Committee.

•	Drive continued growth in the Gaming category.

•	Successfully release two Hasbro film projects, TRANSFORMERS: THE LAST NIGHT and MY LITTLE PONY: THE MOVIE, and drive the performance of the Entertainment and Licensing segment behind those releases.

•	Achieve a specified growth target set by the Committee for the consumer products licensing business.

•	Deliver growth in total shareholder return relative to identified peer group companies.

•	Continue to invest in and grow the Company’s digital marketing and storytelling capabilities and efforts.

•	Increase consumer engagement across all elements.

•	Deliver at least a 13% return on invested capital, absent the impact of U.S. tax reform.

•	Drive product innovation through increased product research and development.

•	Strengthen our relationships with key external partners.

•	Continue developing Hasbro’s succession plan.

•	Further develop the Company’s capabilities across the brand blueprint.

With respect to NEOs other than the CEO, the Committee considered the recommendations of the CEO as one of the factors in making the final management incentive bonus determinations. The CEO and Committee used the Company’s achievement of 103% of its targets under the management incentive award as a starting point and then adjusted this baseline award for each of the NEOs in accordance with performance against their personal objectives for 2017. The strategic modifier applied to each of the NEOs was based on the individual factors set forth below:

President (Mr. Frascotti):    The base corporate formula award would have yielded a payout of $831,181. The actual bonus paid to Mr. Frascotti was $900,000 and was modified based upon his:

•	Role in driving record corporate net revenues to $5.2 billion for the first time in the Company’s history and in delivering profit growth across the Company, including in all major business segments.

•	Success in developing story-led consumer franchises with 10% growth in Franchise brand revenues.

•	Role in driving Gaming category revenues up 10% year over year and in continuing to reinvent our Gaming business based on social data mining and consumer insights.

•	Contributions to delivering growth in consumer products and digital gaming revenues.

•	Work accelerating the Company’s mission of creating and delivering the World’s Best Play Experiences and in delivering industry leading product innovation across the Company’s business.

•	Efforts driving process reengineering and operational efficiency across the design and development, marketing and operations groups.

•	Continued development of industry leading global consumer insights capabilities.

•	Leadership in significantly increasing quality engagement with our consumers across all digital touchpoints.

•	Role in strengthening our relationships with our key external partners.

•	Continued development of our licensing, publishing and promotions capabilities.

•	Expansion of our global brand publicity initiatives.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	43

Executive Vice President and Chief Content Officer (Mr. Davis):     The base corporate formula award would have yielded a payout of $553,368. The actual bonus paid to Mr. Davis was $650,000 and was modified based upon his:

•	Leadership in delivery of immersive brand-focused storytelling content, including the successful theatrical releases of MY LITTLE PONY: THE MOVIE and TRANSFORMERS: THE LAST KNIGHT.

•	Continued development and delivery of best in class storytelling and content creation capabilities across platforms.

•	Successful leadership of Hasbro Studios, Allspark Pictures and Allspark Animation.

•	Role in expanding the Company’s relationship with Paramount Pictures.

•	Securing and developing a strong leadership team for Allspark Pictures and Allspark Animation.

•	Continued expansion of the Company’s West Coast Creative Center of Excellence.

•	Successful integration of Boulder Media and its storytelling capabilities.

Executive Vice President and Chief Commercial Officer (Mr. Tinga):    The corporate formula award would have yielded a payout of $499,335. The actual bonus paid to Mr. Tinga was $550,000, modified based upon his:

•	Role in driving record corporate net revenues to $5.2 billion and in delivering profit growth across the Company’s business segments.

•	Role in delivering revenue growth in the U.S. and Canada and International segments.

•	Role in driving revenue growth in the regions of North America, Latin America and Asia Pacific.

•	Leadership in driving growth in Franchise Brands and Gaming.

•	Success in driving and expanding the Company’s ecommerce business.

•	Leadership in strengthening our relationships with our key retail customers and in driving our relationships with online retailers.

•	Further development of our retail channel strategy.

•	Role in developing strong leadership across the global sales organization.

•	Successful partnership with the Global Operations function to manage inventory flows

Executive Vice President and Chief Financial Officer (Ms. Thomas):    Due to the fact that the requirements of Code Section 162(m) do not, by their terms, apply to the compensation of Chief Financial Officers, Ms. Thomas participates in the PRP, rather than in the Annual Performance Plan. Under the PRP, Ms. Thomas’ fiscal 2017 management incentive award opportunity was set to provide for a payout of 70% of earned salary for target performance. A range of payouts as a percentage of target then corresponded to a range of performances against target both above and below 100%. Threshold performance for each given financial metric under the PRP is set at 80% of target performance for purposes of the achievement of that goal contributing to payout of the management incentive award. An 80% achievement of a performance goal under the PRP equates to a 60% payout against that goal. In addition to taking into account Company performance, the PRP also allows for a multiplier of up to 150% of the formula award in recognition of superior performance against individual performance objectives.

The 103% weighted payout against the corporate performance goals in 2017 would have corresponded with 103% of the target payout for Ms. Thomas under the management incentive award for 2017, absent the personal performance modifier. The corporate formula award under the PRP, prior to personal performance adjustments, for Ms. Thomas, would have been $540,750. In determining the actual bonus for Ms. Thomas, as with the other executive officers, the Committee reviewed the performance of Ms. Thomas against her individual objectives and also considered the recommendations of Mr. Goldner. Ms. Thomas was paid a bonus of $850,000 for fiscal 2017, modified in recognition of her:

•	Role in delivering strong operating cash flow.

•	Successful management of the impacts of U.S. tax reform and implementation of tax planning initiatives,

•	Support in driving the Company’s growth in revenues.

•	Role in delivering the Company’s sixteenth consecutive year of underlying earnings per share growth.

•	Role in delivering TSR growth relative to identified peer group companies.

44	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

•	Contributions to the ongoing return of capital to shareholders, through both the quarterly cash dividend and share repurchase programs.

•	Successful management of the Company’s hedging program.

•	Successful management of the Company’s enterprise risk management (ERM) efforts.

•	Implementation of global information technology enhancements, including the Company’s product to market initiative.

•	Continued development of a best in class global finance function.

Performance Metric Adjustments and Exclusions to Accurately Measure Management’s Performance. At the time the performance goals were set at the beginning of 2017, the Committee provided that certain events that might occur during the performance period would not be taken into account in determining the Company’s performance against these targets. The Committee adjusts for such one-time events as it deems appropriate. Such exclusions included the impact of any acquisitions or dispositions consummated by the Company during the year that had a total acquisition or sale price, as applicable, of $100 million or more, the impact of any major discrete restructuring activities undertaken by the Company after the performance goals are set which result in aggregate costs or charges to the Company of $10 million or more, changes to the US tax code that would impact cash flow, impact operating profit and/or tax expense by more than $25 million or more, as well as any changes in exchange rates with an impact to revenues of greater than $100 million from the rates in effect at the beginning of the performance period.

Long-Term Incentive Compensation

Long-term incentive compensation is provided in the form of performance contingent stock awards, time-based restricted stock units, and non-qualified stock options, as shown below.

*	Mr. Goldner’s 2013 and 2014 long-term incentive compensation included a one-time performance-based restricted stock unit grant that is not reflected in the graph above. This grant was earned and vested on December 31, 2017.

In addition, in 2013 and 2014, Mr. Goldner received one-time special restricted stock unit awards (divided into two tranches) which could be earned based on achievement of four specified stock price hurdles, as well as Mr. Goldner continuing to serve as Chief Executive Officer, through the end of December 31, 2017. These awards were made pursuant to the Amended and Restated Employment Agreement (the Amended Employment Agreement) entered between the Company and Mr. Goldner in October 2012. The restricted stock unit awards were earned and vested on December 31, 2017. Mr. Goldner met both the continued service requirement and achieved the four stock price hurdles set back in October 2012 ($45, $52, $56, $60). Hasbro’s stock closed at $90.89 per share on December 29, 2017, the last trading day of 2017. In addition to meeting the stock price hurdles, this satisfied the lookback requirement on 50% of the award which was added (in response to shareholder feedback on Say on Pay) as part of Mr. Goldner’s August 5, 2014 employment agreement amendment. On December 31, 2017, 587,294 shares were paid to Mr. Goldner pursuant to the vesting of these stock awards. The Company notes that on October 4, 2012, the day the Amended Employment Agreement was executed, the closing price of the Company’s stock was $37.46. From that date to December 29, 2017 the stock price increased 143%.

Long-Term Incentive Compensation Allocation CEO Other NEOs Options 50% PSAs 50% Options 25% PSAs 50% Restricted Stock 25%

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	45

For 2017, the Committee approved target annual equity award values for each of the Company’s executive officers and other equity eligible employees. Targets are expressed as a percentage of each individual’s base salary which for our NEOs in 2017 were as follows:

Equity Grant Target Value as Percentage of Salary
CEO	450%
President	275%
Executive Vice Presidents	175% – 200%

The division across award types, and the targeted total award value, reflect the Committee’s view as to the appropriate total award opportunity for each NEO, the optimal weighting of short and long-term objectives and drivers to retention value, a total long-term compensation program that drives corporate performance and appropriately rewards executives for delivering performance, and a belief that over the performance period the realization of equity award values should be balanced among achievement of the Company’s longer-term internal financial targets and the Company’s stock price appreciation – as well as, for NEOs, the retention of key executive talent. In October of 2017, the Committee approved a change to the NEO annual compensation review process, moving from an annual market check to a review every two years. The Committee felt that this cadence of review better aligned with general changes in the market. The Committee will continue to review annually the compensation for any NEO that has a significant change in role and/or level of responsibility.

The 2017 compensation review which is described in more detail on page 38 included increases in the target equity grant value for the NEOs. The annual equity grant target value effective for 2018 for Mr. Frascotti is 300% of base salary, Ms. Thomas is 275% of base salary, and for Mr. Davis and Mr. Tinga is 200% of base salary. There is no change to Mr. Goldner’s target equity incentive for 2018.

Performance Contingent Stock

Performance contingent stock awards provide the recipient with the potential to earn shares of the Company’s common stock based on the Company’s achievement of stated cumulative diluted earnings per share (“EPS”), average return on invested capital (“ROIC”), and cumulative net revenue (“Revenue”) targets over a three-year performance period beginning with the start of the Company’s 2017 fiscal year and ending December 2019 (the “Performance Period”). For stock performance awards granted in 2017, the EPS metric was weighted at 34%, the ROIC metric was weighted at 33% and the Revenue metric was weighted at 33%. Unless the Company achieves at least 90% performance against a metric no shares are earned under the award for that particular metric.

The Company considers the specific target performance levels for ongoing performance periods to be confidential information that would harm the Company if disclosed, as they are based on confidential internal plans and forward-looking expectations concerning the Company’s performance over a multi-year period. As discussed above, the performance targets set forth in the contingent stock performance awards align with the Company’s Board approved budget, operating plan and strategic plan, and were set at levels the Committee determined will challenge the executive team in working to meet the objectives and drive performance. Solid performance from the Company, and in turn its executives, will be required to achieve a threshold payout, and superior performance in managing the Company’s business will be required to achieve a higher than target payout.

The maximum payout under the contingent stock performance awards granted in 2017 for overachievement of the financial objectives is equal to 200% of the target number of shares.

Assuming at least threshold performance is met for each metric, the actual payout under the performance share award scales between the threshold payout (in 2017 the threshold payout was 50% for net revenues, earnings per share and return on invested capital) to a maximum (200%) with achievement of the target metric equating to a 100% payout for that metric.

46	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

The following table compares the targeted goals and actual performance of the Company (adjusted to eliminate the impact of certain factors designated by the Committee at the beginning of the performance period, such as acquisitions or divestitures of more than $100 million in the aggregate) under the contingent stock performance awards for the 2015 — 2017 performance period, which is the first award with the addition of ROIC as a third performance metric. Revenues are expressed in millions of dollars.

	3-Year Target Performance	3-Year Actual Performance	% of Target	Payout

Cumulative Revenues	$13,442	$15,084	112%	180%

Cumulative EPS	$ 9.65	$13.54	140%	200%

Average ROIC	11.9%	15.18%	128%	200%

Total Payout				193%

If an officer retires at an early retirement date (at least 55 years old with ten years of credited service with the Company) or a normal retirement date (at least 65 years old with at least five years of credited service with the Company) the contingent stock performance award remains outstanding for its remaining term and at the end of the performance period the retired executive earns a pro-rata portion (based on the amount of the performance period served) of the actual shares earned under the award. If an officer dies or is permanently disabled, they or their estate is paid a pro-rata portion of the target value for the contingent stock performance awards based on the portion of the performance period elapsed as of the date of death or permanent disability.

Restricted Stock Units

CEO Special Restricted Stock Unit Award.    As more fully described on page 53 of this proxy statement, the Board made a special performance-based restricted stock unit award to Mr. Goldner to further drive the linkage between the Company’s performance and Mr. Goldner’s compensation, and to provide an additional incentive for Mr. Goldner to remain employed with the Company through December 31, 2017. The Special RSU Grant was made in two tranches, the first in April of 2013 and the second in February 2014. Both tranches of the Special RSU Grant were granted at the same time that the Company made its yearly equity awards to other equity- eligible employees. This award was earned and vested on December 31, 2017.

Other NEO Restricted Stock Unit Awards.    The Company uses restricted stock units as a reward and retention mechanism. The restricted stock units granted in 2017 to our NEOs (excluding our CEO) represented approximately 25% of their annual targeted equity award value in 2017 and vest in three equal installments on the first three anniversaries of the date of grant provided the recipient remains employed with the Company through the applicable vesting dates. Pro-rata vesting is provided earlier only in the event of the death, disability, early retirement (with at least 10 years of credited service) or retirement at age 65 (with at least 5 years of credited service) of the executive. All other terminations of employment result in termination of the awards.

Stock Options

Stock options represent approximately 25% of the targeted annual equity award value for our NEOs, and 50% for our CEO. The options vest in three equal cumulative annual installments on the first three anniversaries of the date of grant, subject to the optionee’s continued employment with the Company through such vesting dates, and have seven-year terms. Options forward vest upon an executive officer retiring at age 65 or older with at least five years of credited service or upon an officer’s death or permanent disability.

The Company does not manage the timing of equity grants to attempt to give participants the benefit of material non-public information. The effective date of option grants are made in open trading windows following the Company’s release of its financial results. All option grants are made with an exercise price at or above the average of the high and low sales prices of the Company’s common stock on the date of grant.

Fixed Compensation and Benefits

Base Salary

Following a review and update of the Company’s compensation peer group in 2017, the Company’s philosophy has shifted from a review of salaries on an annual basis to a review of salaries every two years. Increases in executive base salaries will continue to be considered in the event of: (i) increases in responsibility, (ii) to maintain competitiveness with market compensation offered to executives with similar responsibilities, expertise and experience in other companies the Company considers to be comparable to and/or competitive with the Company, and (iii) to recognize continued individual performance and contribution.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	47

Increases made to the base salaries for certain of the Named Executive Officers in 2017 were made to remain competitive with companies in the Company’s peer groups for similar positions and are effective until the next salary review in 2019. Those increases, effective in October 2017, were as follows: Mr. Frascotti from $900,000 to $925,000; Ms. Thomas from $725,000 to $800,000; Mr. Davis from $760,000 to $790,000 and Mr. Tinga from $650,000 to $700,000. In connection with the three-year extension of his employment agreement with the Company, Mr. Goldner’s base salary increased to $1,500,000 on January 1, 2017.

Benefits

The Company’s officers also participate in certain employee benefit programs provided by the Company that are offered to the Company’s other full-time employees.

The executive officers of the Company are eligible for life insurance benefits on the terms applicable to the Company’s other employees. The Company’s executive officers participate in the same medical and dental benefit plans as are provided to the Company’s other employees.

Company-Sponsored Retirement Plans

The Company provides retirement benefits to its employees primarily through the Hasbro, Inc. Retirement Savings Plan (the “401(k) Plan”) and the Supplemental Benefit Retirement Plan (the “Supplemental Plan”). The 401(k) Plan and the Supplemental Plan, provide for Company matching contributions, and an annual Company contribution of 3% of aggregate salary and bonus. Executive officers are eligible to participate in the 401(k) Plan and the Supplemental Plan on the same basis as all other U.S. Hasbro employees.

The Supplemental Plan is intended to provide a competitive benefit for employees whose employer-provided retirement contributions would otherwise be limited. However, the Supplemental Plan is designed only to provide the benefit which the executive would have accrued under the Company’s 401(k) Plan if the Code limits had not applied. It does not further enhance those benefits.

The amount of the Company’s contributions to the Named Executive Officers under both the 401(k) Plan and the Supplemental Plan, are included in the “All Other Compensation” column of the Summary Compensation Table that follows this report. Mr. Tinga is not eligible to participate in the 401(k) Plan or the Supplemental Plan.

The Hasbro, Inc. Pension Plan (the “Pension Plan”), a defined benefit pension plan for eligible Company employees in the United States, and the pension portion of the Supplemental Plan were frozen effective December 31, 2007. Executive officers hired prior to December 31, 2007, continue to participate in the Pension Plan and the pension portion of the Supplemental Plan, which are described starting on page 62 of this Proxy Statement, but will not accrue additional benefits thereunder subsequent to the plan freeze on December 31, 2007. Effective on April 16, 2018, the Hasbro Pension Plan is being terminated. Distributions of benefits from the Pension Plan will be made following the necessary regulatory approval for such termination.

Description of Pension Benefits for Mr. Tinga

Mr. Tinga participates in the Hasbro B.V. Pension Plan in the Netherlands (the “Netherlands Pension Plan”). Upon becoming a member of the Netherlands Pension Plan on January 1, 1997, an additional payment was made to the plan granting Mr. Tinga an additional one year and two months of credited service, changing his credited service date to November 1, 1995. The Netherlands Pension Plan is described in more detail below. Mr. Tinga was hired by Tonka Corporation on October 1, 1987, which was subsequently acquired by the Company in January 1992. The Company does not have any obligation to pay pension benefits to Mr. Tinga from his service with Tonka.

Netherlands Pension Plan

The Netherlands Pension Plan provides benefits to all employees in service of Hasbro B.V. that are at least 21 years of age. Effective January 1, 2006, the plan was amended and became a career average pay plan with an annual accrual rate of 1.3% of Pension Base for each year of service. As of January 1, 2015, the plan was further amended, increasing the annual accrual rate to 1.47% of Pension Base for each year of service from January 1, 2015 to retirement. Accrued benefits were conditionally indexed each year for active employees. Increases of 2% were granted in each year through December 31, 2017, except in 2006 when there were no increases granted. Effective January 1, 2018 the plan was frozen with no future benefit accrual and no further indexation of accrued benefit. Future accrual will take place in an individual DC pension plan. Benefits are provided in the form of an annuity with 70% payable to the spouse or partner upon the participant’s death.

Prior to the January 1, 2006 amendment, the plan was a final average pay plan with a formula equal to 1.25% of final average Pension Base per year of service. The final average pay benefits were frozen as of December 31, 2005, with indexation applied from this date as described above.

48	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

The Pension Base is defined as Pensionable Salary minus the Offset, where Pensionable Salary is 12 times fixed monthly salary plus holiday allowance plus 13th month salary and the Offset is equal to 100/70 times the state old age pension for a married person. Effective January 1, 2015, as a result of legislative changes in the Netherlands, the annual Pensionable Salary is capped. The government mandated pensionable salary cap for 2017 is EUR 103,317 for the Netherlands Pension Plan. Prior to this date Mr. Tinga’s Pensionable Salary under the plan was not capped.

Credited service in the plan is defined as all years and completed months of service up to the date of retirement, with a maximum of 40 years (for participants who joined the plan prior to January 1, 2008) and 44 years for new participants. Effective January 1, 2015, the maximum credited service was increased to 42 years (for employees who joined the plan prior to January 1, 2008) and 46 years for participants who joined the plan after January 1, 2008. Participants joining the plan after January 1, 2008 with accrued pension benefits at a former employer can transfer their pension benefits into the Netherlands Pension Plan and get additional years of credited service beyond the plan definition.

Effective January 1, 2015, as a result of legislative changes in the Netherlands, the normal retirement age of the plan changed to age 67. Prior to this date, the normal retirement age under the plan was age 65. The pension benefits accrued through December 31, 2014 are guaranteed as unreduced from age 65 and are actuarially increased for retirement after age 65. Plan members are eligible for early retirement from age 55; however benefits are reduced for early commencement and the participant must officially request early retirement six months before the desired retirement date.

Beginning in 2015, Mr. Tinga is eligible for a certain percentage (21.01% for 2017) of the amount by which his ending base salary is above the government mandated pensionable salary cap (103,317 Euros for 2017) to compensate him for the loss of pension value as a result of legislative changes in the Netherlands which capped pensionable salary at 100,000 Euros in 2015. The percentage applied varies with age and is 17.85% until age 55, 21.01% from ages 55 up to 60 and 24.97% from ages 60 to 65. Mr. Tinga is required to pay all taxes on this annual cash payment. This annual make up payment is payable until the earlier of Mr. Tinga’s termination of employment or age 65.

Nonqualified Deferred Compensation Plan

Executive officers who are employees of the Company’s U.S. operations are also eligible to participate in the Company’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which is available to all of the Company’s employees based in the United States at or above selected management levels and whose annual base salary is equal to or greater than $120,000. The Deferred Compensation Plan allows participants to defer compensation to be recorded into various measurement funds, the performance of which determines the return on compensation deferred under the plan. Potential investment choices include a fixed rate option, a choice that tracks the performance of the Company’s Common Stock, and other equity indices. Earnings recorded on compensation deferred by the executive officers do not exceed the returns on the relevant investments earned by other non-executive officer employees deferring compensation into the applicable investment vehicles. Mr. Tinga is not eligible to participate in the Deferred Compensation Plan.

Perquisites

The Company offers perquisites that the Committee believes are reasonable yet competitive for attracting, retaining and compensating the Company’s executives. The Company reimburses designated executive officers for the cost of certain tax, legal and financial planning services they obtain from third parties provided that such costs are within the annual limits established by the Company. The 2017 annual limit on these costs for the Chief Executive Officer was $25,000 and for Ms. Thomas was $5,000. Beginning on January 1, 2018 Mr. Davis and Mr. Frascotti will receive reimbursement for any tax, legal or financial planning services up to the $5,000 limit. Mr. Tinga receives certain tax services due to his secondment from the Netherlands. The cost to the Company for this reimbursement to the Named Executive Officers receiving it is included in the “All Other Compensation” column of the Summary Compensation Table.

Severance and Change in Control Benefits

Beginning on page 66 of this proxy statement there is a discussion of the severance and change in control benefits that may be payable to the NEOs in certain situations, as well as the plans under which those benefits are payable.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	49

Reported versus Realized Pay Table

For purposes of helping our shareholders see the strong alignment of pay and performance in our executive compensation program, we are showing a comparison of Mr. Goldner’s reported total compensation to realized pay over the prior three years. All figures in the table are in thousands. The table illustrates that the reported compensation often diverges from the actual, realized compensation for the executive, and this divergence can become greater as the percentage of the executive’s compensation composed of variable performance-based elements increases and as the performance of the Company, and its stock price, increases. Below the reported versus realized compensation chart we have included a line graph showing the increase in the value, from the end of fiscal 2014 to the end of fiscal 2017, in $100 invested in Hasbro’s common stock, assuming the reinvestment of all dividends.

The significant increase in realized compensation for Mr. Goldner in 2017 is driven by the vesting of the restricted stock units which he was granted in 2013 and 2014 pursuant to the Amended and Restated Employment Agreement. From the date the Amended and Restated Employment Agreement was signed on October 4, 2012, on which date the Company’s common stock closed at $37.46 per share, to December 29, 2017 (the last trading day of fiscal 2017), when the Company’s common stock closed at $90.89 per share, the Company’s share price increased 143%, adding over $6.4 billion to the total market capitalization of the Company.

Reported vs. Realized Pay (2015-2017) 2015 Reported 2015 Realized 2016 Reported 2016 Realized 2017 Reported 2017 Realized Base Salary Stock Options PSAs Non-Equity Incentive Compensation Special RSUs All Other Comp Hasbro Total Shareholder Return

50	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

There can be a significant difference between what is reported for a given year in the compensation tables that follow this Compensation Discussion and Analysis as compensation to an executive officer and the value of what the executive actually realizes as compensation in that year or over time. This difference results from the fact that we are required to include in the reported compensation tables the value of equity awards and changes in pension values and nonqualified deferred compensation earnings for our NEOs at values which are impacted by accounting and actuarial assumptions. Realized compensation is not a substitute for reported compensation in evaluating our executive compensation programs, but we believe understanding realized compensation is important in understanding the impact of the performance components and stock price appreciation components of an award on the value of what an executive ultimately realizes or may receive.

Total Realized Compensation is computed by:

Taking the Total Compensation Amount reported in the Summary Compensation Table appearing on page 56 of this Proxy Statement, and making the following adjustments:

•	subtract the grant date accounting values of stock awards and option awards made during the year, as such amounts are reflected in the Stock Awards and Option Awards columns in the Summary Compensation Table for the applicable year;

•	add the value realized on the date of exercise from any actual option exercises by the executive in such year, as such amounts are reflected in the Option Exercises and Stock Vested table for the proxy statement covering that year;

•	add the value of any stock awards which vested or were earned in such year (to the extent the executive has access to such awards and they are not subject to a forced deferral), at the value such stock had on the date of vesting (because contingent stock performance awards are not earned until February of the year following the end of the three-year performance period, any such awards that are earned are reflected in the realized compensation for the year following the end of the applicable performance period); and

•	subtract the year over year change in pension value and nonqualified deferred compensation earnings, as such amounts are reflected in the Summary Compensation Table for that year under the heading Change in Pension Value and NQDC Earnings.

Other Considerations

CEO Employment Agreement

Effective on October 4, 2012 the Company entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with Mr. Goldner. The Amended Employment Agreement replaced the Amended and Restated Employment Agreement, dated March 26, 2010, and the Change in Control Employment Agreement, dated March 18, 2000, as amended (together referred to as the “Prior Agreements”) previously in place. In response to shareholder feedback received by the Company during its 2013 and 2014 outreach programs, the Board and Mr. Goldner mutually agreed to make certain changes to the Amended Employment Agreement in August of 2014.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	51

Most recently, in December 2016 the Amended Employment Agreement was further amended to provide that the term of Mr. Goldner’s employment as Chief Executive Officer be extended for an additional three years, from the then current expiration date of December 31, 2017 to a new expiration date now set at December 31, 2020, and to make the changes to Mr. Goldner’s compensation set forth in the table below beginning in fiscal 2017. Except for the extension of the terms for three years and for the changes set forth in the following table, the December 2016 amendment did not make any other changes to the Amended Employment Agreement. The terms of this extension were informed by our ongoing discussions with shareholders. As an example of that, no additional equity grants were made to Mr. Goldner at the time of the contract extension, as shareholders had previously expressed to us a preference for a competitive annual compensation plan for Mr. Goldner, as opposed to special retention grants made at the time of contract extensions. The Board and Mr. Goldner agreed to the following amendments to Mr. Goldner’s ongoing compensation beginning in fiscal 2017:

	2016 Compensation	Amended Compensation beginning in 2017

Base Salary	$1.3 million	$1.5 million

Annual Cash Bonus Target	150% of Base	175% of Base

Annual Long-Term Equity Incentive Target*	400% of Base	450% of Base

Total Target Direct Compensation	$8.45 million	$10.875 million

*	Annual Long-Term Equity Incentive Target continues to be delivered 50% by value in stock options (which vest ratably over three years) and 50% by value in contingent stock performance awards with three-year performance periods tied to net revenues, earnings per share and ROIC performance targets.

Set forth below is a description of the Amended Employment Agreement, as it was modified in August of 2014 in response to shareholder feedback and as it was extended in December 2016. The objectives of the Amended Employment Agreement are to:

•	ensure that Mr. Goldner only benefits if shareholders realize significant value, which is why the special RSU award, granted in two tranches (the first tranche in 2013 and the second in 2014), was tied to absolute stock price appreciation;

•	structure the agreement to incentivize Mr. Goldner to remain at Hasbro through the end of 2020, which the Board believes is an appropriate timeframe to have developed and executed the key elements of the Company’s global play and entertainment strategy and measure the success of the strategy; and

•	implement a number of compensation and governance best practices, including:

•	the elimination of the tax-gross up provisions contained in the prior agreements with Mr. Goldner with respect to excess parachute payments under Section 4999 and taxes and charges under Section 409A of the Internal Revenue Code;

•	the elimination of the auto-renewal feature contained in the Prior Agreements, pursuant to which the term of Mr. Goldner’s employment with the Company would continue to be automatically extended for additional one-year periods unless Mr. Goldner or the Company provided notice of non-renewal;

•	the elimination of a special bonus which was payable under the prior agreements one year following a Change in Control of the Company provided Mr. Goldner remained employed with the Company through that one-year anniversary;

•	subject all of Mr. Goldner’s incentive-based compensation, both cash and equity-based incentive compensation, granted on or after October 4, 2012 to the Company’s Clawback Policy and to future clawback policies that apply to senior management of the Company; and

•	provide for a more restrictive definition of a Change in Control than was provided in the prior agreements.

Enhanced Pay for Performance Linkage and Retention

The Amended Employment Agreement:

•	extended the term of Mr. Goldner’s scheduled employment with the Company for three years, from the previously scheduled expiration date of December 31, 2014 to the new expiration date of December 31, 2017 (the December 2016 amendment extended this to December 31, 2020); and

•	provided additional performance-based equity incentives designed to retain Mr. Goldner in the employ of the Company during this extended term and to strengthen the linkage between Mr. Goldner’s potential future compensation and Hasbro’s performance and delivery of shareholder value.

52	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

To further drive the linkage between the Company’s performance and Mr. Goldner’s compensation, and to provide an additional incentive for Mr. Goldner to remain employed with the Company through December 31, 2017, the Amended Employment Agreement provided for the grant to Mr. Goldner of an aggregate of 587,294 restricted stock units (referred to as the “Special RSU Grant”). The Special RSU Grant was made in two tranches, the first in April of 2013 and the second in February 2014. Both tranches of the Special RSU Grant were granted at the same time that the Company made its yearly equity awards to other equity-eligible employees.

Both tranches of the Special RSU Grant had two vesting components, each of which must be satisfied for Mr. Goldner to earn any shares under the award. The first vesting component was based entirely on achievement of specified Hasbro stock price thresholds, with each threshold being progressively higher. For Mr. Goldner to realize the full value from his Special RSU Grant, all four stock price thresholds had to be achieved, which would result in the Company’s market capitalization increasing approximately 60% or $3 billion, from October 2012, when the amended agreement was entered. This market capitalization increase does not capture any of the incremental value created by dividends paid to shareholders in the intervening years. The stock price thresholds and the percentage of the shares subject to the Special RSU Grant attributable to achievement of each threshold are as follows:

Stock Price Threshold	Percentage of Shares Earned

$45/share	25%

$52/share	25%

$56/share	25%

$60/share	25%

To achieve the stock price thresholds the average closing price of the Company’s stock needed to meet or exceed the threshold for a period of at least thirty consecutive trading days by December 31, 2017. The second vesting component required that, subject to certain termination scenarios, Mr. Goldner must remain continuously employed with the Company through December 31, 2017 to vest in any earned shares under the Special RSU Grant. The August 2014 amendment to the Amended Employment Agreement added a further price requirement to the $56 and $60 tranches of the special restricted stock unit award. Even if those stock hurdles are achieved during the term of the agreement, that actual number of shares earned would be adjusted downward (according to a schedule attached to the back of the 2014 amendment to the Amended Employment Agreement) if the trading price of the Company’s common stock was below those respective thresholds during the thirty-day trading period ending just prior to December 31, 2017, or the earlier termination of Mr. Goldner’s employment in certain situations.

Mr. Goldner earned the full 587,294 shares of stock subject to the restricted stock units on December 31, 2017. Hasbro’s stock closed at $90.89 per share on December 29, 2017, the last trading day of 2017. In addition to meeting the stock price hurdles, this satisfied the lookback requirement on 50% of the award which was added (in response to shareholder feedback on Say on Pay) as part of Mr. Goldner’s August 5, 2014 employment agreement amendment. On December 31, 2017, 587,294 shares were delivered to Mr. Goldner pursuant to the vesting of these stock awards. The Company notes that on October 4, 2012, the day the Amended Employment Agreement was executed, the closing price of the Company’s stock was $37.46. From that date to December 29, 2017 the stock price increased 143% to $90.89 per share.

The Amended Employment Agreement provided that Mr. Goldner will participate in Hasbro’s other long-term incentive programs during the term of his employment and will have an annual long-term equity grant target level equal to four (4) times his annualized base salary in 2016. The December 2016 amendment increased this grant target, effective beginning in fiscal 2017, to 4.5 times Mr. Goldner’s annualized base salary.

Other Compensation

The Amended Employment Agreement provided that the Company increase Mr. Goldner’s annualized based salary from $1,200,000 to $1,300,000 beginning July 1, 2013, and in 2013 Mr. Goldner was eligible to receive a management incentive plan bonus based on a target of one hundred and fifty percent (150%) of his earned base salary. The December 2016 amendment provides that effective in fiscal 2017 Mr. Goldner’s base salary is increased to $1,500,000 and he is eligible to receive a management incentive plan bonus based on a target of one hundred and seventy-five percent (175%) of his earned base salary. Thereafter, Mr. Goldner’s base salary, management incentive bonus target and long-term incentive target will be reviewed in accordance with the Company’s compensation policies for senior executives and will be adjusted to the extent, if any, deemed appropriate by the Compensation Committee of the Company’s Board of Directors.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	53

Post-Employment Restrictions

The Amended Employment Agreement contains certain post-employment restrictions on Mr. Goldner, including:

•	a two-year non-competition provision which prohibits Mr. Goldner from engaging, in any geographical area in which Hasbro is doing business at the time of the termination of his employment, in any business which is competitive with the business of Hasbro as it exists at the time of termination of Mr. Goldner’s employment; and

•	a two-year non-solicitation provision, providing that Mr. Goldner will not (a) solicit or recruit any employee of Hasbro to leave the Company or (b) solicit the business of any clients, customers or accounts of Hasbro.

If Mr. Goldner violates these restrictions and does not cure such violation, the Amended Employment Agreement provides that he will forfeit and pay to Hasbro the Net Proceeds (as defined in the Amended Employment Agreement) obtained with respect to any unvested stock options, restricted stock units, contingent stock performance awards or other equity that had been accelerated in connection with the termination of his employment by Hasbro without Cause (as defined in the Amended Employment Agreement) or by Mr. Goldner for Good Reason (as defined in the Amended Employment Agreement).

Stock Ownership Guidelines

Our stock ownership and retention guidelines are rigorous.

Stock Ownership Guidelines*

CEO	5X Base Salary

NEOs (other than CEO)	2X Base Salary
*	Base salary, through termination of employment with the Company

An executive has five years to achieve the stock ownership requirement level. Thereafter, during the executive’s employment with the Company they must maintain the required stock ownership. All NEOs are in compliance with the stock ownership guidelines as of Dec. 31, 2017.

Stock Retention Requirement.    To further align our executives’ interests with the long-term interests of shareholders, effective March 1, 2014, the Company adopted amendments to the Hasbro, Inc. Executive Stock Ownership Policy (“Stock Ownership Policy”), which included a requirement to retain 50% of any net shares realized from stock vesting or option exercises until the executive’s required ownership level is satisfied.

Anti-Hedging and Pledging Policies.    The Company has had a longstanding policy in place that prohibits all directors, executive officers and other employees from hedging or pledging any Company securities.

Compensation and Risk Management

As part of structuring the Company’s executive compensation programs, the Committee (A) evaluates the connection between such programs and the risk-taking incentives they engender, to ensure that the Company is incenting its executives to take an appropriate level of business risk, but not excessive risk, and (B) considers any changes in the Company’s risk profile and whether those changes should impact the compensation structure. To achieve this appropriate level of risk taking, and avoid excessive risk, the Committee structures the compensation program to (i) link the performance objectives under all incentive-based compensation to the strategic and operating plans of the Company which are approved by the full Board of Directors, with the Board ensuring that the goals set forth in such plans require significant performance to achieve, but are not so out of reach that they require excessively aggressive behavior to be met, (ii) provide for a balance of shorter-term objectives or exercise periods (such as the annual cash incentive plan objectives) and longer-term objectives or exercise periods (such as the three-year performance period under the contingent stock performance awards and seven-year option terms) to mitigate the risk that short-term performance would be driven at the expense of longer-term performance and shareholder value creation, and (iii) include stock ownership guidelines which require executives to maintain significant equity ownership during their entire career with the Company, thus linking personal financial results for the executives with the investment performance experienced by the Company’s shareholders over a significant period of time. In addition to the analysis performed by the Committee, the Committee also had Meridian perform a risk assessment of the Company’s executive compensation programs for 2017 and advise on the appropriateness of the levels of risk presented by those programs and the effectiveness of their design to mitigate risk. As a result of its analysis and the work performed by Meridian, the Committee believes the Company’s compensation programs promote appropriate, but not excessive, risk taking and are designed to best further the interests of the Company while mitigating risk.

54	Compensation Discussion and Analysis (Continued) | Hasbro, Inc.

Tax Considerations

Although the Company considers the tax treatment, including the requirements of Code Section 162(m), and the accounting treatment of various forms of compensation in determining the elements of its executive compensation program and, to the extent it is consistent with meeting the objectives of the Company’s executive compensation program, structures such compensation to maximize the ability of the Company to receive a tax deduction for such compensation, the Company feels strongly that maximizing the performance of the Company and its executives is more important than assuring that every element of compensation complies with the requirements for tax deductibility under Section 162(m). The Company selects performance goals under its variable compensation programs that are intended to be objective within the meaning of the Code, such as achieving certain net revenues, operating margin, free cash flow, earnings per share or ROIC goals. However, in certain situations, such as with our targeted retention grants of restricted stock units, the Company may feel a particular goal, such as retaining a key talented individual, is very important to the Company, even though the form of compensation being used is not considered objective within the meaning of the Code or the associated compensation is otherwise not deductible under the requirements of Section 162(m). The Company reserves the right to compensate executives for achievement of such objectives, or to reflect other individual performance measures in an executive’s compensation, even if they do not comply with the requirements of Section 162(m). On December 22, 2017 the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act also established new tax laws that will affect 2018, including imposing limitations on the deductibility of certain executive compensation under 162(m). The U.S. Treasury Department, the IRS, and other standard-setting bodies could interpret or issue guidance on how provisions of the Tax Act will be applied or otherwise administered. As we consider compensation in the future, we will analyze the Tax Act and interpret any additional guidance that may prompt us to make adjustments to our compensation programs.

Hasbro, Inc. | Compensation Discussion and Analysis (Continued)	55

Executive Compensation

The following table summarizes compensation paid by the Company for services rendered during fiscal 2017, fiscal 2016 and fiscal 2015 by any person serving as the Company’s Chief Executive Officer during any part of fiscal 2017, by any person serving as the Company’s Chief Financial Officer during any part of fiscal 2017, and by the three other most highly compensated executive officers of the Company in fiscal 2017 (to the extent that such person was an executive officer during the year in question).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(a)	Bonus	Stock Awards(b)	Option Awards(b)	Non-Equity Incentive Plan Compensation (a)(c)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(d)	All Other Compensation (e)	Total
Brian Goldner(f)	2017	$1,500,000	$0	$3,401,482	$3,272,528	$3,000,000	$175,505	$504,874	$11,854,389
Chairman and Chief	2016	$1,300,000	$0	$2,600,235	$2,162,091	$3,860,000	$169,229	$450,687	$10,542,242
Executive Officer	2015	$1,350,000	$0	$2,887,500	$2,053,289	$3,600,000	$39,068	$356,130	$10,285,987
John Frascotti(g)	2017	$896,635	$0	$1,866,061	$599,976	$900,000	$9,559	$179,697	$4,451,928
President	2016	$772,308	$0	$1,170,180	$357,583	$1,100,000	$8,886	$159,508	$3,568,465
	2015	$698,463	$0	$901,101	$213,529	$1,000,000	$2,486	$112,362	$2,927,941
Deborah Thomas(h)	2017	$750,000	$0	$956,618	$337,867	$850,000	$59,634	$149,700	$3,103,819
Executive Vice President and	2016	$690,385	$0	$909,487	$283,264	$900,000	$48,285	$130,835	$2,962,256
Chief Financial Officer	2015	$633,504	$0	$857,862	$204,960	$750,000	$3,386	$105,390	$2,555,102
Stephen Davis(i)	2017	$767,500	$0	$1,002,800	$390,289	$650,000	$9,876	$150,075	$2,970,540
Executive Vice President and
Chief Content Officer
Wiebe Tinga(j)	2017	$692,558	$0	$980,156	$315,144	$550,000	$63,617	$141,776	$2,743,251
Executive Vice President and	2016	$592,787	$0	$850,472	$332,351	$925,000	$384,684	$118,754	$3,204,048
Chief Commercial Officer	2015	$518,970	$0	$852,364	$202,032	$825,000	$0	$92,354	$2,490,720
(a)	Includes amounts deferred pursuant to the Company’s 401(k) Plan and Non-qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Mr. Goldner did not receive a salary increase in 2015. 2015 contained one extra two-week pay period as compared to prior years. Mr. Tinga’s 2017 salary has been converted to U.S. dollars using an average exchange rate over the fiscal year of 1 Euro equals U.S. $1.129. Mr. Tinga’s 2016 salary has been converted to U.S. dollars using an average exchange rate over the fiscal year of 1 Euro equals U.S. $1.099. Mr. Tinga’s 2015 salary has been converted to U.S. dollars using an average exchange rate over the fiscal year of 1 Euro equals U.S. $ 1.106.

(b)	Reflects the grant date fair value for stock and option awards to the Named Executive Officers. Please see note 13 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2017, for a detailed discussion of assumptions used in valuing options and stock awards generally, and see footnote (e) to the following Grants of Plan-Based Awards table for a discussion of certain assumptions used in valuing equity awards made to the Named Executive Officers.

In each of the years shown, these executives were granted non-qualified stock options and contingent stock performance awards. These executives, other than Mr. Goldner, were also granted restricted stock unit awards in each of the years shown.

The grant date fair values included in the table of the contingent stock performance awards have been calculated based on the probable outcomes under such awards (assumed to be realization of the target values of such awards). If it were assumed that the maximum amount payable under each of the contingent stock performance awards were paid, which maximum is 200% of the target value, then the grant date fair values included under the stock award column for each of the Named Executive Officers for performance shares in 2017, would have been as follows: Mr. Goldner $6,802,964, Mr. Frascotti $2,494,553, Ms. Thomas $1,278,742, Mr. Davis $1,340,479, and Mr. Tinga $1,310,208. This is in addition to the grant date value of restricted stock units.

(c)	For Messrs. Goldner, Frascotti, Davis and Tinga these amounts consist entirely of the management incentive awards earned by such executives under the Company’s 2014 Senior Management Annual Performance Plan for the applicable year. For Ms. Thomas these amounts consist entirely of the management incentive awards earned under the Company’s Performance Rewards Plan for the applicable year.

(d)	The amounts reflected in this table primarily consist of the change in pension value during fiscal 2017, fiscal 2016 and fiscal 2015 for each Named Executive Officer. The change in pension value in 2017 was an increase of $107,105 for Mr. Goldner, an increase of $48,387 for Ms. Thomas, an increase of $63,617 for Mr. Tinga The change in pension value in 2016 was an increase of $96,117 for Mr. Goldner, an increase of $36,936 for Ms. Thomas and an increase of $384,684 for Mr. Tinga. The change in pension value in 2015 was a decrease of $13,724 for Ms. Thomas and a decrease of $212,956 for Mr. Tinga. For purposes of computing the 2015 amounts in the table these values were reflected at $0.

56	Executive Compensation | Hasbro, Inc.

The amounts reflected in this table also include the following amounts which were earned on balances under the Supplemental Plan and are considered above market, as the Company paid interest on account balances at a rate of 4.80%, when 120% of the applicable long-term rate was 3.31%:

2017
Brian Goldner	$68,400
John Frascotti	$9,559
Deborah Thomas	$11,247
Stephen Davis	$9,876
Wiebe Tinga	$—

Does not include the following aggregate amounts, in fiscal 2017, fiscal 2016 and fiscal 2015 respectively, which were earned by the executives on the balance of (i) compensation previously deferred by them under the Deferred Compensation Plan and (ii) amounts previously contributed by the Company to the executive’s account under the Supplemental Plan (401(k)):

	2017	2016	2015
Brian Goldner	$519,960	$287,308	$187,521
John Frascotti	$81,003	$60,816	$27,480
Deborah Thomas	$113,372	$65,452	$20,093
Stephen Davis	$30,438	n/a	n/a
Wiebe Tinga	$—	$—	$—

Earnings on compensation previously deferred by the executive officers and on the Company’s prior contributions to the Supplemental Plan do not exceed the market returns on the relevant investments which are earned by other participants selecting the same investment options.

For fiscal 2017 and 2016, all of the Named Executive Officers participating in the pension plan experienced an increase in the present value of their pension benefits versus the previous fiscal year. This was primarily due to a decrease in the discount rates. For fiscal 2015, most of the Named Executive Officers participating in the pension plan experienced a decrease in the present value of their pension benefits versus the previous fiscal year, 2014. This was primarily due to changes in currency exchange rates and the discount rate.

(e)	Includes the following amounts, for fiscal 2017, fiscal 2016 and fiscal 2015 respectively, paid by the Company for each Named Executive Officer in connection with a program whereby certain financial planning, legal and tax preparation services provided to the individual are paid for by the Company:

	2017	2016	2015
Brian Goldner	$17,474	$9,687	$27,630
John Frascotti	$—	$—	$—
Deborah Thomas	$1,200	$1,200	$1,125
Stephen Davis	$—	n/a	n/a
Wiebe Tinga	$20,777	$17,650	$24,230

The figure for Mr. Goldner in 2015 includes amounts incurred in prior years which had not previously been reimbursed by the Company.

Includes matching charitable contributions made in the name of Mr. Goldner of $5,000 in each of 2017 and 2015.

The $20,777 figure for Mr. Tinga in 2017 reflects contributions made in Euros that have been converted to dollars using an average exchange rate over the fiscal year of 1 Euro equals 1.129 UDS. The $17,650 figure for Mr. Tinga in 2016 includes an unemployment contribution in 2016 of $814.36 (the contribution was made in Euros but has been converted to US dollars using an average exchange rate over the fiscal year of 1 Euro equals 1.099 USD).

All Other Compensation for Mr. Tinga in in 2017 also includes a cash payment equal to $120,999.34 (converted from Euros using an exchange rate of 1 Euro equals 1.129 USD), reflecting 21.01% of the amount by which his ending base salary is above the new pension cap of 103,317 Euros and in 2016 also includes a cash payment equal to $101,104.48 (converted from Euros using an exchange rate of 1 Euro equals 1.099 USD), reflecting 21.01% of the amount by which his ending base salary is above the new pension cap of 101,519 Euros, to compensate him for the loss of pension value as a result of legislative changes in the Netherlands which cap the pensionable salary. Mr. Tinga is required to pay all taxes on these annual cash payments.

Hasbro, Inc. | Executive Compensation (Continued)	57

Includes the Company’s matching contribution to each individual’s savings account, the annual company contribution, as well as the annual transition contribution, if applicable, for each individual under the 401(k) Plan and the Supplemental Plan, such amounts as follows:

	2017	2016		2015
Brian Goldner	$482,400		$441,000		$328,500
John Frascotti	$179,697		$159,508		$112,362
Deborah Thomas	$148,500		$129,635		$104,265
Stephen Davis	$150,075	$	n/a	$	n/a
Wiebe Tinga	$—		$—		$—

These amounts are in part contributed to the individual’s account in the 401(k) Plan and, to the extent in excess of certain Code maximums, deemed allocated to the individual’s account in the Supplemental Plan (401(k)).

(f)	Mr. Goldner has served as Chairman and Chief Executive Officer since February 2017 when Mr. Frascotti was promoted to President. Mr. Goldner became President and Chief Executive Officer of the Company on May 22, 2008 and Chairman on May 21, 2015.

(g)	Mr. Frascotti became President in February 2017. Prior thereto Mr. Frascotti was President, Hasbro Brands since 2014. Prior thereto Mr. Frascotti served as Executive Vice President and Chief Marketing Officer since 2013. Prior thereto Mr. Frascotti serviced as Global Chief Marketing Officer since 2008.

(h)	Ms. Thomas became Executive Vice President and Chief Financial Officer in March 2013. Prior thereto Ms. Thomas served as Senior Vice President and Chief Financial Officer since May 2009. Prior thereto Ms. Thomas was Senior Vice President and Head of Corporate Finance.

(i)	Mr. Davis became Executive Vice President and Chief Content Officer in 2014, Prior thereto Mr. Davis served as President, Hasbro Studios since 2009.

(j)	Mr. Tinga became Executive Vice President and Chief Commercial Officer in 2013. Prior thereto Mr. Tinga served as President, North America since 2012. Mr. Tinga’s base salary and certain elements of All Other Compensation are established and paid in Euros. The dollar figures in this table for salary and certain elements of All Other Compensation have been converted from Euros to dollars at the computed monthly average exchange rate over 2017 of 1 Euro equals $1.129.

The following table sets forth certain information regarding grants of plan-based awards for fiscal 2017 to the Named Executive Officers.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(e)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Brian Goldner	2/1/2017(a)		$2,625,000
	3/16/2017(b)				17,080	34,160	68,320				$3,401,482
	2/21/2017(c)								170,800	$98.80	$3,272,528
John Frascotti	2/1/2017(a)		$806,972
	3/16/2017(b)				6,263	12,526	25,052				$1,247,276
	2/21/2017(d)							6,263			$618,784
	2/21/2017(c)								31,314	$98.80	$599,976
Deborah Thomas	2/1/2017(a)	$315,000	$525,000	$1,575,000
	3/16/2017(b)				3,211	6,421	12,842				$639,371
	2/21/2017(d)							3,211			$317,247
	2/21/2017(c)								17,634	$98.80	$337,867
Stephen Davis	2/1/2017(a)		$537,250
	3/16/2017(b)				3,366	6,731	13,462				$670,239
	2/21/2017(d)							3,366			$332,561
	2/21/2017(c)								20,370	$98.80	$390,289
Wiebe Tinga	2/1/2017(a)		$484,791
	3/16/2017(b)				3,290	6,579	13,158				$655,104
	2/21/2017(d)							3,290			$325,052
	2/21/2017(c)								16,448	$98.80	$315,144
(a)	For Messrs. Goldner, Frascotti, Davis and Tinga these management incentive awards were made pursuant to the Company’s 2014 Senior Management Annual Performance Plan. For Ms. Thomas, the management incentive plan awards were made pursuant to the Company’s 2017 Performance Rewards Plan. Mr. Tinga’s Maximum Estimated Possible Payout Under Non-Equity Incentive Plan Awards has been calculated using the computed monthly average exchange rate over 2017 of 1 Euro equals $1.129.

58	Executive Compensation (Continued) | Hasbro, Inc.

(b)	All of these contingent stock performance awards were granted pursuant to the Company’s Restated 2003 Stock Incentive Performance Plan (the “2003 Plan”). These awards provide the recipients with the ability to earn shares of the Company’s Common Stock based on the Company’s achievement of stated cumulative diluted earnings per share (“EPS”), cumulative net revenue (“Revenues”) and average return on invested capital (“ROIC”) targets over a three-year period beginning at the beginning of fiscal 2017 and ending in December 2019 (the “Performance Period”). Each Stock Performance Award has a target number of shares of Common Stock associated with such award which may be earned by the recipient if the Company achieves the stated EPS, Revenues and ROIC targets set for the Performance Period. The grant date fair values for the contingent stock performance awards were based on the average of the high and low trading prices on the date of grant of these awards, which was $99.575 per share on March 16, 2017.

(c)	All of these options were granted pursuant to the 2003 Plan. These options are non-qualified, were granted with an exercise price equal to the average of the high and low sales prices of the Company’s common stock on the date of grant, and vest in equal annual installments over the first three anniversaries of the date of grant. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control; Employment Agreements”.

(d)	All of these restricted share units were granted pursuant to the 2003 Plan. These units vest in three equal annual installments on the first three anniversaries of the date of grant, subject to the recipient remaining employed with the Company through the applicable vesting dates. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control; Employment Agreements”. The grant date fair values for the restricted stock unit awards were based on the average of the high and low trading prices on the date of grant of these awards, which was $98.80 per share on February 21, 2017

(e)	The fair value of option grants for the NEOs were determined using standard application of the Black-Scholes option pricing model using the following weighted average assumptions: volatility 24.72%, dividend yield 2.30% and a risk-free interest rate of 1.93% based on an estimated option life of approximately 5.5 years. The fair value of option grants does not take into account risk factors such as non-transferability and limits on exercisability. In assessing the fair value of option grants indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise.

Please see note 13 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2017, for a detailed discussion of the assumptions used in valuing these options and stock awards.

Hasbro, Inc. | Executive Compensation (Continued)	59

The following table sets forth information for equity awards held by the named individuals as of the end of the Company’s 2017 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards
	Option Awards						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Brian Goldner
										90,220(a)	$8,200,096
										34,940(b)	$3,175,697
										34,160(c)	$3,104,802
	408,164	0		—	$36.14	2/7/2019
	317,306	0		—	$47.21	4/23/2020
	302,200	0		—	$52.11	2/12/2021
	140,252	70,126	(g)	—	$61.77	2/12/2022
	53,463	103,780	(h)	—	$74.42	2/23/2023
	0	170,800	(i)	—	$98.80	2/21/2024
John Frascotti
										18,766(a)	$1,705,642
										10,751(b)	$977,158
										12,526(c)	$1,138,488
							4,865	(d)	$442,180
							3,282	(e)	$298,301
							6,263	(f)	$569,244
	16,342	0		—	$36.14	2/7/2019
	30,682	0		—	$47.21	4/23/2020
	20,500	0		—	$52.11	2/12/2021
	14,585	7,293	(g)	—	$61.77	2/12/2022
	8,844	17,162	(h)	—	$74.42	2/23/2023
	0	31,314	(i)	—	$98.80	2/21/2024
Deborah Thomas
										17,733(a)	$1,611,752
										8,399(b)	$763,385
										6,421(c)	$583,605
							4,700	(d)	$427,183
							2,522	(e)	$229,225
							3,211	(f)	$291,848
	7,168	0		—	$52.11	2/12/2021
	7,000	7,000	(g)	—	$61.77	2/12/2022
	7,005	13,596	(h)	—	$74.42	2/23/2023
	0	17,634	(i)	—	$98.80	2/21/2024
Stephen Davis
										19,623(a)	$1,783,534
										9,407(b)	$855,002
										6,731(c)	$611,781
							5,205	(d)	$473,082
							2,870	(e)	$260,854
							3,366	(f)	$305,936
	15,513	7,757	(g)	—	$61.77	2/12/2022
	7,737	15,018	(h)	—	$74.42	2/23/2023
	0	20,370	(i)	—	$98.80	2/21/2024
Wiebe Tinga
										17,755(a)	$1,613,752
										8,399(b)	$763,385
										6,579(c)	$597,965
							4,600	(d)	$418,094
							1,998	(e)	$181,598
							3,290	(f)	$299,028
	20,674	0		—	$52.11	2/12/2021
	13,800	6,900	(g)	—	$61.77	2/12/2022
	8,219	15,952	(h)	—	$74.42	2/23/2023
	0	16,448	(i)	—	$98.80	2/21/2024

(a)	These contingent stock performance awards granted in February 2015, are reflected at 193% of the target number of shares.

60	Executive Compensation (Continued) | Hasbro, Inc.

(b)	These contingent stock performance awards granted in February 2016, are reflected at the target number of shares for such awards, even though the performance period will not end until December 2018 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(c)	These contingent stock performance awards granted in March 2017, are reflected at the target number of shares for such awards, even though the performance period will not end until December 2019 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(d)	Comprised of restricted stock units granted on February 11, 2015 which cliff vest on the three-year anniversary of the date of grant provided the recipient continues employment with the Company through that date.

(e)	Comprised of restricted stock units granted on February 23, 2016, of which one third vested on February 23, 2017, and the remainder will vest in two equal installments on each of February 23, 2018 and February 23, 2019, provided the recipient continues employment with the Company through the applicable vesting dates.

(f)	Comprised of restricted stock units granted on February 21, 2017 which will vest in three equal installments on the first three anniversaries of the date of grant, provided the recipient continues employment with the Company through the applicable vesting dates.

(g)	One third of these options vested on February 11, 2016, one third vested on February 11, 2017, and the remaining options will vest on February 11, 2018, subject to the optionee’s continued employment with the Company through those dates.

(h)	One third of these options vested on February 23, 2017, and the remaining options will vest in two equal installments on February 23, 2018 and February 23, 2019, subject to the optionee’s continued employment with the Company through those dates.

(i)	One third of these options will vest on each of February 21, 2018, February 21, 2019 and February 21, 2020, subject to the optionee’s continued employment with the company through those dates

(j)	The amounts were computed by multiplying the number of shares by the closing share price of $90.89 on December 29, 2017, the last trading day of the Company’s 2017 fiscal year.

The following table sets forth information concerning aggregate option exercises, vesting of restricted stock and stock earned pursuant to contingent stock performance awards during the 2017 fiscal year for the Named Executive Officers. Contingent stock performance awards earned in February 2017 for the 2014-2016 performance period are reflected in the table below. Contingent stock performance awards earned in February 2018 for the 2015-2017 performance period are not reflected in this table and will be reflected in next year’s table. For Mr. Goldner, the shares acquired on vesting include the shares earned on December 31, 2017 pursuant to the vesting of his restricted stock unit awards granted in 2013 and 2014.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (# Exercisable)	Value Realized On Exercise ($)
			Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Brian Goldner	205,656	$12,345,943	716,221	$66,087,775
John Frascotti	48,658	$ 2,898,444	24,051	$2,372,886
Deborah Thomas	0	$0	23,760	$2,344,422
Stephen Davis	20,000	$1,072,952	23,261	$2,295,053
Wiebe Tinga	30,009	$1,564,353	23,272	$2,296,476

Hasbro, Inc. | Executive Compensation (Continued)	61

The following table sets forth information regarding each of the NEOs’ years of credited service and accrued pension benefits with the Company under plans providing specified retirement payments and benefits, including tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and non-qualified defined contribution plans. Information is provided as of the plans’ measurement dates used for financial reporting purposes for the Company’s 2017 fiscal year.

Retirement Plan Annual Benefits and Payments

Name	Plan Name	Number of Years of credited Service (#)	Present Value of Accrued Benefit Payable at Normal Retirement ($)(a)	Payments During the Last Fiscal Year($)
Brian Goldner	Qualified Plan	8.00	$ 183,423	$ 0
	Supplemental Plan	8.00	$1,394,453	$ 0
John Frascotti(b)	Qualified Plan	n/a	n/a	n/a
Deborah Thomas	Qualified Plan	9.00	$ 233,371	$ 0
	Supplemental Plan	9.00	$ 128,800	$ 0
Stephen Davis(b)	Qualified Plan	n/a	n/a	$ n/a
Wiebe Tinga(c)	Hasbro B.V. Pension Plan	21.17	$1,977,020	$ 0
(a)	The “Present Value of Accrued Benefit” is the lump-sum value as of December 31, 2017 of the annual pension benefit earned as of December 31, 2017 payable under a plan for the executive’s life beginning on the date in which the Named Executive Officer may commence an unreduced pension under the respective plan, reflecting credited service and five- year average compensation as of the plan freeze date of December 31, 2007 for the Pension and Supplemental Plans, and current statutory benefit and pay limits as applicable. Certain assumptions were used to determine the lump-sum values and are outlined below. These assumptions are consistent with those used for financial statement purposes, except that the Named Executive Officer is assumed to continue to be employed until the assumed retirement age (i.e., there will be no assumed termination for any reason, including death or disability). The assumptions are as follows: (i) measurement date is December 31, 2017, (ii) it is assumed that 65% of participants will elect a lump sum payment and 35% will elect an annuity under the Pension Plan and the Supplemental Plan, (iii) the discount rate is assumed to be 3.72% for the Pension Plan and 3.65% for the Supplemental Plan, (iv) the lump sum interest rate is assumed to be 3.72% for the Pension Plan and 3.65% for the Supplemental Plan, (v) for mortality (post-commencement) the sex-distinct RP-2014 mortality table with mortality improvements from the base year using the two dimensional, generational Scale BB projection table, for benefits paid as annuities and the IRS table promulgated in Revenue Ruling 2007-67 for benefits paid as lump sums, (vi) the earliest unreduced retirement age is age 65 for the plans prior to the January 1, 2000 amendment, and age 55 for the plans following such amendment and (vii) all values are estimates only; actual benefits will be based on data, pay and service at the time of retirement.

(b)	The Pension Plan was frozen prior to Mr. Frascotti and Mr. Davis joining the Company.

(c)	For Mr. Tinga, the material assumptions used in determining the “Present Value of Accrued Benefit” of the Netherlands Pension Plan benefits are (i) a discount rate of 1.20% (ii) for mortality (post-commencement) the AG Prognosetafel 2016 table with adjustment tables HM, and (iii) assumed retirement at the earliest age to receive unreduced benefits, or age 65 for benefits accrued through December 31, 2014 and age 67 for benefits accrued after January 1, 2015. The assumptions used are consistent with those used for financial statement purposes, except that the Named Executive Officer is assumed to continue to be employed until the assumed retirement age. The Netherlands Pension Plan amounts are converted from Euros to U.S. dollars using a year-end exchange rate of 1 Euro equals U.S. $1.198.

Description of Pension Plans

The Company sponsors the Hasbro, Inc. Pension Plan (the “Pension Plan”) and the Supplemental Benefit Plan (the “Supplemental Plan”) for substantially all of its U.S. employees. The Pension Plan provides funded, tax- qualified benefits subject to the limits on compensation and benefits applicable under the Internal Revenue Code. Except for John Frascotti, who joined the Company on January 21, 2008, and Stephen Davis who joined the Company on August 31, 2009, after the Pension Plan benefits had been frozen, and Wiebe Tinga, who participates in the Netherlands Pension Plan, all of the other NEOs participate in the Pension and Supplemental Plans.

The Company does not have a policy of granting any additional years of benefit service beyond the definition of benefit service within the plans identified above. A year of benefit service is earned for each year in which an employee completes at least 1,000 hours of service for the Company.

Benefits earned under the Pension Plan, the Supplemental Plan (Pension) and the Expatriate Plan were frozen effective December 31, 2007. Effective January 1, 2008, the Company amended its 401(k) Plan to include an additional annual Company contribution targeted at 3% of an employee’s base salary and bonus, which is in addition to the pre-existing Company matching formula. In addition, for eligible employees meeting certain age

62	Executive Compensation (Continued) | Hasbro, Inc.

and service requirements, there was an additional annual transition contribution ranging from 1% to 9% of the employees’ base salary and bonus during the years 2008 through 2012. Annual contributions in excess of IRS limits are provided on a nonqualified plan basis in the Supplemental Plan (401(k)).

U.S. Pension Plan

Effective January 1, 2000, the Company amended the Pension Plan as part of an overall redesign of its retirement programs. The January 1, 2000 amendments to the Pension Plan implemented a number of changes. Among the significant changes, the amendments to the Pension Plan provided for a lump sum benefit or an annual benefit, both determined primarily on the basis of average compensation and actual years of service (previously years of service in excess of 30 years were excluded). Another aspect of the amendments made the benefits under the Pension Plan portable after five years of service with the Company.

Until January 1, 2007, employees working for the Company at the time of the January 1, 2000 amendments received the greater of the benefit provided by the unamended plan and the benefit provided by the amended plan. For such employees retiring on or after January 1, 2007, to compute their benefits the Company determines what the employee’s benefits would have been under the Pension Plan, prior to the amendment, as of December 31, 2006. If the benefits under the Pension Plan, prior to the amendment, are higher than the benefits provided for such employee under the Pension Plan following the amendment, the employee’s pension benefits are computed by adding the benefits accrued under the unamended plan, as of December 31, 2006, to the benefits accrued under the plan, as amended, for periods of service after January 1, 2007. For employees joining the Company after January 1, 2000, benefits will only be computed with respect to the Pension Plan as amended. Mr. Goldner was hired after January 1, 2000 and, therefore, is covered only by the amended Pension Plan.

Prior to the January 1, 2000 amendment the annual annuity under the Pension Plan was computed as follows: (I) (A) 50% of the person’s five-year average compensation was reduced by (B) X% of the lesser of (i) the person’s three-year average compensation and (ii) the person’s social security covered compensation, and (II) the resulting amount was then multiplied by the ratio of years of benefit service (not to exceed 30) over 30. For purposes of computing benefits in this formula X equals: (i) 22.5 if the social security retirement age is 65, (ii) 21.0 if the social security retirement age is 66 and (iii) 19.5 if the social security retirement age is 67.

If benefits commenced prior to age 65, (A) and (B) above were adjusted separately for early commencement as follows: (A) is reduced by 4% per year until age 50 and on an actuarially equivalent basis thereafter and (B) is reduced 5/9th of 1% for the first 60 months commencement precedes social security retirement age and 5/18th of 1% for the next 60 months. Thereafter, (B) is reduced on an actuarially equivalent basis. In all cases, X above equals 22.5% for early commencement of benefits.

Following the January 1, 2000 amendment annual annuity benefits under the Pension Plan are computed as follows: (I) (A) 2/3 of 1% of the person’s five-year average compensation is added to (B) 1/3 of 1% of the person’s five-year average compensation in excess of the social security taxable wage base and the resulting amount is multiplied by (II) the person’s years of benefit service. Under the amended plan, benefits commencing prior to age 55 are reduced 1/4th of 1% for each month commencement precedes age 55, with a maximum reduction of 75%.

For purposes of the computations set forth above under the Pension Plan, “five-year average compensation” equals the highest consecutive five years of compensation during the last ten years, while “three-year average compensation” equals the three most recent years during the same five-year period. Compensation includes salary, non-equity incentive plan payments and any additional cash bonus (in the year paid) as well as tax- qualified elective deferrals and excludes equity-based compensation, sign-on or retention bonuses and other forms of non-cash compensation that may be taxable to the executive. Compensation is subject to the maximum limits imposed under the Code (which were $225,000 for 2007, the last year that compensation was considered under the plan).

Participants may elect to receive benefits as a lump sum payment or one of the annuity forms of payment available under the Pension Plan. Because the plan provides for a lump sum payment, benefits may commence at any age after termination, once vested (generally after five years of benefit service). For early commencement, the comparison of benefits under the amended and unamended formulae is determined based on the reduced benefit under each formula at the commencement age.

Hasbro, Inc. | Executive Compensation (Continued)	63

As is noted in the description of Pension Plans set forth above, the benefits under this plan were frozen effective December 31, 2007. Effective April 16, 2018, the Hasbro Pension Plan is terminated. Distributions of benefits from the Pension Plan will be made following the necessary regulatory approval for such termination.

Supplemental Plan (Pension)

The Supplemental Plan provides benefits determined under the same benefit formula as the Pension Plan, but without regard to the compensation and benefit limits imposed by the Code. For determination of Supplemental Plan benefits, compensation deferred into the Non-qualified Deferred Compensation Plan is included in the year of deferral. Benefits under the Supplemental Plan are reduced by benefits payable under the Pension Plan. The Supplemental Plan benefits are not tax-qualified and are unfunded.

As is noted in the description of Pension Plans set forth above, the benefits under this plan were frozen effective December 31, 2007.

Netherlands Pension Plan

Mr. Tinga participates in the Hasbro B.V. Pension Plan in the Netherlands (the “Netherlands Pension Plan”). The Netherlands Pension Plan provides benefits to all employees in service of Hasbro B.V. that are at least 21 years of age. Upon becoming a member of the Netherlands Pension Plan on January 1, 1997, an additional payment was made to the plan granting Mr. Tinga an additional one year and two months of credited service, changing his credited service date to November 1, 1995.

Effective January 1, 2006, the plan was amended and became a career average pay plan with an annual accrual rate of 1.3% of Pension Base for each year of service. As of January 1, 2015, the plan was further amended, increasing the annual accrual rate to 1.47% of Pension Base for each year of service from January 1, 2015 to retirement. Accrued benefits were conditionally indexed each year for active employees. Increases of 2% were granted in each year through December 31, 2017, except in 2006 when there were no increases granted. Effective January 1, 2018 the plan was frozen with no future benefit accrual and no further indexation of accrued benefits. Future accrual will take place in an individual DC plan.

Prior to the January 1, 2006 amendment, the plan was a final average pay plan with a formula equal to 1.25% of final average Pension Base per year of service. The final average pay benefits were frozen as of December 31, 2005, with indexation applied from this date as described above.

The Pension Base is defined as Pensionable Salary minus the Offset, where Pensionable Salary is 12 times fixed monthly salary plus holiday allowance plus 13th month salary and the Offset is equal to 100/70 times the state old age pension for a married person. Effective January 1, 2015, as a result of legislative changes in the Netherlands, the annual Pensionable Salary is capped. The cap for 2017 is EUR 103,317. Prior to this date Mr. Tinga’s Pensionable Salary under the plan was not capped. Beginning in 2015, Mr. Tinga is eligible for a certain percentage (21.01% for 2017) of the amount by which his ending base salary is above the government mandated pension cap (103,317 Euros for 2017) to compensate him for the loss of pension value as a result of legislative changes in the Netherlands which capped pensionable salary at 100,000 Euros in 2015. The percentage applied varies with age and is 17.85% until age 55, 21.01% from ages 55 up to 60, and 24.97% from ages 60 to 65. Mr. Tinga is required to pay all taxes on this annual cash payment. The annual make up payment is payable until the earlier of Mr. Tinga’s termination of employment or age 65.

Credited service in the plan is defined as all years and completed months of service up to the date of retirement, with a maximum of 40 years (for participants who joined the plan prior to January 1, 2008) and 44 years for new participants. Effective January 1, 2015, the maximum credited service was increased to 42 years (for employees who joined the plan prior to January 1, 2008) and 46 years for participants who joined the plan after January 1, 2008. Participants joining the plan after January 1, 2008 with accrued pension benefits at a former employer can transfer their pension benefits into the Netherlands Pension Plan and get additional benefits beyond the plan definition.

Effective January 1, 2015, as a result of legislative changes in the Netherlands, the normal retirement age of the plan changed to age 67. Prior to this date, the normal retirement age under the plan was age 65. The pension benefits accrued through December 31, 2014 are guaranteed as unreduced from age 65 and are actuarially increased for retirement after age 65. Plan members are eligible for early retirement from age 55; however benefits are reduced for early commencement and the participant must officially request early retirement six months before the desired retirement date.

64	Executive Compensation (Continued) | Hasbro, Inc.

The following table provides information with respect to fiscal 2017 for each of the NEOs regarding defined contribution plans and other plans which provide for the deferral of compensation on a basis that is not tax-qualified.

Non-Qualified Deferred Compensation and Other Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)(b)	Aggregate Balance at Last Fiscal Year End ($)(c)
Brian Goldner	Nonqualified Deferred Compensation Plan Supplemental Savings Plan	$125,273 —	— $458,100	$309,451 $210,509	— —	$1,827,799 $5,041,843
John Frascotti	Nonqualified Deferred Compensation Plan	$533,822	—	$ 51,531	—	$1,274,408
	Supplemental Savings Plan	—	$155,397	$ 29,472	—	$ 812,451
Deborah Thomas	Nonqualified Deferred Compensation Plan Supplemental Savings Plan	— —	— $124,200	$ 78,733 $ 34,639	— —	$ 601,195 $ 885,808
Stephen Davis	Nonqualified Deferred Compensation Plan	—	—	—	—	—
	Supplemental Savings Plan	—	$125,775	$ 30,438	—	$ 801,752
Wiebe Tinga	Nonqualified Deferred Compensation Plan Supplemental Savings Plan	— —	— —	— —	— —	— —
(a)	Both the executive and registrant contributions above are also disclosed in the preceding Summary Compensation Table as either salary, non-equity incentive plan compensation or under all other compensation, as applicable. Registrant contributions earned during 2017 and credited to the account during 2017 as well as executive contributions on amounts earned during 2017 but paid in 2018 are included in the table above.

(b)	The aggregate earnings in the last fiscal year include earnings on amounts deferred by the individual in years prior to fiscal 2017.

(c)	Includes registrant and executive contributions on amounts earned during 2017 but credited during 2018. In addition to the amounts contributed for 2017, the amounts below were reported as compensation in prior Summary Compensation Tables (Mr. Goldner has had his compensation for fiscal 2000 forward reported as a Named Executive Officer in the Company’s previous proxy statements, Ms. Thomas had her compensation for fiscal 2009 forward reported as a Named Executive Officer, and Mr. Frascotti had his compensation for fiscal 2008 forward reported in the Company’s proxy statements).

Brian Goldner	$4,550,167
John Frascotti	$1,167,861
Deborah Thomas	$720,807
Stephen Davis	$—
Wiebe Tinga	$—

Amounts included in the “Non-qualified Deferred Compensation” table above consist of executive deferrals and registrant contributions under the Supplemental Plan and the Non-qualified Deferred Compensation Plan, each of which are described below.

Supplemental Plan (401(k))

Each of the Named Executive Officers other than Mr. Tinga participated in the Supplemental Plan. All registrant contributions reflected in the preceding table were allocated to the Supplemental Plan. Elective deferrals are not permitted under the Supplemental Plan. Account balances received interest at the rate of 4.80% per year for 2017. This rate reflects the 2017 return, less an allowance for certain expenses, paid by the insurance companies providing this corporate owned life insurance product to Hasbro. Matching contributions are fully vested at all times while the annual Company and transition contributions are subject to a 3-year vesting requirement, however remaining benefits are subject to forfeiture for violations of non-competition or confidentiality obligations or for termination due to certain criminal acts involving Company property. Benefits under the Supplemental Plan are payable as a lump sum upon termination of employment (including retirement and death), subject to a six-month waiting period under Code Section 409A, as applicable.

As is noted in the description of Pension Plans set forth in the preceding pages, effective January 1, 2008, this plan was expanded to include new program employer contributions in excess of IRS limits.

Hasbro, Inc. | Executive Compensation (Continued)	65

Non-qualified Deferred Compensation Plan

The Company’s Non-qualified Deferred Compensation Plan is available to all of the Company’s U.S. based employees who are at or above job level 7 and whose base compensation is equal to or greater than $120,000 for 2017, including the Named Executive Officers. Participants may defer up to 75% of their base salary and 85% of the awards they are paid under the Company’s non-equity incentive plans. Participant account balances are credited with earnings based on the participant’s selection from the list of measurement funds offered in the plan. The fixed rate option was added to the plan effective July 21, 2009. The allocation of investments may be changed as often as daily, with the exception of the Hasbro Stock Fund and the fixed rate option. Selection of the Hasbro Stock Fund and the fixed rate option is made once per year and becomes effective the following January.

Rates of return earned (lost) by the Named Executive Officers are the same as the rates of return earned (lost) by other participants selecting the same investment choices. As such, the Company does not consider these rates of return to be “above-market” within the meaning of the rules of the United States Securities and Exchange Commission.

Generally, account balances under the plan may be paid as a lump sum or in installments over a five, ten or fifteen-year period following the termination of employment, except amounts designated as short-term payouts which are payable at a pre-selected date in the future. Account balances may be distributed prior to retirement in the event of a financial hardship, but not in excess of the amount needed to meet the hardship.

Potential Payments Upon Termination or Change in Control; Employment Agreements

The following table provides information as to the value of incremental payments and other benefits that would have been received by the NEOs upon a termination of their employment with the Company due to various types of situations, including upon a change in control of the Company, assuming such termination and change in control had taken place on December 29, 2017 (the last business day of the Company’s 2017 fiscal year). The benefits reflect the closing price of the Company’s Common Stock of $90.89 on December 29, 2017, where appropriate. Following these tables is a narrative description of the plans and agreements pursuant to which these payments and benefits are payable.

In addition to the benefits detailed in the following tables, the NEOs are eligible to receive vested benefits under the Company’s pension plans and deferred compensation plans, to the extent applicable, which are quantified in the preceding tables in this Proxy Statement, as well as benefits under stock options held by such executive officers which are vested and exercisable as of the date of their termination. In addition, the NEOs are eligible to participate in the Company’s post-retirement life insurance program, which is available to all salaried employees.

66	Executive Compensation (Continued) | Hasbro, Inc.

The NEOs would not receive any incremental payments or other benefits if they voluntarily resigned from the Company or were involuntarily terminated by the Company for cause.

	No Change in Control			Change in Control
Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)
Brian Goldner
Cash Severance	$6,900,000	$0		$0	$8,083,231
FY 2017 Bonus	$3,000,000	$3,000,000		$0	$3,000,000
Pension(d)	$0	$0		$0	$21,620
Other Benefits(e)	$61,188	$0		$0	$81,782
Accelerated Equity(f)	$15,118,619	$18,231,921		$0	$15,118,619

Total Incremental Benefits	$25,079,807	$21,231,921	n/a	$0	$26,305,252
John Frascotti
Cash Severance	$925,000	$0		$0	$3,515,000
FY 2017 Bonus	$0	$0		$0	$0
Pension	$0	$0		$0	$0
Other Benefits(e)	$40,594	$0		$0	$40,594
Accelerated Equity(f)	$0	$4,009,140		$0	$5,626,043

Total Incremental Benefits	$965,594	$4,009,140	n/a	$0	$9,181,637
Deborah Thomas
Cash Severance	$800,000	$0		$0	$2,720,000
FY 2017 Bonus	$0	$0		$0	$0
Pension	$0	$0		$0	$0
Other Benefits(e)	$25,207	$0		$0	$25,207
Accelerated Equity(f)	$0	$3,381,851		$0	$4,334,764

Total Incremental Benefits	$825,207	$3,381,851	n/a	$0	$7,079,971
Stephen Davis
Cash Severance	$790,000	$0		$0	$2,686,000
FY 2017 Bonus	$0	$0		$0	$0
Pension	$0	$0		$0	$0
Other Benefits(e)	$40,594	$0		$0	$40,594
Accelerated Equity(f)	$0	$3,737,486	n/a	$0	$4,763,420

Total Incremental Benefits	$830,594	$3,737,486	n/a	$0	$7,490,014
Wiebe Tinga
Cash Severance(g)	$3,862,939	$0	$0	$0	$2,451,463
FY 2017 Bonus	$0	$0	$0	$0	$0
Pension	$0	$0	$0	$0	$0
Other Benefits(e)	$75,000	$0	$0	$0	$120,158
Accelerated Equity(f)	$0	$3,388,474	$2,924,817	$0	$4,337,480

Total Incremental Benefits	$3,937,939	$3,388,474	$2,924,817	$0	$6,909,102
(a)	“Involuntary Termination” means termination by the Company without Cause, and for Mr. Goldner only, termination by the executive for Good Reason.

(b)	As of December 31, 2017, Mr. Tinga qualifies for early retirement and accelerated vesting of a portion of his equity awards.

(c)	“Involuntary Termination” means termination by the Company without Cause or termination by the executive for Good Reason.

(d)	Represents the additional age credit in connection with a change in control under Mr. Goldner’s employment agreement. In the case of a termination for Cause, non-qualified benefits under the Supplemental Plan (and Mr. Goldner’s employment agreement, as in effect at the end of fiscal 2017), including both pension and deferred compensation, are subject to forfeiture.

(e)

Under Mr. Tinga’s employment agreement, should he be terminated involuntarily by the Company for reasons other than cause, the Company will pay for the most direct economy class airfare for himself and his partner to return to their point

Hasbro, Inc. | Executive Compensation (Continued)	67

of origin in The Netherlands. Additionally, the Company would provide for the shipping and transportation of all personal affects. The value of these costs have been estimated at $75,000. Under a change in control, other benefits include the Company’s cost of continued health and welfare benefits coverage and outplacement services.

(f)	Includes the value of accelerated equity awards pursuant to the terms of the plan, award agreement or individual employment or change in control agreement, as applicable, and summarized below. For awards whose vesting is based on actual performance, the calculations assume a target level of performance is achieved.

(g)	Under Involuntary Termination, assumes Mr. Tinga is provided severance benefits under Dutch employment law standards. The value of Mr. Tinga’s cash severance benefits have been converted from Euros to dollars at a computed exchange rate of 1 Euro equals $1.198 on December 31, 2017.

Agreements and Arrangements Providing Post-Employment and Change in Control Benefits

The Company provides post-employment benefits through broad-based programs as well as individual agreements for certain executives. Benefits provided through each of the following programs are summarized below and the value of these benefits in various situations is included in the preceding tables.

•	Hasbro Equity Incentive Plans

•	Hasbro Severance Benefit Plan

•	Employment Agreement with Brian Goldner

•	Letter Agreement with Mr. Tinga

•	Change in Control Severance Plan for Designated Senior Executives

Benefits Under Hasbro Equity Incentive Plans

The executive officers of the Company and certain of the Company’s other employees have received outstanding equity awards, in the form of stock options, restricted stock units and/or contingent stock performance awards, under the Restated 2003 Stock Incentive Performance Plan, as amended.

Unless modified by the individual employment agreements or equity grant agreements entered into between the Company and an executive officer, all equity awards (including stock options, restricted stock grants, deferred restricted stock units and contingent stock performance awards) under all of the Company’s equity incentive plans are subject to the post-termination provisions which are summarized below, based on the type of termination or the occurrence of a change of control.

Effect of a Change of Control

For option awards granted prior to January 1, 2013, upon a change in control, whether or not an executive officer’s employment is terminated, all of such officer’s options become immediately exercisable and will be canceled in exchange for payment in the amount of the difference between the highest price paid for a share of the Company’s Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control, and the exercise price of such options. This payment will be made in a lump sum in cash or shares of Common Stock, or a combination thereof, in the discretion of the Compensation Committee.

Option awards, shares of restricted stock, restricted stock units and the target number of shares subject to contingent stock performance awards granted on and after January 1, 2013, will vest upon a change in control only if the executive officer’s employment is terminated by the Company without Cause, or by the executive for Good Reason, each as defined under the Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”) within twenty-four (24) months following a Change of Control, as defined under the 2003 Plan. If an award should vest in accordance with these terms, it is settled in a similar manner as described above for the respective award, but calculated as of the date of the executive’s termination of employment based on the then fair market value of the stock.

Disability Termination

If an executive officer’s employment with the Company is terminated due to a permanent disability of such officer, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards: (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of such disability, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii)

68	Executive Compensation (Continued) | Hasbro, Inc.

outstanding contingent stock performance awards remain outstanding for the remainder of the performance period and at the end of the performance period the number of shares which would have been earned under the award is pro-rated based on the portion of the performance period prior to the officer’s termination due to disability and such pro-rated number of shares is paid to the officer.

Termination due to Death of an Officer

If an executive officer’s employment with the Company terminates due to the officer’s death, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of death or the appointment of the executor of such officer’s estate, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards are paid out based on the pro- rated portion of the performance period completed prior to the officer’s death, with such pro-rated period applied to the target number of shares subject to such awards.

Retirement

Upon retirement of an executive officer, outstanding equity awards are treated in the following manner: (i) if the retirement qualifies as normal retirement, where the officer is 65 or older and has five or more years of service with the Company, all stock option awards vest and become exercisable for a period of one year following retirement, and (ii) if it qualifies as normal retirement or early retirement, a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and unearned performance share awards remain outstanding for the remainder of the performance period and at the end of the period the number of shares which are actually earned are pro-rated for the portion of the performance period during which the officer was employed and such pro-rated portion is paid to the retired executive.

Other Voluntary or Involuntary Terminations

For all other terminations of employment of an executive officer, either voluntary or involuntary, except to the extent this treatment is modified in an individual officer’s employment agreement or by action of the Compensation Committee, no additional vesting of equity awards occurs as a result of termination but (i) stock options that were currently exercisable prior to termination remain exercisable for a period of three months following the date of termination and (ii) all unvested restricted shares and stock units, and unearned contingent stock performance awards, are forfeited.

Hasbro Severance Benefit Plan

The Company’s Severance Benefits Plan provides for a basic level of severance benefits and a more substantial level of benefits, subject to the individual signing a severance agreement acceptable to the Company. These benefits are provided if the executive is terminated by the Company without cause. The benefits shown for Mr. Frascotti, Ms. Thomas, Mr. Davis and Mr. Tinga in the preceding tables assume that each officer signs an acceptable severance agreement. For Mr. Frascotti, Ms. Thomas and Mr. Davis the tables reflect the following benefits under the Company’s Severance Benefits Plan: (i) continuation of base salary for a period equal to the greater of 2 weeks for each complete year of service with the Company or one year, (ii) continuation of Health & Welfare benefits for the same period including medical, dental, vision and life insurance, with the Company sharing the cost at the same rate as a similarly situated active employee and (iii) participation in an outplacement program. The amount shown in the tables above assumes one year of participation for each of these executives. However, benefits under the Company’s Severance Benefits Plan cease upon re-employment of an executive, provided that if the individual notifies the Company of the new employment, the Company will provide a lump sum equal to 50% of the remaining severance pay as of the date of new employment. For Mr. Tinga, the table reflects the benefits he is entitled to under the Netherlands severance plan.

Employment Agreement with Mr. Goldner

In recognition of Mr. Goldner’s critical role in continuing the transformation of Hasbro into a global play and entertainment company and in executing Hasbro’s future business strategies, effective on October 4, 2012 the Company entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with Brian Goldner. The Amended Employment Agreement replaced the Amended and Restated Employment Agreement, dated March 26, 2010, and the Change in Control Employment Agreement, dated March 18, 2000, as amended (together referred to as the “Prior Agreements”) previously in place between Mr. Goldner and the Company. The Amended Employment Agreement was amended in August 2014. Most recently the Amended Employment Agreement was amended in December 2016 to extend the term of the

Hasbro, Inc. | Executive Compensation (Continued)	69

employment agreement for three years through December 31, 2020. The terms of the Amended Employment Agreement, as amended in August 2014 and December 2016, are described beginning on page 51 of this Proxy Statement.

In addition to that description, set forth below is a description of the consequences under the Amended Employment Agreement of various terminations of employment.

Treatment Following Various Terminations of Employment

The Amended Employment Agreement provides for the following treatment upon various terminations of Mr. Goldner’s employment with the Company.

For Cause or Other than for Good Reason.    If Mr. Goldner’s employment is terminated by the Company for Cause, or if Mr. Goldner terminates his employment for other than Good Reason, Hasbro will pay Mr. Goldner the compensation and benefits otherwise payable to him through the last day of his actual employment with Hasbro. All stock options, restricted stock units and contingent stock performance awards granted to Mr. Goldner will be treated as provided in the relevant grant agreements and plans, which currently provide that such awards will terminate.

For Death or Disability.    If Mr. Goldner’s employment is terminated by death or because of Disability (as defined in the Amended Employment Agreement), Hasbro shall pay to Mr. Goldner’s estate or to Mr. Goldner, as the case may be, the compensation which would otherwise be payable up to the end of the month in which the termination of employment occurs, and Hasbro shall pay Mr. Goldner (or his estate, if applicable) an amount equal to the annual management incentive plan bonus that would have been otherwise payable for the fiscal year in which termination of employment occurs based on the actual performance of Hasbro for such year, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination of employment through the date of such termination, and the denominator of which is 365 (the “Pro-Rata Bonus”). In the event of the termination of Mr. Goldner’s employment for death or Disability, and, if and only to the extent one or more of the stock price thresholds for the Special RSU Grant were satisfied prior to Mr. Goldner’s death or Disability, the service component for that award would be waived and the shares for which the thresholds were met would vest immediately, with any shares for which the stock price thresholds were not met being forfeited.

All other stock options, restricted stock units, and contingent stock performance awards granted to Mr. Goldner will vest on death or Disability in accordance with the relevant agreements and plans, provided that if any such award consists of unvested contingent stock performance awards, Mr. Goldner would be entitled to the number of shares of common stock, if any, that would have been earned (had Mr. Goldner’s employment not ended) based on achievement of the applicable targets during the full relevant performance period.

Termination by Hasbro Without Cause of by Mr. Goldner for Good Reason.    If, prior to or more than two years following a “Change in Control” (as defined in the Amended Employment Agreement), Mr. Goldner’s employment is terminated at the election of Hasbro without Cause, or at the election of Mr. Goldner for Good Reason, Mr. Goldner would be entitled to:

•	a severance amount equal to two (2) times his target cash compensation (base salary plus annual bonus) for the fiscal year immediately prior to the year in which termination occurs;

•	the Pro-Rata Bonus;

•	continuation of his then–current level of life insurance and medical, dental and vision coverage, with Hasbro and Mr. Goldner sharing the cost on the same basis as it is shared on the last day of his employment, until the date Mr. Goldner commences new employment or two years from the effective date of termination, whichever is earlier;

•	acceleration of the vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time- based restricted stock units, such that said stock options and restricted stock units become fully vested as of the termination of Mr. Goldner’s employment, except as otherwise provided in the Amended Employment Agreement for the Special RSU Grant or in the terms of any such awards. In addition, to the extent Mr. Goldner is the holder of any equity award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had his employment not ended) based on achievement of the applicable targets during the full relevant performance period for such award, pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the performance period to the effective date of termination of employment, and the denominator of which is the total number of days in the applicable performance period; and

70	Executive Compensation (Continued) | Hasbro, Inc.

•	provided one or more of the stock price thresholds for the Special RSU Grant have been satisfied prior to such termination of employment, a pro-rated portion of the Special RSU Grant will vest, calculated by multiplying the number of shares for which the stock price thresholds have been met by a fraction, the numerator of which is the number of days from October 4, 2012 to the effective date of Mr. Goldner’s termination of employment, and the denominator of which is the total number of days between October 4, 2012 and December 31, 2017. If one or more of the stock thresholds are not met in the Special RSU Grant as of the time of Mr. Goldner’s termination without Cause or resignation for Good Reason, such portions will not vest and will be forfeited.

If, within two years following a Change in Control, Mr. Goldner’s employment is terminated by Hasbro without Cause or by Mr. Goldner for Good Reason, Mr. Goldner shall be entitled to:

•	the sum of (1) his base salary through the date of termination to the extent not theretofore paid, (2) his annual bonus for the last fiscal year, to the extent not theretofore paid, (3) the product of (x) the “Highest Annual Bonus” (as defined in the Amended Employment Agreement), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through his date of termination, and the denominator of which is 365, and (4) any compensation previously deferred by Mr. Goldner and any accrued vacation pay, in each case to the extent not theretofore paid;

•	a severance amount (the “Change in Control Severance”) equal to the product of (1) two and (2) the sum of (x) his Average Annual Salary (as defined in the Amended Employment Agreement) and (y) the greater of (A) the Highest Annual Bonus and (B) the Average Annual Bonus (as defined in the Amended Employment Agreement);

•	until such date that is three years following the Change in Control, or such longer period as any plan, program, practice or policy may provide, Hasbro will continue providing benefits to Mr. Goldner and/or his family at least equal to those which would have been provided to them if his employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of Hasbro applicable generally to other peer executives and their families during the 90-day period immediately preceding the Change in Control or, if more favorable to Mr. Goldner and/or his family, as in effect generally at any time thereafter with respect to other peer executives of Hasbro and its affiliated companies and their families;

•	acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time- based restricted stock units, such that said stock options and restricted stock units become fully vested as of the termination of Mr. Goldner’s employment, except as otherwise provided in the Amended Employment Agreement for the Special RSU Grant or in the terms of such awards. In addition, to the extent Mr. Goldner is the holder of any performance award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had Mr. Goldner’s employment not ended) based on achievement of the applicable performance targets during the full relevant performance periods, pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the performance period to the effective date of his termination of employment, and the denominator of which is the total number of days in the applicable performance period; and

•	provided one or more of the stock price thresholds in the Special RSU Grant have been satisfied, any such shares for which the thresholds have been met will vest. If one or more of the stock thresholds are not met in the Special RSU Grant as of the time of Mr. Goldner’s termination without Cause or resignation for Good Reason, such portions will not vest and will be forfeited.

Letter Agreement with Wiebe Tinga

Mr. Tinga is party to a letter agreement with the Company governing his employment. Mr. Tinga is an employee of Hasbro International, Inc. and pursuant to the letter agreement is seconded from the Netherlands to Hasbro, Inc. in the U.S. (80%) and Hasbro SA in Switzerland (20%). The letter agreement provides that Mr. Tinga is eligible to participate in the Company’s 2014 Senior Management Annual Performance Plan with a target bonus of 70% of his earned base salary. Beginning in 2018, Mr. Tinga’s annual target bonus is raised to 75% of his earned base salary. Mr. Tinga is also eligible to participate in the Company’s equity compensation plans for executive officers with an annual target award equal to 200% of base salary.

Mr. Tinga participates in the Netherlands Pension Plan which is described beginning on page 64 of this proxy statement. In addition, beginning in 2015, Mr. Tinga is eligible for an annual cash payment for a certain percentage (21.01% for 2017) of the amount by which his ending base salary is above the government mandated pension cap (103,317 Euros for 2017) to compensate him for the loss of pension value as a result of legislative changes in the Netherlands which capped pensionable salary at 100,000 Euros in 2015. The percentage applied varies with age and is 17.85% until age 55, 21.01% from ages 55 up to 60, and 24.97% from ages 60 to 65.

Hasbro, Inc. | Executive Compensation (Continued)	71

Mr. Tinga is required to pay all taxes on this annual cash payment. The annual make up payment is payable until the earlier of Mr. Tinga’s termination of employment or age 65.

Finally, under a tax protection agreement. Mr. Tinga pays all US taxes related to his compensation, and Hasbro is responsible for incremental social taxes related to his secondment to Hasbro SA.

Change in Control Severance Plan for Designated Senior Executives

In 2011 the Company adopted the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives (the “Plan”). Participants in the Plan include Ms. Thomas, Mr. Frascotti Mr. Davis and Mr. Tinga. Under the Plan, if a Change in Control (as defined in the Plan) occurs and the covered executive’s employment is terminated by the Company without Cause (as defined in the Plan) or the covered executive resigns from the Company with Good Reason (as defined in the Plan) in the 24 month period following the Change in Control, the covered executive will be entitled to the following payments and benefits: (A) two times (i) the sum of the covered executive’s annual base salary in effect on the date of termination (or, if higher, immediately preceding the Change in Control) and (ii) the percentage of earned salary which constitutes the target bonus for the covered executive assuming target Company performance under the annual incentive plan in place at the time of termination, and (B) payment by the Company of the employer and employee premiums for continued health coverage for the covered executive and his/her covered dependents for the shorter of 12 months following cessation of employment and the period for which the individuals are eligible for and elect such coverage.

The annual base salary and target bonus payouts will be reduced by an amount equal to the total of severance payments to which the covered executive is entitled to receive or will receive under any other severance plan, policy or individual agreement applicable to the covered executive’s employment termination. The severance payments and benefits above are subject to the covered executive complying with a non-competition covenant, which is effective while the covered executive is employed by the Company and for a period of 18 months after the covered executive’s employment ends, regardless of the reason for the termination of employment. The Plan does not provide for any tax gross-ups and does not provide benefits to the executive unless their employment with the Company is terminated.

CEO Pay Ratio

We are providing the following disclosure in accordance with the requirement of Section 402(u) of Regulation S-K promulgated by the Securities and Exchange Commissions (the “SEC rules”). As is permitted under the SEC rules, to determine our median employee, we chose “base salary” as our consistently applied compensation measure. Our global population was 6,250 employees as of our October 4, 2017 determination date. Employees in Ireland were excluded from the calculation (293 employees, less than 5% of the global population) using the “De Minimis Exemption” permitted under the SEC Rules. We then selected an employee with a base salary at the median of our remaining population of 5,957 employees worldwide (excluding the CEO). We determined that person’s total compensation (as would be computed for purposes of the Summary Compensation Table) was $74,207. The 2017 total compensation for our CEO, as shown in our Summary Compensation Table on page 56, was $11,854,389. As a result, our estimate of the ratio of CEO pay to median employee pay is 160:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board as of the 2017 fiscal year end were Edward Philip (Chair), Kenneth Bronfin, Crispin Davis, Lisa Gersh and Linda Zecher. None of the members of the Compensation Committee during fiscal 2017 had at any time been an officer or employee of the Company or of any of its subsidiaries. No executive officer of the Company served as a member of the compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board or Compensation Committee during fiscal 2017.

72	Executive Compensation (Continued) | Hasbro, Inc.

SHAREHOLDER ADVISORY VOTE ON COMPENSATION FOR NAMED EXECUTIVE OFFICERS (Proposal No. 2)

Pursuant to Section 14A of the Exchange Act, we are seeking shareholder approval for the compensation of our Named Executive Officers, as such compensation is described in this Proxy Statement under the headings “Compensation Discussion and Analysis” beginning on page 27, and “Executive Compensation” beginning on page 56. Shareholders are urged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders of Hasbro, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as such compensation is disclosed pursuant to the rules of the Securities and Exchange Commission in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation”.

At our 2017 Annual Meeting we recommended to our shareholders that we have an annual advisory vote on the compensation of our Named Executive Officers. The recommendation of having this vote annually was overwhelmingly supported by our shareholders, with 91% of the shares voted on that proposal indicating they supported an annual vote. In keeping with the expressed interests of our shareholders, we plan to submit annual advisory votes to our shareholders.

Hasbro has engaged regularly with our shareholders on governance and compensation matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of you, our investors. The views expressed by our shareholders on our executive compensation programs are carefully considered by the Compensation Committee and the full Board of Directors as they design our compensation programs. Feedback from our investors was incorporated into the changes we made to our executive compensation program in 2014. At our 2015, 2016 and 2017 Annual Meetings approximately 96.7%, 97.4% and 98.1% respectively of the shares voting approved the compensation of our Named Executive Officers.

We have designed our compensation programs for our Named Executive Officers in the way we believe enables the Company to attract and retain top executive talent, maximizes the performance of those executives in furthering the objectives of the Company, aligns our realized executive compensation with the Company’s performance in meeting its financial and strategic objectives and with the delivery of total shareholder return, and promotes the creation of long-term shareholder value, all while containing the cost of the executive compensation program to a level the Compensation Committee believes is reasonable and appropriate. To further these objectives, the vast majority of the compensation opportunity for our Named Executive Officers is tied to achievement of Company performance targets which are based upon our Board approved operating and strategic plans and/or to increases in the value of our stock. We design our executive compensation program in the way we believe best promotes the interests of you, our shareholders and we are committed to being responsive to the views of our shareholders on our compensation programs and governance practices.

Approval

Although the vote is non-binding, the Board of Directors and Compensation Committee of the Company will carefully consider the results of this vote in connection with their ongoing evaluation, and establishment, of the Company’s compensation arrangements and programs for the Company’s Named Executive Officers.

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on this shareholder advisory vote is required for approval of the resolution. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE COMPANY’S COMPENSATION FOR ITS NAMED EXECUTIVE OFFICERS.

Hasbro, Inc. | Shareholder Advisory Vote on Compensation for Named Executive Officers (Proposal No. 2)	73

COMPENSATION OF DIRECTORS

The following table sets forth information concerning compensation of the Company’s directors for fiscal 2017. Mr. Goldner, the Company’s Chairman and Chief Executive Officer, served on the Board during fiscal 2017. However, Mr. Goldner did not receive any compensation for his Board service in fiscal 2017 beyond his compensation as Chief Executive Officer.

Name	Fees Earned or Paid in Cash(a)	Stock Awards (b)(c)	Option Awards (b)(c)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (d)	All Other Compensation (e)	Total
Basil L. Anderson(f)	$66,203	$0	$0	N/A	$63,878	$130,081
Alan R. Batkin(f)	$2,253	$51,654	$0	$25,401	$119,215	$198,523
Kenneth A. Bronfin	$157,112	$145,000	$0	N/A	$69,819	$371,931
Michael R. Burns	$116,282	$145,000	$0	N/A	$0	$261,282
Hope F. Cochran	$137,199	$145,000	$0	N/A	$0	$282,199
Crispin H. Davis	$0	$274,286	$0	N/A	$11,926	$286,212
Lisa Gersh	$0	$281,161	$0	N/A	$82,792	$363,953
Alan G. Hassenfeld	$102,532	$145,000	$0	N/A	$53,692	$301,224
Tracy A. Leinbach	$136,449	$145,000	$0	N/A	$23,019	$304,468
Edward M. Philip	$159,116	$145,000	$0	N/A	$185,329	$489,445
Richard S. Stoddart	$0	$279,786	$0	N/A	$29,154	$308,940
Mary Beth West	$110,032	$145,000	$0	N/A	$0	$255,032
Linda K. Zecher	$0	$288,036	$0	N/A	$25,538	$313,574
(a)	Includes amounts which are deferred by directors into the interest account under the Deferred Compensation Plan for Non-Employee Directors, as well as interest earned by directors on existing balances in the interest account. Does not include the amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors, which amounts are reflected in the Stock Awards column.

(b)	Please see note 13 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2017, for a detailed discussion of the assumptions used in valuing stock and option awards.

In addition to reflecting the grant date fair value for stock awards made to the directors (this expense for the director stock award in 2017 was $145,000 per director continuing service on the Board), the stock awards column also includes, to the extent applicable, the (i) amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors and (ii) a 10% matching contribution which the Company makes to a director’s account under the Deferred Compensation Plan for Non-Employee Directors (the “Deferred Plan”) on all amounts deferred by such director into the Company’s stock unit account under the Deferred Plan.

No options were granted to any of the non-employee directors in 2017.

(c)	The non-employee directors who were serving on the Board at that time held the following outstanding stock and option awards as of December 31,2017.

Name	Outstanding Option Awards	Outstanding Stock Awards
Kenneth A. Bronfin	0	27,404
Michael R. Burns	0	0
Hope F. Cochran	0	0
Crispin H. Davis	0	3,738
Lisa Gersh	0	19,674
Alan G. Hassenfeld	0	24,521
Tracy A. Leinbach	0	10,369
Edward M. Philip	0	34,948
Richard S. Stoddart	0	7,598
Mary Beth West	0	0
Linda K. Zecher	0	6,758

74	Compensation of Directors | Hasbro, Inc.

The outstanding stock awards consist of the non-employee director stock grants made in May of 2006 (4,769 shares), May of 2007 (2,775 shares), May of 2008 (3,033 shares), May of 2009 (4,619 shares), May of 2010 (2,994 shares), May of 2011 (2,726 shares), May of 2012 (3,660 shares), May of 2013 (2,774 shares), May of 2014 (2,417 shares), May of 2015 (2,004 shares), May of 2016 (1,716 shares) and May of 2017 (1,461 shares) to the extent that the director elected to defer the receipt of any such shares until his or her retirement from the Board. To the extent a director did not defer the stock award, it is not included in the table and the shares have already been issued to the director. Each director was given the option, prior to the beginning of the year of grant, to receive the shares subject to the upcoming annual grant either at the time of grant, or to defer receipt of the shares until he or she retires from the Board.

(d)	The increase in pension value for Mr. Batkin is due to one less year of discounting from the expected payable date (age 72), and a decrease in the discount rate used for computing benefits from 3.61% to 3.34%, and reflects his actual retirement from the Board during 2017. The actual pension benefits to be provided to Mr. Batkin were not increased in 2017. As is discussed in more detail in the following pages, in 2003 the Company eliminated its director pension plan on a going-forward basis, such that directors joining the board after that time would not be eligible to participate in the pension plan. However, directors serving on the Board at the time that the pension plan was eliminated were given the ability to (i) either continue to accrue benefits under the director pension plan or instead to elect, effective as of specified dates ranging from May 1, 2003 through May 1, 2006, to start receiving stock options under the 2003 Stock Option Plan for Non-Employee Directors (the “2003 Director Option Plan”) and (ii) to the extent that a director opted into participation in the 2003 Director Option Plan, to have their accumulated benefits under the pension plan converted into stock units under the Deferred Compensation Plan for Non-employee directors (the “Deferred Plan”). All of the Company’s other current directors who were directors at the time of this transition opted into the 2003 Director Option Plan in 2003 and elected to convert their balance in the director pension plan into deferred stock units under the Deferred Plan. As such, other than Mr. Batkin, no directors will receive any pension benefits and none of these directors accrued any such benefits during 2017.

This column does not include interest earned on balances held in directors’ interest accounts under the Deferred Plan. Such interest accrues based on the five-year treasury bill rate.

(e)	Comprises (i) deemed dividends which are paid on outstanding balances in stock unit accounts under the Deferred Plan and (ii) deemed dividends paid on annual stock awards which have been deferred. Balances deferred by directors into the stock unit account track the performance of the Company’s common stock. Also includes the Company’s matching charitable contribution of up to $5,000 per director per fiscal year. An aggregate of $32,500 was paid by the Company in fiscal 2017 in director matching contributions.

(f)	These directors retired from the Board effective at the 2017 annual meeting of shareholders. As such, they did not receive the annual stock grant that was made at the 2017 annual meeting for continuing directors.

Current Director Compensation Arrangements

All members of the Board who are not otherwise employed by the Company (“non-employee directors”) received a base retainer of $95,000 per year for their Board service in fiscal 2017. The Chair of the Audit Committee received an additional retainer of $40,000 for her service as Chair of this committee in fiscal 2017. The Chairs of the Compensation Committee and the Finance Committee received an additional retainer of $35,000 and $30,000, respectively, for service as Chair of their respective committee in fiscal 2017. The Chair of the Nominating, Governance and Social Responsibility Committee received an additional retainer of $20,000 for her service as Chair of such committee in fiscal 2017. The Company’s Lead Independent Director receives an additional retainer of $35,000 per year for serving in that role. Non-employee directors also received an annual committee membership retainer if they are not chair of the applicable committee of $20,000 for serving on the Audit Committee, $15,000 for serving on the Compensation Committee, and $7,500 for serving on either of the Finance Committee and/or the Nominating, Governance and Social Responsibility Committee. No meeting fees were paid for attendance at meetings of the full Board or committees.

Beginning in 2006, the Company shifted to stock awards, instead of stock options, to provide equity compensation to its non-employee directors. As part of the implementation of this policy, the Company terminated the 2003 Stock Option Plan for Non-Employee Directors (which is described below) effective as of December 31, 2005. Under its new program, the Company anticipates issuing to each non-employee director, in May of every year, that number of shares of Common Stock which have a set fair market value (based on the fair market value of the Common Stock on the date of grant). In fiscal 2017, the director stock grants had grant date fair market values of $145,000. These shares are immediately vested, but the Board has adopted stock ownership guidelines which mandate that Board members may not sell any shares of the Company’s Common Stock which they hold, including shares which are obtained as part of this yearly stock grant, until they own shares of Common Stock with an aggregate market value equal to at least $475,000 (which is equivalent to five times the annual Board retainer). Board members are permitted to sell shares of Common Stock they hold with a value in excess of $475,000, as long as they continue to hold at least $475,000 worth of Common Stock.

Pursuant to the Deferred Compensation Plan for non-employee directors (the “Deferred Plan”), which is unfunded, non-employee directors may defer some or all of the annual Board retainer and meeting fees into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common

Hasbro, Inc. | Compensation of Directors (Continued)	75

Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each non-employee director’s stock unit account as of the end of the quarter in which the dividend was paid. Non- employee directors may also defer any portion of their retainer and/or meeting fees into an interest account under the Deferred Plan, which bears interest at the five-year treasury rate.

The Company makes a deemed matching contribution to a director’s stock unit account under the Deferred Plan equal to 10% of the amount deferred by the director into the stock unit account, with one-half of such Company contribution vesting on December 31st of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31st, provided that the participant remains a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

The Company also offers a matching gift program for its Board members pursuant to which the Company will match charitable contributions, up to a maximum yearly Company match of $5,000, made by Board members to qualifying non-profit organizations and academic institutions.

Former Director Compensation Arrangements In Which Certain Directors Participate or Under Which Directors Previously Received Awards

Under the Hasbro, Inc. Retirement Plan for Directors (the “Retirement Plan”), which is unfunded, each non- employee director who was serving on the Board prior to May 13, 2003 (and who was not otherwise eligible for benefits under the Company’s Pension Plan), has attained the age of sixty-five and completed five years of service on the Board was entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director’s seventy-second birthday, the annual benefit continues for the life of the director. If a director retires between the ages of sixty- five and seventy-two, the number of annual payments will not exceed the retired director’s years of service. Upon a Change of Control, as defined in the Retirement Plan, participating directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

Directors appointed to the Board on or after May 14, 2003, the date that the Company’s shareholders approved the Company’s former 2003 Stock Option Plan for Non-Employee Directors (the “2003 Director Plan”) were not eligible to participate in the Retirement Plan, and automatically participated in the 2003 Director Plan prior to its termination on December 31, 2005. The benefits of the 2003 Director Plan replaced the benefits of both the Retirement Plan and the Company’s previous 1994 Stock Option Plan for Non-Employee Directors (the “1994 Director Plan”). Non-employee directors who were serving on the Board prior to May 13, 2003, and thus were participating in the Retirement Plan, and who were not scheduled to retire at the end of their current term in office as of the time of approval by shareholders of the 2003 Director Plan, were given the opportunity to elect to participate in the 2003 Director Plan effective on either May 14, 2003, May 1, 2004, May 1, 2005 or May 1, 2006. Directors who were serving on the Board prior to May 13, 2003 and who did not elect to participate in 2003 Director Plan on one of these dates continued to participate in the Retirement Plan in accordance with its terms. Directors serving as of May 13, 2003 who elected to participate in the 2003 Director Plan stopped accruing further years of service under the Retirement Plan and did not have their benefits under the Retirement Plan adjusted for changes in the annual retainer following the effective date of their participation in the 2003 Director Plan.

The Company’s 2003 Director Plan, which was approved by the Company’s shareholders at the 2003 Annual Meeting of Shareholders (the “2003 Meeting”), replaced the benefits of the Retirement Plan and the 1994 Director Plan. The 2003 Director Plan was cancelled effective December 31, 2005 and no further grants are being made under the 2003 Director Plan, provided, however, that options previously granted under the 2003 Director Plan continue in effect in accordance with their terms.

76	Compensation of Directors (Continued) | Hasbro, Inc.

EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 31, 2017, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units, performance shares or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by shareholders(1)	4,307,040(2)	$62.12	5,820,360(4)
Equity compensation plans not approved by shareholders	0	—	0
Total	4,307,040(2)	$62.12	5,820,360(4)
(1)	The only shareholder approved plan which was in effect as of December 31, 2017 was the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”).

The 2003 Stock Option Plan for Non-Employee Directors (the “2003 Director Plan”) was terminated effective as of December 31, 2005. Although no further awards may be made under the 2003 Director Plan, awards outstanding at the time of plan termination continue in effect in accordance with the terms of the award.

Included in shares which may be issued pursuant to outstanding awards is the target number of shares subject to outstanding contingent stock performance awards under the 2003 Plan. The actual number of shares, if any, which will be issued pursuant to these awards may be higher or lower than this target number based upon the Company’s achievement of the applicable performance goals over the performance periods specified in these awards. Also included in shares to be issued pursuant to outstanding awards are shares granted to outside directors in May of 2006 through 2017 (as part of the yearly equity grant to outside directors) to the extent that such directors deferred receipt of those shares until they retire from the Board.

(2)	Comprised of 2,579,094 shares subject to outstanding option awards, 899,202 shares subject to outstanding contingent stock performance awards (reflecting such awards at their target numbers), 693,734 shares subject to outstanding restricted stock unit awards and 135,010 shares subject to deferred stock awards.

(3)	The weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units and performance-based stock awards, which do not have an exercise price.

(4)	All such shares are eligible for issuance as contingent stock performance awards, restricted stock or deferred restricted stock, or other stock awards under the 2003 Plan.

Hasbro, Inc. | Equity Compensation Plans	77

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 7, 2018 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock. There were 125,123,299 shares of Common Stock outstanding on March 7, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group (“Vanguard”) (1)	12,655,504	10.1%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Alan G. Hassenfeld (2)	9,439,476	7.5%
Hassenfeld Family Initiatives LLC 101 Dyer Street, Suite 401 Providence, Rhode Island 02903
BlackRock, Inc. (“BlackRock”) (3)	8,645,127	6.9%
55 East 52nd Street New York, New York 10055
(1)	Includes 159,801 shares over which Vanguard has sole power to vote or to direct the vote, and 12,469,807 shares over which Vanguard has sole power to dispose or direct the disposition. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the Securities and Exchange Commission with respect to holdings of the Company’s Common Stock as of December 31, 2017.

(2)	Includes 3,357,831 shares held as one of the trustees of trusts for the benefit of family members and/or Mr. Hassenfeld, 5,293,064 shares held as sole trustee of trusts for Mr. Hassenfeld’s benefit and 24,521 shares the receipt of which is deferred until Mr. Hassenfeld retires from the Board. Also includes 759,441 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and one of the directors. Mr. Hassenfeld disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein. This information is based upon information furnished by the shareholder or contained in filings made with the Securities and Exchange Commission.

(3)	BlackRock has sole power to vote or to direct the vote of 7,183,824 shares and sole power to dispose or direct the disposition of all 8,645,127 shares. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the Securities and Exchange Commission with respect to holdings of the Company’s Common Stock as of December 31, 2017.

78	Voting Securities and Principal Holders Thereof | Hasbro, Inc.

Security Ownership of Management

The following table sets forth information, as of March 7, 2018, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each current director of the Company or nominee for election to the Board, each Named Executive Officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Name of Director, Nominee or Executive Officer(1)	Amount and Nature of Beneficial Ownership(#)	Percent of Class (%)
Kenneth A. Bronfin(2)	31,848	*
Michael R. Burns	6,198	*
Hope F. Cochran	3,055	*
Crispin H. Davis(3)	6,555	*
Stephen J. Davis(4)	85,521	*
John A. Frascotti(5)	174,841	*
Lisa Gersh(6)	41,187	*
Brian D. Goldner(7)	2,109,015	1.7
Alan G. Hassenfeld(8)	9,439,476	7.5
Tracy A. Leinbach(9)	27,347	*
Edward M. Philip(10)	84,516	*
Richard S. Stoddart(11)	14,406	*
Deborah M. Thomas(12)	135,392	*
Wiebe Tinga(13)	111,321	*
Mary Beth West	3,055	*
Linda K. Zecher(14)	12,818	*
All Directors and Executive Officers as a Group (includes 20 persons)(15)	12,549,489	9.9
*	Less than one percent.

(1)	Information in this table is based upon information furnished by each director and executive officer. There were 125,123,229 shares of Common Stock outstanding on March 7, 2018.

(2)	Comprised of 27,404 shares the receipt of which is deferred until Mr. Bronfin retires from the Board as well as 4,444 shares deemed to be held in Mr. Bronfin’s stock unit account under the Deferred Plan.

(3)	Comprised of 3,738 shares the receipt of which is deferred until Mr. Davis retires from the Board as well as 2,817 shares deemed to be held in Mr. Davis’ stock unit account under the Deferred Plan.

(4)	Includes currently exercisable options and options exercisable within sixty days of March 7, 2018 to purchase an aggregate of 46,743 shares.

(5)	Includes currently exercisable options and options exercisable within sixty days of March 7, 2018 to purchase an aggregate of 71,886 shares and 19,200 shares held jointly with his wife.

(6)	Includes 19,674 shares the receipt of which is deferred until Ms. Gersh retires from the Board and 19,096 shares deemed to be held in Ms. Gersh’s stock unit account under the Deferred Plan.

(7)	Includes currently exercisable options and options exercisable within sixty days of March 7, 2018 to purchase an aggregate of 1,034,396 shares, 57,787 restricted stock units, which are payable in shares to Mr. Goldner upon Mr. Goldner’s retirement from the Company and 959,027 shares held by the Brian D. Goldner Trust. Does not include 29,588 shares held by the Barbara S. Goldner Trust (Mr. Goldner’s wife’s trust), of which shares Mr. Goldner disclaims beneficial ownership.

(8)	See note (2) to the immediately preceding table.

(9)	Includes 10,369 shares the receipt of which is deferred until Ms. Leinbach retires from the Board.

(10)	Comprised of 34,948 shares the receipt of which is deferred until Mr. Philip retires from the Board and 49,568 shares deemed to be held in Mr. Philip’s stock unit account under the Deferred Plan.

(11)	Comprised of 7,598 shares the receipt of which is deferred until Mr. Stoddart retires from the Board and 6,808 shares deemed to be held in Mr. Stoddart’s stock unit account under the Deferred Plan.

(12)	Includes currently exercisable options and options exercisable within sixty days of March 7, 2018 to purchase 42,112 shares.

(13)	Includes currently exercisable options and options exercisable within sixty days of March 7, 2018 to purchase 64,052 shares.

Hasbro, Inc. | Voting Securities and Principal Holders Thereof (Continued)	79

(14)	Comprised of 6,758 shares the receipt of which is deferred until Ms. Zecher retires from the Board and 6,060 shares deemed to be held in Ms. Zecher’s stock unit account under the Deferred Plan.

(15)	Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 11,741,848 shares and have shared voting and/or dispositive power with respect to 807,641 shares. Includes 1,387,365 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days of March 7, 2018; 135,010 shares deemed to be held in director stock unit accounts under the Deferred Plan; 154,126 shares the receipt of which has been deferred by directors until they retire from the Board and 57,787 vested restricted stock units held under the Restated 2003 Stock Incentive Performance Plan.

80	Voting Securities and Principal Holders Thereof (Continued) | Hasbro, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the United States Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the United States Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on review of the copies of such reports furnished to the Company and certain written representations made by directors and executive officers that no other reports were required during the last fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with in a timely manner during fiscal 2017.

Hasbro, Inc. | Section 16(A) Beneficial Ownership Reporting Compliance	81

PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR (Proposal No. 3)

The Audit Committee has selected KPMG LLP (“KPMG”), independent registered public accounting firm, to perform the integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company for the fiscal year ending December 30, 2018 (“Fiscal 2018”), and the Company’s Board has ratified this selection. A representative of KPMG is expected to be present at the Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

The Board is submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2018 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting the Company’s independent registered public accounting firm and makes the selection it deems best for the Company and the Company’s shareholders. As such, the failure by the shareholders to ratify the selection of the independent registered public accounting firm made by the Audit Committee will not require the Audit Committee to alter its decision. Similarly, ratification of the selection of KPMG as the independent registered public accounting firm does not limit the Committee’s ability to change this selection in the future if it deems appropriate. The Report of the Audit Committee following this proposal contains a discussion of the factors considered by the Audit Committee in selecting the independent registered public accounting firm.

In connection with submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2018 to the shareholders for their ratification the Audit Committee notes:

•	The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed KPMG LLP as the Company’s independent external auditor for Fiscal 2018.

•	Peat, Marwick, Mitchell & Co. was retained by the Company as its external auditor and issued an auditors’ report in connection with the Company’s initial public offering of stock in 1968. KPMG was formed in 1987 when Peat Marwick International and Klynveld Main Goerdeler merged along with their respective member firms. As such, KPMG, or a predecessor firm of KPMG, has been retained as the Company’s external auditor since at least 1968.

•	The Audit Committee is responsible for approval of the audit fees associated with the Company’s retention of KPMG.

•	In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

•	In conjunction with the mandated rotation of KPMG’s lead engagement partner for the Company, the Audit Committee and its Chair are involved in reviewing and considering the selection of the replacement lead engagement partner.

•	The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s external auditor is in the best interests of the Company and its investors.

Approval

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the ratification of the selection of KPMG is required for approval. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

82	Proposal to Ratify the Selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the 2018 Fiscal Year (Proposal No. 3) | Hasbro, Inc.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board (the “Audit Committee”) is comprised solely of non-employee directors, each of whom has been determined by the Board to be independent under the Company’s Standards for Director Independence and the requirements of The NASDAQ Stock Market’s corporate governance listing standards.

All five of the Audit Committee members possess significant financial, business and accounting expertise. Ms. Cochran, Chair of the Committee, joined the Madrona Venture Group as a partner in 2017. Prior to that Ms. Cochran served in senior finance positions with several companies, most recently as Chief Financial Officer of King Digital Entertainment plc from 2013 to 2016, and as Chief Financial Officer of Clearwire, Inc. prior to that. Ms. Gersh has served in senior operating and executive positions with several media and brand-driven companies. Currently Ms. Gersh is Chief Executive Officer of Alexander Wang. Prior to that Ms. Gersh served as President and Chief Executive Officer of Goop, Inc., and prior thereto as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc. from 2003 to 2006. Prior thereto her twenty-one year career with Ryder included multiple senior operating and financial roles, including service as controller and chief financial officer of several of Ryder’s subsidiaries. Mr. Stoddart currently serves as President and Chief Executive Officer of InnerWorkings, Inc. Prior to that Mr. Stoddart served as President of Leo Burnett North America from 2005 to 2013, as Chief Executive Officer of Leo Burnett North America from 2013 to 2016, and as Chief Executive Officer of Leo Burnett Worldwide from 2016 through 2017. Ms. Zecher has over thirty-five years of business and operating experience across a number of companies and industries, culminating most recently in her role as President and Chief Executive Officer of Houghton Mifflin Harcourt Company from 2011 to 2016.

The Audit Committee operates under a written charter, which is available on the Company’s website (www.hasbro.com) under “Corporate — Investor Relations — Corporate Governance — Committee Charters”. Under the charter, the Audit Committee’s primary purpose is to:

•	Appoint the independent registered public accounting firm (hereafter referred to as the independent auditors) and oversee the independent auditors’ work; and

•	Assist the Board in its oversight of the:

•	Integrity of the Company’s consolidated financial statements and financial reporting;

•	Company’s compliance with legal and regulatory requirements;

•	Company’s system of internal controls;

•	Company’s significant financial and other risks and exposures;

•	Independent auditors’ qualifications and independence; and

•	Performance of the Company’s internal audit function and independent auditors.

In carrying out these responsibilities the Audit Committee reviews all earnings releases and quarterly and annual financial reports prepared by management, and discusses such releases and reports with management, prior to their issuance and filing with the United States Securities and Exchange Commission (SEC). The Audit Committee supervises the relationship between the Company and the independent auditors and has direct responsibility for the appointment and compensation of the independent auditors, as well as for reviewing and approving the scope of the audit and all audit and permitted non-audit services.

The Committee met eleven times during 2017. Many of the Committee’s meetings include executive sessions in which the Committee meets separately with the independent auditors, the Company’s Head of Internal Audit and with other members of the Company’s management.

As part of its oversight function, the Audit Committee discusses with the Company’s internal auditor and independent auditors, with and without management present, the overall scope and plans for their respective audits, and the Committee approves such audit plans. The Audit Committee reviews the Company’s programs and key initiatives to implement and maintain effective internal controls over financial reporting and disclosure controls, including the Company’s code of conduct. The Audit Committee maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, as well as a policy regarding the hiring of former employees of the independent auditor.

The Audit Committee assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors, internal legal and compliance personnel and the independent auditors the

Hasbro, Inc. | Report of the Audit Committee of the Board of Directors	83

Company’s significant financial and other risks and exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

The Audit Committee meets with the Company’s head of internal audit, and with the independent auditors, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to their filing with the SEC. The Audit Committee also discusses with management, on a quarterly basis, management’s evaluation of the Company’s internal controls over financial reporting and disclosure controls.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. In selecting the independent auditor the Audit Committee reviews the recent and historical performance of the current independent auditors and their expertise and capability in handling the types and breadth of issues facing the Company and the geographic reach of the Company’s business, discusses with management their view on the performance of the auditor, reviews and discusses the results of the most recent Public Company Accounting Oversight Board (United States) (PCAOB) and peer reviews of the current independent auditor, as well as any significant regulatory or legal proceedings involving the independent auditor, considers the tenure of the independent auditors, including the benefits from knowledge gained by the auditors of the Company’s business over time, reviews the reasonableness of the independent auditors’ fees, discusses alternate potential choices for independent auditor and considers the relative merits of retaining the current independent auditor as compared to appointing another independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent audit firm. The Audit Committee is directly responsible for approving the fees of the independent auditors and in doing so they review fee benchmarking information regarding audit and non-audit fees paid by multinational companies which are comparable in terms of size, complexity, and type of financial and accounting issues to the Company. When the audit engagement partner is due to rotate off of the Company’s audit team following five years of service, the Audit Committee and its Chair meet with the potential candidates within the independent auditors to replace the audit engagement partner and the Committee is involved in reviewing and considering the selection of the audit engagement partner to ensure the Company receives the highest quality replacement.

While the Audit Committee selects the independent auditors and oversees their work, the independent auditors are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting and issuing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and an opinion as to the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017 and the Company’s report on the effectiveness of internal controls over financial reporting as of December 31, 2017, as well as the independent auditors’ audit of those financial statements and the Company’s internal controls over financial reporting. The Audit Committee has also reviewed and discussed with the independent auditors the matters required to be discussed by the PCAOB and the SEC. In addition, the Audit Committee discussed with the independent auditors the audit and permitted non-audit services they provide to the Company and any other matters that might impact their independence from management, the Audit Committee has determined that the approved non-audit services being provided by the independent auditor do not impact the auditor’s independence, and the Audit Committee has received from the independent auditors the written disclosures and letters required by the applicable requirements of the PCAOB.

Based on its review and discussions with management and the independent auditors referred to in the preceding paragraph and the other oversight actions discussed above, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited consolidated financial statements for the fiscal year ended December 31, 2017 in the Company’s Annual Report on Form 10-K for filing with the SEC. The Audit Committee has also selected, and the Board has approved the selection of, KPMG LLP as the independent auditor for Fiscal 2018.

Report issued by the members of the Audit Committee as of the 2017 fiscal year end.

Hope F. Cochran (Chair)

Lisa Gersh

Tracy A. Leinbach

Richard S. Stoddart

Linda K. Zecher

84	Report of the Audit Committee of the Board of Directors (Continued) | Hasbro, Inc.

ADDITIONAL INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audits of the Company’s annual consolidated financial statements and effectiveness of internal control over financial reporting for fiscal 2017 and 2016, as well as fees for other services rendered by KPMG to the Company during fiscal 2017 and 2016.

	2017	2016
Audit Fees(1)	$6,535,000	$5,332,000
Audit-Related Fees(2)	$459,000	$1,048,000
Tax Fees(3)	$1,062,000	$828,000
All Other Fees	—	$—

Total Fees	$8,056,000	$7,208,000
(1)	Audit Fees consist of services related to the integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting. Audit fees also include consultations on accounting and reporting matters, as well as services generally only the independent auditor can reasonably be expected to provide, such as statutory audits and services in connection with filings with the United States Securities and Exchange Commission.

(2)	Audit-Related Fees consist of fees for audits of financial statements of employee benefit plans, accounting and reporting consultations and due diligence procedures, and agreed upon procedures reports.

(3)	Tax Fees consist primarily of fees for tax compliance services, such as assistance with the preparation of tax returns and in connection with tax examinations, as well as fees for other tax consultations rendered to the Company.

The Audit Committee has considered whether the provision of the approved non-audit services by KPMG is compatible with maintaining KPMG’s independence and has concluded that the provision of such services is compatible with maintaining KPMG’s independence.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Consistent with the rules and regulations of the United States Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, approving compensation for and overseeing the services of the independent registered public accounting firm (hereafter referred to as the independent auditors). In fulfilling this responsibility the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be provided by the independent auditors.

Prior to engagement of the independent auditor for the fiscal year, management of the Company submits to the Audit Committee for the Audit Committee’s pre-approval:

•	A description of, and estimated costs for, the proposed audit services to be provided by the independent auditors for that fiscal year.

•	A description of, and estimated costs for, the proposed non-audit services to be provided by the independent auditors for that fiscal year. These non-audit services are comprised of permissible audit-related, tax and other services, and descriptions and estimated costs are proposed for these permissible non-audit services.

Audit and permissible non-audit services which are pre-approved by the Audit Committee pursuant to this review may be performed by KPMG during the fiscal year. During the course of the year management periodically reports to the Audit Committee on the audit and non-audit services which are being provided to the Company pursuant to these pre-approvals.

In addition to pre-approving all audit and permissible non-audit services at the beginning of the fiscal year, the Audit Committee has also instituted a procedure for the consideration of additional services that arise during the course of the year for which the Company desires to retain KPMG. For individual projects with estimated fees of $75,000 or less which have not previously been pre-approved by the Audit Committee, the Chair of the Audit Committee is authorized to pre-approve such services. The Chair of the Committee reports any services which are pre-approved in this manner to the full Audit Committee at its next meeting. Any proposed additional projects with an estimated cost of more than $75,000 must be pre-approved by the full Audit Committee prior to the engagement of KPMG.

Hasbro, Inc. | Additional Information Regarding Independent Registered Public Accounting Firm	85

SHAREHOLDER PROPOSAL (Proposal No. 4) – PROPOSED AMENDMENTS TO THE COMPANY’S CLAWBACK POLICY

The following shareholder proposal, which is opposed by the Company’s Board of Directors, and supporting statement were submitted to the Company for inclusion in this Proxy Statement by the Comerica Bank & Trust, National Association, c/o Comerica Taft-Hartley Services, 411 West Lafayette Boulevard, Detroit, MI 48226, as Trustee of the Trowel Trades Large Cap Equity Index Fund (the “Proponent”).    The Proponent has represented to the Company that it has held more than $2,000 worth of the Company’s common stock for more than one year and that it plans to present the proposal to the Company’s shareholders for their consideration at the Annual Meeting. The following is the text of the shareholder proposal and supporting statement as it was submitted to the Company.

“RESOLVED: Shareholders of Hasbro, Inc. urge the Board of Directors’ Compensation Committee to amend Hasbro’s compensation clawback policy, as applied to senior executives, to add that the Committee will review and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, certain conduct resulted in a violation of law or Hasbro policy and caused financial or reputational harm to Hasbro, and if a senior executive either engaged in the conduct or failed in his or her responsibility to manage or monitor conduct or risks, with Hasbro to disclose to shareholders the circumstances of any recoupment or decision not to pursue recoupment in these situations.

“Recoupment” includes both recovery of compensation already paid and forfeiture, recapture, reduction or cancellation of future amounts awarded or granted over which Hasbro retains control. This policy should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

SUPPORTING STATEMENT:

As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We agree with former GE general counsel Ben Heineman Jr. that recoupment policies are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http//:blogs.law.harvard.edu/corpgov/2010/08/13 making-sense-out-of-clawbacks/)

Hasbro’s current clawback policy allows recoupment of certain incentive pay from a corporate officer if financial results are required to be restated due to material noncompliance with any financial reporting requirement.

In our view, a recoupment policy that is limited to accounting and financial reporting noncompliance is too narrow.

We view recoupment as an important remedy for other kinds of conduct that may not lead to a restatement, but may nonetheless harm Hasbro’s reputation and prospects, as well as its shareholders. We also believe a clawback policy should apply without regard to “materiality,” an element of the current policy.

The reason for a stronger policy is illustrated by the political and reputational risks Hasbro is incurring from its association with what a USA Today investigation called “modern-day indentured serv[itude]” in the Los Angeles and Long Beach port trucking industry. https://www.usatoday.com/pages/interactives/news/rigged-forced-into-debt-worked-past-exhaustion-left-with-nothing/. The report documented how truck drivers, including those moving products destined for Hasbro stores, are pressured to violate hours of service standards, pay for their own insurance, repairs, and fuel, and to sign “lease-to-own” agreements that do not allow them to keep their trucks or recover their investments if they quit or are fired. The report prompted four U.S. Senators to write to Hasbro asking about its knowledge of labor violations in the port trucking industry and its plans to cut ties with offending companies.

As a retail company Hasbro should not find itself and its products associated with such practices. Compensation incentives should be structured to address such concerns.

RESPONSE OF THE HASBRO, INC. BOARD OF DIRECTORS—YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

86	Shareholder Proposal (Proposal No. 4) – Proposed Amendments to the Company’s Clawback Policy | Hasbro, Inc.

We believe this proposal is not in the best interests of Hasbro’s shareholders for the following reasons.

First, Hasbro was not involved in the conduct alleged in the USA Today investigation, and suggesting that we were in any way involved is incorrect and unfairly harms our reputation. Following the publication of the article four United States Senators (Sherrod Brown, Elizabeth Warren, Dianne Feinstein and Kamala Harris) reached out to Hasbro concerning the investigation. We responded to the Senators as follows:

•	Hasbro has no contracts with port trucking companies that require their employees to participate in lease-to-own truck programs, and

•	Prior to the publication of the USA Today investigation, Hasbro was not aware of any complaints regarding labor abuses from truck drivers in our supply chain.

As we expressed to the Senators in our response, when consumers choose Hasbro products it’s an act of trust that those products are manufactured and distributed safely, under fair labor conditions, and without ethical compromise. We combine industry best practices, strategic partnerships, and strict auditing standards to respect the safety, well-being, and dignity of workers in our supply chain, including workers of third parties with whom we do business. To make this happen, we work in partnership with third-party factories and licensees, and, in the area of logistics and transportation, with ocean carrier and trucking third parties. We require adherence with Hasbro’s requirements in key areas, including wages, health and safety, and prohibit the use of forced or child labor, and we require compliance with all applicable laws. We note that even if the revised clawback policy advocated by the Proponent had been in place, there would have been no recoupment of compensation with respect to the matters reported in the USA Today investigation, as no officer or employee of Hasbro was in any way involved in them.

Hasbro has been recognized as a global leader in Corporate Social Responsibility and Environmental, Social and Governance (“ESG”) practices. We are honored to have been named, for the past seven consecutive years, as a World’s Most Ethical Company by the Ethisphere Institute, including being one of only two companies globally in our sector to be named to the 2018 World’s Most Ethical Companies’ list. We have also been named, for the past six consecutive years, to the 100 Best Corporate Citizens list by CR Magazine and we are currently ranked #1 on the 2017 100 Best Corporate Citizens list, out of the Russell 1000 U.S. publicly-listed companies.

Second, we require strict adherence to all applicable laws, and to Company policies, by all of our officers and employees worldwide, as set forth in our Code of Conduct. In the rare situations where an officer or employee does not comply with legal requirements or Company policies they are subject to a range of sanctions, up through and including termination of their employment with Hasbro. Sanctions can also include reductions in, or losses of, unpaid bonuses and future equity grants. Further, in the event a person is terminated for cause they can lose existing unvested equity awards. Beyond Company sanctions, if an officer or employee engages in illegal conduct they may also be prosecuted criminally by the legal authorities. We believe these sanctions, including termination of employment in the case of serious violations, are the primary way for us to discipline officers and employees for failure to comply with legal and ethical standards.

A clawback policy is different from other employment sanctions in that its purpose is to recoup compensation that has already been paid to an officer or employee in connection with their past service to the Company. Taking back compensation that has already been paid to someone is a draconian measure, but one we support under the right circumstances. Our clawback policy, which was adopted in 2012, allows us to recoup incentive-based compensation from (i) all of our executive officers, regardless of whether or not they were at fault, as well as (ii) other employees who committed negligence, misconduct, wrongdoing or a violation of the Company’s rules or applicable legal requirements. The policy applies if the Company is required to restate its financial results due to a material non-compliance with financial reporting requirements, and allows us to recoup the excess of the incentive compensation paid to the officer or the employee over what the compensation would have been if the financial statements and financial performance of the Company were correctly reported. We note that this framework, namely applying recoupment to situations in which the Company is required to restate its financial results due to a material non-compliance with financial reporting requirements, is the approach that was proposed by the Securities and Exchange Commission in its 2015 proposed rules on clawback policies. Further, under our clawback policy, if an officer or employee is found to have committed a willful, knowing or intentional violation of law or the Company’s policies, or fraud, we can seek recovery of 100% of the incentive compensation earned by that person in the prior three years. We believe this approach is appropriate.

Setting aside that the shareholder proposal was prompted by an article that incorrectly attributed wrongdoing to Hasbro, and that unfairly damaged our reputation, if we look at the substance of the proposed changes to the clawback policy on their own we believe they are inappropriate for a number of reasons. In particular, we focus below on three aspects of the proposal that we think are particularly problematic and that we do not support.

Hasbro, Inc. | Shareholder Proposal (Proposal No. 4) – Proposed Amendments to the Company’s Clawback Policy (Continued)	87

First, the Proponent states that the clawback policy should apply “without regard to “materiality,” an element of the current policy”. As we interpret that proposal, it means that the Company could seek to take back incentive compensation previously earned by an officer if that person is found to have committed an immaterial violation of Company policy. Any violation of Company policy, no matter how minor, would be dealt with promptly and appropriately. But we believe it is extreme and inappropriate to provide that an immaterial violation of Company policy would or could be pursued through the clawback of previously earned compensation.

Second, the Proponent states that the clawback policy should require “Hasbro to disclose to shareholders the circumstances of any recoupment or decision not to pursue recoupment”. By way of example, assume that the Company determines that a particular officer has breached a Company policy. The Company would fully investigate the matter, would determine the disciplinary action to take with respect to that person, and would promptly take that action. That disciplinary action could involve financially penalizing the officer, noting the misbehavior in their employment records, lessening their ability to gain further advancement, or potentially even terminating their employment. We believe the proposal on its face then requires the Company to publicly report whether or not it is seeking recoupment of compensation from that person. To be contextually meaningful, that would require publicly reporting the alleged misconduct and the elements of the disciplinary employment action, and why the Company is or isn’t seeking recoupment of past incentive compensation as a component of that disciplinary action. Companies do not, in our experience, publicly report disciplinary employment actions for a number of reasons, including that doing so is highly likely to result in litigation against the Company. We see nothing in the proposal limiting this public reporting requirement to situations that are otherwise public (we note that is a reason why our clawback policy applies to situations in which an accounting restatement occurs, which would be publicly reported) or in situations where publicly reporting may violate privacy or other legal requirements or create liability for the Company, liability that could ultimately harm the value held by shareholders.

Third, we note that the Proponent is asking that the clawback policy apply not just to financial harm to the Company, but also reputational harm. Our corporate reputation has been built over decades of responsible behavior and we view it as one of our greatest assets, an asset we work very hard to protect. Officers and employees who act in a manner that damages our reputation in any way are disciplined promptly and appropriately. But measuring reputational damage, as opposed to financial damage, in dollars and proving the amount of such damage in court can be extremely difficult. As a result, we believe legally enforcing a clawback of past compensation based upon purely reputational damage, without establishing more, could be highly problematic. This is another reason why our existing clawback policy was drafted to cover situations in which the financial statements were materially incorrect, resulting in excess incentive compensation payouts that are objectively determinable and therefore we believe much more enforceable.

FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

Vote required.

Approval of the proposal would require the affirmative vote of a majority of all shares present (in person or by proxy) and entitled to vote at the Meeting to be approved. Abstentions and broker non-votes are each counted as present for purposes of establishing a quorum at the Meeting. Abstentions are also considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

88	Shareholder Proposal (Proposal No. 4) – Proposed Amendments to the Company’s Clawback Policy (Continued) | Hasbro, Inc.

OTHER BUSINESS

Management knows of no other matters that may be presented to the Meeting. However, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

In accordance with a notice sent to certain street name shareholders of our Common Stock who share a single address, only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials for the year ended December 31, 2017 is being sent to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of the Notice of Internet Availability of the Proxy Materials, the Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2017, he or she may contact Debbie Hancock, Vice President of Investor Relations, Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode Island 02861, phone (401) 431-8697, and we will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact our Investor Relations Department using the above contact information if he or she would like to receive separate Notices of the Internet Availability of Proxy Materials or proxy statements and annual reports in the future. If you are receiving multiple copies of our Notice of Internet Availability of the Proxy Materials, annual report or proxy statement, you may request householding in the future by contacting the Investor Relations Department using the above contact information.

COST AND MANNER OF SOLICITATION

The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith. The Company has also retained Morrow Sodali LLC, 470 West Avenue, Stamford CT 06902 to aid in the solicitation of proxies at an estimated cost of $12,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to use of mail, proxies may be solicited by officers and employees of the Company or of Morrow Sodali LLC in person or by telephone.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to vote by Internet, by telephone or by marking, signing and dating a proxy and returning it in as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

Barbara Finigan

Executive Vice President, Chief Legal Officer and Corporate Secretary

Dated: April 3, 2018

Pawtucket, Rhode Island

Hasbro, Inc. | Other Business Important Notice Regarding Delivery of Shareholder Documents Cost and Manner of Solicitation	89

Appendix A

HASBRO, INC. STANDARDS FOR DIRECTOR INDEPENDENCE

FEBRUARY 2018

The following are the standards that will be employed by the Hasbro, Inc. (the “Company”) Board of Directors in determining issues of director independence pursuant to applicable legal requirements and the rules of The NASDAQ Stock Market. For purposes of these standards (i) the Company is meant to include not only Hasbro, Inc., but all of its subsidiaries and divisions, and (ii) a director’s immediate family is deemed to include the following relationships, whether by blood, marriage or adoption: the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law, or anyone else residing in such person’s home.

•	The Board of Directors (the “Board”) must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization which has a relationship with the Company). The Company will disclose this determination in compliance with all applicable rules and regulations.

•	No director who is an employee (or whose immediate family member is an executive officer) of the Company can be independent until at least three years after such employment or executive officer relationship has ended.

•	No director who is affiliated with or employed by (or whose immediate family member is affiliated or employed in a professional capacity by) a present or former internal or external auditor of the Company can be independent until at least three years after the end of either the affiliation or the employment or auditing relationship.

•	No director can be independent if he or she directly or indirectly receives from the Company any fees or compensation other than that which is related solely to his or her (i) service as a member of the Board or one of its committees, (ii) benefits under a tax-qualified retirement plan or (iii) non-discretionary compensation. A director who accepts any consulting, advisory or other compensatory fees from the Company other than in this connection will not be considered independent. The same prohibition applies with respect to members of a director’s immediate family, with the exclusion of compensation received by an immediate family member as a non-executive officer employee of the Company, which will be considered in making an independence determination, but which does not preclude a determination of independence.

•	No director who (or whose immediate family member) is employed as an executive officer of another entity where any of the Company’s present executives serve on that entity’s compensation committee can be independent until at least three years after the end of such service or employment relationship.

•	No director who is an executive officer, partner, controlling shareholder or an employee (or whose immediate family member is an executive officer, partner or controlling shareholder) of an entity (including a charitable entity) that makes payments to or receives payments from the Company in amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such entity’s consolidated gross revenues, can be independent until three years after falling below such threshold.

•	No director who is performing, or is a partner, member, officer, director or employee of any entity performing, paid consulting, legal, investment banking, commercial banking, accounting, financial advisory or other professional services work (“professional services”) for the Company can be independent until three years after such services have ended.

Additional Relationships to Consider in Determining Director Independence

The following are suggested parameters that the Board has agreed to consider in determining whether a director has a material relationship or affiliation with the Company that would impact a finding of independence. If a director satisfies all of the criteria set forth below it would suggest that the director, absent other contrary considerations, does not have a material relationship with the Company and is independent. If a director fails to satisfy one or more of the criteria set forth below, further Board inquiry and discussion is needed to determine if the director has a material relationship with the Company or may be found independent.

Business and Professional Relationships of Directors and Their Family Members

•	The director is not currently providing personally, and has not provided personally within the past three years, property, goods or services (other than services as a member of the Board or any committees thereof) to the Company or any of its executive officers.

A-1

•	No member of the director’s immediate family is currently providing personally, or has provided personally within the past three years, property, goods or services (other than services as an unpaid intern of the Company) to the Company or any of its executive officers.

•	The director is not currently receiving personally, and has not received personally within the past three years, property, goods or services from the Company. The foregoing requirements do not apply to compensation, services or goods paid or provided to the director solely in connection with the director’s service on the Board or any committees thereof, including $1,000 or less a year in the Company’s products which may be given to the director or one or more of the director’s family members as a director benefit.

•	No member of the director’s immediate family is currently receiving personally, or has received personally within the past three years, property, goods or services from the Company, excluding the de minimus Company product benefit mentioned above. The foregoing requirements do not apply to unpaid internships provided to a member of the director’s immediate family.

•	The director is not an executive officer or employee of any entity to which the Company was indebted at any time within the past three years or which was indebted to the Company at any time within the past three years in an amount that exceeded at the end of any such year the greater of (i) 2% of such entity’s consolidated assets or (ii) $1,000,000.

Compensation

•	Notwithstanding the restriction described above with respect to direct or indirect receipt of consulting, advisory or other compensatory fees other than in connection with Board or committee service, arrangements between the Company and (i) entities affiliated with the director or (ii) immediate family members of the director, which may be deemed to provide a form of indirect compensation to the director, will not result in a loss of status as an independent director provided such relationships do not violate the requirements set forth above.

Charitable Relationships

•	The director is not an executive officer or an employee of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

•	No member of the director’s immediate family is an executive officer of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

Stock Ownership

•	The director’s stock ownership, as determined in accordance with the rules of the SEC as applied to preparation of proxy statements, does not exceed 5% of the Company’s outstanding stock.

Other Family Relationships

•	The director is not related to any other member of the Company’s board of directors or any officer of the Company.

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE SHADED TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m. Eastern Daylight Time, on May 17, 2018.

Vote by Internet • Go to www.investorvote.com/HAS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors For Terms Expiring in 2019 — The Board of Directors recommends a vote FOR all of the nominees listed.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Kenneth A. Bronfin	☐	☐	☐	02 - Michael R. Burns	☐	☐	☐	03 - Hope F. Cochran	☐	☐	☐
	04 - Crispin H. Davis	☐	☐	☐	05 - Lisa Gersh	☐	☐	☐	06 - Brian D. Goldner	☐	☐	☐
	07 - Alan G. Hassenfeld	☐	☐	☐	08 - Tracy A. Leinbach	☐	☐	☐	09 - Edward M. Philip	☐	☐	☐
	10 - Richard S. Stoddart	☐	☐	☐	11 - Mary Beth West	☐	☐	☐	12 - Linda K. Zecher	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3, and AGAINST Proposal 4.

		For	Against	Abstain
2.	The adoption, on an advisory basis, of a resolution approving the compensation of the Named Executive Officers of Hasbro, Inc., as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of the 2018 Proxy Statement.	☐	☐	☐

3.	Ratification of the selection of KPMG LLP as Hasbro, Inc.’s independent registered public accounting firm for fiscal 2018.	☐	☐	☐

		For	Against	Abstain
4.	Shareholder Proposal-Proposed Amendments to the Company’s Clawback Policy.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C AND D ON BOTH SIDES OF THIS CARD.

        02T7UC

Dear Fellow Shareholders:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 11:00 a.m., EDT on Thursday, May 17, 2018, at 1027 Newport Avenue, Pawtucket, Rhode Island. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

Your Vote Matters. Whether or not you plan to attend the 2018 Annual Meeting, it is important that your shares be voted. Please follow the instructions on the other side of this proxy card. You may, of course, attend the 2018 Annual Meeting and vote in person, even if you have previously voted. I am looking forward to seeing you there.

Sincerely,

Brian D. Goldner

Chairman of the Board

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

HASBRO, INC. 1027 Newport Avenue, Pawtucket, RI 02861 Annual Meeting of Shareholders – May 17, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	+

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the “Company”) and hereby appoints each of BRIAN D. GOLDNER and DEBORAH M. THOMAS with full power of substitution, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 17, 2018 at 11:00 a.m., EDT at 1027 Newport Avenue, Pawtucket, Rhode Island, and at any adjournment or postponement thereof.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4, AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK ON REVERSE SIDE AND SIGN AND DATE BELOW AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE.

CONTINUED ON REVERSE SIDE AND TO BE SIGNED BELOW. YOUR VOTE IS IMPORTANT

C	Non-Voting Items

Change of Address — Please print new address below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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